The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
File No. 333-165593
SUBJECT TO COMPLETION, DATED MARCH 22, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 22, 2010)

$

$          % Senior Notes due 2018

$          % Senior Notes due 2020

We are offering $           aggregate principal amount of our     % senior notes (the “2018 notes”) and $           aggregate principal amount of our     % senior notes (the “2020 notes”, and together with the 2018 notes, the “notes”). Interest on the notes is payable on      and      of each year, beginning on     , 2010. The 2018 notes will mature on     , 2018 and the 2020 notes will mature on     , 2020.

At any time on or after     , 2014, we may redeem some or all of the 2018 notes at specified redemption prices. At any time on or after     , 2015, we may redeem some or all of the 2020 notes at specified redemption prices. In addition, prior to     , 2013, we may redeem up to 35% of the notes from the proceeds of certain equity offerings at specified redemption prices. The redemption prices are discussed under the caption “Description of Notes — Optional Redemption.” Prior to     , 2014, during any 12-month period, we may, at our option, redeem up to 10% of the aggregate principal amount of the 2018 notes at a redemption price equal to 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date. In addition, prior to     , 2015, during any 12-month period, we may, at our option, redeem up to 10% of the aggregate principal amount of the 2020 notes at a redemption price equal to 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date.

The notes will be our unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness. The notes will be guaranteed on an unsecured senior basis by certain of our subsidiaries. Upon the occurrence of certain specified changes of control, the holders of the notes will have the right to require us to purchase all or a part of their notes at a repurchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the repurchase date.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Per 2018 Note	Per 2020 Note	Total

Public Offering Price(1)%	%	$
Underwriting Discount %	%	$
Proceeds to Lear (before expenses)%	%	$

(1)	Plus accrued interest, if any from , 2010.

Interest on the notes will accrue from          , 2010 to the date of delivery.

The underwriters expect to deliver the notes to purchasers on or about          , 2010, only in book-entry form through the facilities of The Depository Trust Company.

Joint Book-Running Managers

Citi	J.P. Morgan	Barclays Capital	UBS Investment Bank

Sole Manager

HSBC

          , 2010

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or the accompanying prospectus.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part, the accompanying prospectus dated March 22, 2010, which is part of our Registration Statement on Form S-3, gives more general information, some of which may not apply to this offering.

This prospectus supplement and the information incorporated by reference in this prospectus supplement may add, update or change information contained in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the information contained in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in the accompanying prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus, and in other offering material, if any, or information contained in documents which you are referred to by this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. See “Underwriting.” The information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus or other offering material is accurate only as of the date of those documents or information, regardless of the time of delivery of the documents or information or the time of any sale of the securities.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or the underwriters, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

Unless otherwise stated or the context otherwise requires, as used in this prospectus supplement, references to “Lear,” the “Company,” “us,” “we” or “our” mean Lear Corporation and its consolidated subsidiaries. When we refer to “you” in this prospectus supplement, we mean all purchasers of notes being offered by this prospectus supplement and the accompanying prospectus, whether they are the holders or only indirect owners of those securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “plans,” “expects,” “intends,” “estimates” and similar expressions identify these forward-looking statements. All statements contained or incorporated in this prospectus supplement which address operating performance, events or developments that we expect or anticipate may occur in the future, including statements related to business opportunities, awarded sales contracts, sales backlog and on-going commercial arrangements, or statements expressing views about future operating results, are forward-looking statements. Important factors,

S-ii

risks and uncertainties that may cause actual results to differ from those expressed in our forward-looking statements include, but are not limited to:

•	general economic conditions in the markets in which we operate, including changes in interest rates or currency exchange rates;

•	the financial condition and restructuring actions of our customers and suppliers;

•	changes in actual industry vehicle production levels from our current estimates;

•	fluctuations in the production of vehicles for which we are a supplier;

•	the loss of business with respect to, or the lack of commercial success of, a vehicle model for which we are a significant supplier;

•	disruptions in the relationships with our suppliers;

•	labor disputes involving us or our significant customers or suppliers or that otherwise affect us;

•	the outcome of customer negotiations;

•	the impact and timing of program launch costs;

•	the costs, timing and success of restructuring actions;

•	increases in our warranty or product liability costs;

•	risks associated with conducting business in foreign countries;

•	competitive conditions impacting our key customers and suppliers;

•	the cost and availability of raw materials and energy;

•	our ability to mitigate increases in raw material, energy and commodity costs;

•	the outcome of legal or regulatory proceedings to which we are or may become a party;

•	unanticipated changes in cash flow, including our ability to align our vendor payment terms with those of our customers;

•	our ability to access capital markets on commercially reasonable terms;

•	further impairment charges initiated by adverse industry or market developments;

•	our anticipated future performance, including, without limitation, our ability to maintain or increase revenue and gross margins, control future operating expenses and make necessary capital expenditures; and

•	other risks, described below in “Risk Factors,” the other information provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the risks and information provided from time to time in our filings with the Securities and Exchange Commission (“SEC”).

S-iii

MARKET AND INDUSTRY DATA

The market share, ranking and other data contained in this prospectus supplement are based either on management’s own estimates, independent industry publications, reports by market research firms or other published independent sources and, in each case, are believed by management to be reasonable estimates. However, such data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data and the voluntary nature of reporting such data. In addition, in some cases we have not verified the assumptions underlying such data. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable.

S-iv

SUMMARY

This summary highlights selected information about us and this offering. This summary is not complete and does not contain all of the information that may be important to you in deciding whether to invest in the notes. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section, and the other documents that we refer to and incorporate by reference herein for a more complete understanding of us and this offering. In particular, we incorporate by reference important business and financial information into this prospectus supplement and the accompanying prospectus.

Our Company

We are a leading global tier I supplier of complete automotive seat systems and electrical power management systems with a global footprint that includes locations in 35 countries around the world. In 2009, we had net sales of $9.7 billion. In seat systems, based on independent market studies and management estimates, we believe that we hold a #2 position globally on the basis of revenue. We estimate this market at approximately $40 billion in 2009. We believe that we are also among the leading suppliers of various components produced for complete seat systems. In electrical power management systems, we estimate our global target market to be between $35 and $40 billion and that we are one of only four companies with both significant global capabilities and competency in all key electrical power management components.

Our business spans all regions and major automotive markets, thus enabling us to supply our products to every major automotive manufacturer in the world. In 2009, approximately 70% of our net sales were generated outside of North America, and our average content per vehicle produced in North America and Europe was $345 and $293, respectively. In Asia, where we are pursuing a strategy of aggressively expanding our sales and operations, our net sales have grown from approximately $700 million in 2005 to $1.3 billion in 2009.

We serve the worldwide automotive and light truck market, which produced approximately 57 million vehicles in 2009. We have automotive content on approximately 300 vehicle nameplates worldwide, and our major automotive manufacturing customers (including customers of our non-consolidated joint ventures) currently include:

• BMW	• ChangAn	• Chery	• Chrysler
• Daimler	• Dongfeng	• Fiat	• First Autoworks
• Ford	• GAZ	• Geely	• General Motors
• Honda	• Hyundai	• Isuzu	• Jaguar
• Land Rover	• Mahindra & Mahindra	• Mazda	• Mitsubishi
• Nissan	• Porsche	• PSA	• Renault
• Saab	• Subaru	• Suzuki	• Tata
• Toyota	• Volkswagen	• Volvo

General Motors, Ford and BMW are our three largest customers globally. In addition, Daimler, Fiat, Hyundai, PSA, Renault-Nissan and VW each represented 3% or more of our 2009 net sales. We supply and have expertise in all vehicle segments of the automotive market. We expect to continue to win new business on vehicle platforms and segments in line with market trends. We believe that there are particular opportunities in the trends toward hybrid and electric vehicles and increasing consumer demand for additional features and functionality in their vehicles.

Products

We are an automotive industry leader in two product operating segments: seating and electrical power management systems. We continue to offer innovations that provide customers with more comfort, value-added features and best-in-class overall value. In addition, we are pioneering many new lighter-weight and environmentally-friendly solutions.

In our seating segment, we offer complete seat integration capabilities, managing the supply of the entire seat system from design and development to just-in-time assembly and delivery, as well as key seat component capabilities, leveraging our proprietary technologies and low-cost engineering and manufacturing footprint. In this segment, we are focused on increasing our capabilities in key components, such as seat mechanisms and structures, seat trim covers, seat foam and other products, including fabric, leather and headrests. By incorporating these key components into our fully assembled seat systems, we are able to provide the highest quality product at the lowest total cost. We are also focused on providing the latest innovations and technologies, which meet or exceed the requirements of the automotive manufacturers and their customers, at an affordable cost.

Our electrical power management segment consists of the manufacture, assembly and supply of traditional electrical power management systems and components, as well as a new generation of high-power and hybrid electrical systems and components. This segment includes traditional wire harnesses and power management systems, as well as emerging high-power and hybrid electrical systems. Key components that allow us to route electrical signals and manage electrical power within a vehicle include wiring harnesses, terminals and connectors, junction boxes, electronic control modules and wireless remote control devices, such as key fobs. In addition, we have niche capability in certain complementary electronic components, such as radio amplifiers, audio sound systems and selected in-vehicle audio/visual entertainment systems.

Seating

The seating segment represented approximately 80% of our 2009 net sales. The seating segment includes seat systems and related components and consists of the design, manufacture, assembly and supply of vehicle seating requirements. We produce seat systems for automobiles and light trucks that are fully assembled and ready for installation. In all cases, seat systems are designed and engineered for specific vehicle models or platforms. We have developed modular seat architectures for both front and rear seats, whereby we utilize pre-developed, modular design concepts to build a program-specific seat, incorporating the latest performance requirements and safety technology, in a shorter period of time, thereby assisting our customers in achieving a faster time-to-market. Seat systems are designed to achieve maximum passenger comfort by adding a wide range of manual and power features, such as lumbar supports, cushion and back bolsters and leg supports. We also produce components that comprise the seat assemblies, such as seat structures and mechanisms, seat trim covers, headrests and seat foam.

As a result of our strong product design and technology capabilities, we are a leader in the design of seats with enhanced safety and convenience features. For example, our ProTec® PLuS Self-Aligning Head Restraint is an advancement in seat safety features. By integrating the head restraint with the lumbar support, the occupant’s head is supported earlier and for a longer period of time in a rear-impact collision, potentially reducing the risk of injury. We also supply ECO and EVO lightweight seat structures which have been designed to accommodate our customers’ needs for all market segments, from emerging to mature, and incorporate our ultra lightweight seat adjustment mechanisms. To address the increasing focus on craftsmanship, we have developed concave seat contours that eliminate wrinkles and provide improved styling. We are also satisfying our customers’ growing demand for reconfigurable and lightweight seats with our thin profile rear seat and our stadium slide seat system. For example, General Motors’ full-size sport utility vehicles and full-size pickups use our reconfigurable seat technology, and General Motors’ full-size sport utility vehicles, as well as the Ford Explorer, use our thin profile rear seat technology for their third row seats. Additionally, our LeanProfiletm seats incorporate the next generation of low-mass, high-function and environmentally friendly features, and our Dynamic Environmental Comfort Systemtm can offer weight reductions of 30% - 40%, as compared to current foam seat designs, and utilizes environmentally friendly materials, which reduce carbon dioxide emissions. Our seating products also reflect our environmental focus. For example, in addition to our Dynamic Environmental Comfort Systemtm, our SoyFoamtm seats, which are used in the Ford Mustang, are up to 24% renewable, as compared to nonrenewable, petroleum-based foam seats.

We also offer numerous flexible seating configurations that meet a wide range of customer requirements. We have leveraged our global scale and product expertise to develop common seat architectures. Such architectures allow us to leverage our global design, development and engineering capabilities and cost structure to deliver an end product with leading technology, quality and craftsmanship.

Electrical Power Management

The electrical power management segment represented approximately 20% of our 2009 net sales. In our electrical power management segment, there is opportunity to increase our market share by leveraging our expertise in electrical power management architectures and our capabilities in core products, such as wire harnesses, terminals and connectors, junction boxes and body control modules. Our expertise and capabilities allow us to provide integrated electrical power management systems and key components on a global basis, at a lower cost and with superior functionality. We believe that the market for these products will continue to grow in step with the growth of electrical content in vehicles. In our electrical power management segment, we have developed new products for the rapidly growing hybrid and electric vehicle market by leveraging our core competency in electrical power management architectures. In addition to the high-power connection systems and on-board battery chargers for which we have established technical leadership, we are well-positioned to increase our offerings of key electrical power management products for the future hybrid and electric vehicle markets.

With the increase in the number of electrical and electronically controlled functions and features on the vehicle, there is an increasing focus on the improvement of the functionality of the vehicle’s electrical architecture. We are able to provide our customers with design and engineering solutions and manufactured systems, modules and components that optimally integrate the entire electrical distribution system. This integration can reduce the overall system cost and weight and improve the reliability and packaging by reducing the number of wires and terminals and connectors normally required to manage a vehicle’s electrical power and signal distribution. For example, our integrated seat adjuster module has twenty-four fewer cut circuits and five fewer connectors, weighs one-half pound less and costs 20% less than a traditional separated electronic control unit and seat wiring system. In addition, our smart junction box expands the traditional junction box functionality by utilizing printed circuit board technologies, which allows additional function integration.

To support growth opportunities in the hybrid and electric vehicle market, we opened our High Power Global Center of Excellence in 2008, which is dedicated to the development of high-power wiring, terminals and connectors and high-power and hybrid electrical systems and components. Our progress in this rapidly growing area is evidenced by recent program awards for hybrid and electric vehicle components for new models from Daimler, Renault, General Motors (including the Chevrolet Volt extended range electric vehicle), BMW, Nissan and Land Rover, as well as emerging automotive manufacturers such as Coda Automotive. We have over 100 vehicles being validated with our high-power systems.

Business Strategy

We believe that there is significant opportunity for continued growth in our seating and electrical power management businesses. We are pursuing a strategy which focuses on leveraging our global presence, customer relationships and low-cost footprint, with an emphasis on growth in emerging markets. This strategy includes investing in new products and technologies, as well as the selective vertical integration of key component capabilities. We believe that our commitment to superior customer service and quality, together with a cost competitive design, engineering and manufacturing footprint, will result in a global leadership position in each of our product segments, the further diversification of our sales and improved operating margins.

Our principal operating objective is to strengthen and expand our position as a leading automotive supplier to the global automotive industry by focusing on the needs of our customers. We believe that the criteria for selecting automotive suppliers include not only cost, quality, delivery, service and innovation, but also worldwide presence and the ability to work collaboratively to reduce cost throughout the entire supply chain and vehicle life cycle on a global basis.

Leverage Global Presence and Expand Low-Cost Footprint.  We believe that it is important to have capabilities that are aligned with our major customers’ global presence and to be well-positioned to leverage our expanding design, engineering and manufacturing footprint in low-cost regions. We are organized into two global business units, seat systems and electrical power management systems, to maximize efficiencies across our worldwide network and to leverage the benefits of our global scale. We are one of the few suppliers in each of our product segments that is able to serve customers with design, development, engineering, integration and production capabilities in all automotive-producing regions of the world and every major market, including North America, South America, Europe and Asia. Our expansion plans are focused on emerging markets. Asia, in particular, continues to present significant growth opportunities, as major global automotive manufacturers implement production expansion plans and local automotive manufacturers aggressively expand their operations to meet long-term demand in this region. We believe that we are well-positioned to take advantage of China’s emerging growth as a result of our extensive network of high-quality manufacturing facilities throughout China, which provide seating and electrical power management products to a variety of global customers for local production. We also have operations in India, Thailand, the Philippines, Malaysia, Vietnam and Korea. We see opportunities for growth in serving local, regional and global markets with our operations in these countries. Our expansion in Asia has been accomplished, in part, through a series of joint ventures with our customers and/or local suppliers. We currently have 16 joint ventures throughout Asia. Our growing presence in Asia, in addition to our continued expansion of operations in other emerging markets, allows us to serve our customers globally and to increase our global competitiveness from a manufacturing, engineering and sourcing standpoint. We currently support our global operations with more than 100 manufacturing and engineering facilities located in 20 low-cost countries. We have aggressively pursued this strategy by selectively increasing our vertical integration capabilities and expanding our component manufacturing capacity in Mexico, Eastern Europe, Africa and Asia. Furthermore, we have expanded our low-cost engineering capabilities in China, India and the Philippines.

Focus on Core Capabilities, Selective Vertical Integration and Investments in Technology.  We are focused on seat and electrical power management systems and components where we can provide value to our customers. We are able to provide integrated solutions in these core segments with global capabilities in the design, development, engineering, integration and production of complete system architectures that can be utilized across vehicle platforms at significant cost savings to our customers. The opportunity to strengthen our global leadership position in these segments exists as we develop new capabilities and innovations, as well as offer increased value to our customers through the selective vertical integration of key components. We have complete design, development, engineering, integration and production capabilities in the full complement of critical components in both our seating and electrical power management segments.

Enhance and Diversify Strong Customer Relationships.  We maintain relationships with every major global automotive manufacturer and are rapidly growing relationships with local automotive manufacturers in growth markets, such as China and India. In 2009, approximately 70% of our net sales were generated outside of North America. Our strategy is to continue to enhance these relationships and diversify our net sales on a regional, customer and vehicle segment basis. We believe that the long-standing and strong relationships that we have built with our customers are a significant competitive advantage that allows us to act as integral partners in identifying business opportunities and to anticipate the needs of our customers.

Competitive Strengths

Leading Market Position.  We are one of the world’s largest automotive suppliers based on net sales. In seat systems, we have a leading market position in North America, Europe, South America, China and India and believe that we hold a #2 position globally on the basis of revenue, in a market we estimate at approximately $40 billion in 2009. In electrical power management systems, we estimate our global target market to be between $35 and $40 billion and that we are one of only four companies with both significant global capabilities and competency in all key electrical power management components. We believe that our commitment to superior customer service and quality, together with a cost competitive manufacturing footprint, will result in a global leadership position in each of our product segments, the further diversification of our sales and improved operating margins.

Outstanding Quality and Customer Service.  Quality continues to be a differentiating factor in the eyes of the consumer and a competitive cost factor for our customers. We are dedicated to providing superior customer service and to maintaining a reputation for providing world-class quality at competitive prices. We maintain and improve the quality of our products and services through our ongoing initiatives. For our efforts, we continue to receive recognition from our customers and other industry sources. In 2009, these include Supplier of the Year from General Motors for the sixth consecutive year, as well as recognition from every major automotive manufacturer that we serve globally. We have ranked as the Highest Quality Major Seat Manufacturer in the J.D. Power and Associates Seat Quality and Satisfaction Studysm for eight of the last nine years. We also provide superior customer service through our world-class product development processes and program management capabilities. We leverage our program management skills and experience to help create value for our customers throughout the entire vehicle life cycle and support outstanding execution during the launch of new programs.

First-to-Market Innovation.  Innovation further differentiates us from our competition. We manage our cost structure, in part, through continuous improvement and productivity initiatives, as well as initiatives that promote and enhance the sharing of technology, engineering, purchasing and capital investments across customer platforms and geographic regions. We are focused on providing the latest innovations and technologies, which meet or exceed the requirements of the automotive manufacturers and their customers, at an affordable cost.

For example, our newest advancement, the Evolutiontm Seat, features seven first-to-market environmentally and mechanically superior technologies to create a lightweight seat with an approximate 30% weight reduction, a 43% reduction in whiplash injuries, and significantly expanded use of renewable and recyclable resources, replacing oil based products with wood fiber and soy-foam based products. The Evolutiontm Seat is now being launched in Asia, and we plan to roll it out globally this year.

In addition, one area of significant emerging technology that we are active in is electrical power management systems and components for the hybrid and electric vehicle market. We offer a product portfolio of stand-alone and fully integrated solutions for our customers’ future hybrid and electric vehicles. Our systems and components have achieved industry leading efficiency, packaging and reliability. We have over 100 patents and patents pending in our high-power product segment.

Low-Cost Global Manufacturing and Engineering Expertise.  We have in place a competitive global manufacturing and engineering footprint, capable of serving all of the world’s automakers while taking advantage of low-cost sources. We currently support our global operations with established manufacturing and engineering facilities located in 20 low-cost countries. We have selectively pursued a vertical integration strategy to enhance value and better control the cost and quality of our key components while maintaining a flexible cost structure. We have increased our vertical integration capabilities and expanded our component manufacturing capacity in Mexico, Eastern Europe, Africa and Asia. In addition, we have global engineering hubs in China, India and the Philippines that enable us to take advantage of synergies, provide world-class expertise and significantly reduce cost.

Customer Diversification.  We maintain relationships with every major global automotive manufacturer. Over the last decade, we have grown our sales in Asia and with Asian automakers worldwide through our traditional North American and European customers and through established relationships with local Asian automotive manufacturers. In 2009, approximately 70% of our net sales were generated outside of North America. Over the last several years, we have expanded our global relationships with Hyundai, Nissan, Chery, Tata and others, and grown rapidly in emerging markets such as China and India.

Industry Environment and Restructuring

The automotive industry in 2009 was severely affected by the turmoil in the global credit markets and the economic recession in the U.S. and global economies. These conditions had a dramatic impact on consumer vehicle demand in 2009, resulting in the lowest per capita sales rates in the United States in half a century and lower global automotive production for the second consecutive year following six consecutive years of steady growth. During 2009, North American light vehicle industry production declined by approximately 32% from 2008 levels to 8.5 million units and was down more than 50% from peak levels in 2000. European light vehicle industry production declined by approximately 17% from 2008 levels to 15.7 million units and was down 22% from peak levels in 2007. The impact on the global automotive industry of this difficult environment was partially offset by significant production increases in China, continued production growth in India and relatively stable production in Brazil. China produced an estimated 10.8 million light vehicles in 2009, exceeding production in both North America and Japan for the first time in history.

We initiated a global operational restructuring program in 2005 to eliminate excess capacity and lower our operating costs, streamline our organizational structure and reposition our business for improved long-term profitability, and better align our manufacturing footprint with the changing needs of our customers. Since mid-2005, we have invested $740 million in restructuring actions, resulting in a significant reduction in structure costs and a major repositioning of our manufacturing footprint. In connection with our global operational restructuring program, we have divested our Interior segment, closed 35 manufacturing and 10 administrative facilities, significantly reduced headcount and improved our cost footprint globally. Through restructuring, we have located more than 50% of our total facilities and 75% of our employees in 20 low-cost countries and achieved cumulative improvement of approximately $400 million in our on-going annual operating costs. We expect operational restructuring actions and related investments to continue for the next few years.

For our two largest customers, General Motors and Ford, 2009 was a pivotal year. After sustained market share and operating losses in recent years, General Motors and Ford initiated strategic actions throughout their global businesses, accelerated and broadened both operational and financial restructuring plans and sought direct and indirect governmental support. In addition, General Motors and certain of its U.S. subsidiaries filed for, and emerged from, Chapter 11 bankruptcy protection. Automotive manufacturers and suppliers globally were severely impacted by the global economic recession, sharply lower production levels and the collapse of the capital markets.

In addition to our operational restructuring, in 2009 we completed a major financial restructuring to re-align our capital structure to address lower industry production and capital market conditions and position our business for long-term success. On July 7, 2009, we and certain of our United States and Canadian subsidiaries filed voluntarily petitions for Chapter 11 bankruptcy protection. We completed this financial restructuring in approximately four months and emerged from Chapter 11 bankruptcy proceedings on November 9, 2009, with substantially lower total debt obligations and an improved credit profile. Furthermore, we reduced our financial obligations by $2.8 billion and ended 2009 with a cash and cash equivalents balance of approximately $1.6 billion and a total debt balance of less than $1 billion.

Our focus throughout the Chapter 11 bankruptcy proceedings was to restructure the balance sheet to provide flexibility and long-term strength in line with the new industry and capital market environment. Throughout these proceedings, we maintained our focus on customer service and quality, paid our suppliers in full and preserved competitive employee pay and benefits. This focus allowed us to maintain the confidence of our customers. Furthermore, we were able to continue to win new business in every region of the world, and to grow our existing three-year sales backlog from $1.1 billion to $1.4 billion.

Recent Developments

Revolving Credit Facility

Effective as of March 19, 2010, we added a $110 million revolving credit facility (the “Revolving Credit Facility”) to our Credit Agreement, dated October 23, 2009 (the “First Lien Agreement”), among us, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the several lenders and agents from time to time parties thereto, in accordance with the terms of the First Lien Agreement, and in connection therewith, we amended and restated the First Lien Agreement (the “Amended and Restated First Lien Agreement”). The Revolving Credit Facility permits us to borrow for general corporate and working capital purposes and to issue letters of credit. The commitments under the Revolving Credit Facility expire on

March 19, 2013. The Revolving Credit Facility is subject to terms and conditions substantially consistent with the terms and conditions of the First Lien Agreement.

Amendment to the Amended and Restated First Lien Agreement

On March 19, 2010, we entered into an amendment (the “Amendment”) of our Amended and Restated First Lien Agreement, to facilitate, among other things, the issuance of the notes by us and in connection therewith, to permit the application of the proceeds of this offering to prepay amounts outstanding under our second lien credit agreement (“Second Lien Facility”) and to permit the application of our existing cash in connection with the repayment of remaining amounts outstanding under the Second Lien Facility. The Amendment also provides that we may repurchase certain amounts of the notes when certain terms and conditions are met and that, in the event the term loans outstanding under the Amended and Restated First Lien Agreement are paid in full, we will be permitted upon certain conditions to pay a limited amount of cash dividends or repurchase a limited amount of our stock.

The Refinancing

We intend to use the net proceeds from this offering, together with our current cash and cash equivalents, to repay all amounts outstanding under the Second Lien Facility. In addition, in the event that the net proceeds from this offering exceed the amounts outstanding under the Second Lien Facility, we intend to apply such excess amount, together with our current cash and cash equivalents, to repay all or a portion of the amounts outstanding under the term loans provided under the First Lien Agreement (the “First Lien Term Facility,” and together with the Revolving Credit Facility, the “First Lien Facility”). As of March 19, 2010, the aggregate principal amounts outstanding under the Second Lien Facility and the First Lien Term Facility were $550 million and $375 million, respectively.

In connection with this refinancing, we also entered into the Revolving Credit Facility and the Amendment, as further described above under “— Revolving Credit Facility” and “— Amendment to the Amended and Restated First Lien Agreement.” Through this refinancing, we expect to extend the debt maturity on a core portion of our indebtedness, reduce our on-going interest cost and increase our financial flexibility by freeing up secured debt capacity for growth and diversifying our lender base.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the notes, see the section entitled “Description of Notes.”

Issuer	Lear Corporation, a Delaware corporation.

Notes Offered	$ aggregate principal amount of % senior notes due 2018.

$ aggregate principal amount of % senior notes due 2020.

Maturity	, 2018, in the case of the 2018 notes.

, 2020, in the case of the 2020 notes.

Interest Payment Dates	and of each year, beginning on , 2010.

Guarantees	The notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by certain of our subsidiaries, which we refer to in this prospectus supplement as the “subsidiary guarantors.”

Ranking	The notes will be:

• our senior unsecured obligations;

• guaranteed on a senior unsecured basis by the subsidiary guarantors;

• effectively subordinated in right of payment to our existing and future secured debt and the secured debt of the subsidiary guarantors, including our obligations and the obligations of the subsidiary guarantors under the First Lien Facility, to the extent of the value of such security;

• effectively subordinated in right of payment to all existing and future debt and other liabilities, including trade payables, of our non-guarantor subsidiaries;

• equal in right of payment to all of our existing and future senior unsecured debt; and

• senior in right of payment to all of our existing and future subordinated debt and the subordinated debt of the subsidiary guarantors.

As of December 31, 2009, on a pro forma consolidated basis after giving effect to the completion of this offering and the application of the net proceeds therefrom, we and the subsidiary guarantors would have had $ of senior debt, $ of which was secured. The indenture governing the notes will permit us, subject to specified limitations, to incur additional debt, some or all of which may be senior debt and some or all of which may be secured.
For the fiscal year ended December 31, 2009, the subsidiaries that are not guaranteeing the notes had net sales of $9.0 billion and generated net income attributable to Lear of $14.9 million. In addition, as of December 31, 2009, the subsidiaries that are not guaranteeing the notes held $4.3 billion of our total assets and had outstanding indebtedness of $47.3 million. For a presentation of the financial information required by Rule 3-10 of Regulation S-X for our subsidiary guarantors and our non-guarantor subsidiaries, see Note 20, “Supplemental Guarantor Condensed Consolidating Financial Statements,” to the consolidated financial statements incorporated by reference herein.

Optional Redemption of 2018 Notes	At any time on or after , 2014, we may redeem some or all of the 2018 notes at the redemption prices specified in this prospectus supplement under “Description of Notes — Optional Redemption.” Prior to , 2014, during any 12-month period, we may at our option redeem up to 10% of the aggregate principal amount of the 2018 notes at a redemption price equal to 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date. Prior to , 2014, we may also redeem some or all of the 2018 notes at a redemption price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date plus a “make-whole” premium.

At any time prior to , 2013, we may redeem up to 35% of the aggregate principal amount of the 2018 notes in an amount not to exceed the amount of proceeds of one or more equity offerings, at a price equal to % of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 65% of the original aggregate principal amount of the 2018 notes issued remains outstanding after the redemption.

Optional Redemption of 2020 Notes	At any time on or after , 2015, we may redeem some or all of the 2020 notes at the redemption prices specified in this prospectus supplement under “Description of Notes — Optional Redemption.” Prior to , 2015, during any 12-month period, we may at our option redeem up to 10% of the aggregate principal amount of the 2020 notes at a redemption price equal to 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date. Prior to , 2015, we may also redeem some or all of the 2020 notes at a redemption price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date plus a “make-whole” premium.

At any time prior to , 2013, we may redeem up to 35% of the aggregate principal amount of the 2020 notes in an amount not to exceed the amount of proceeds of one or more equity offerings, at a price equal to % of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 65% of the original aggregate principal amount of the 2020 notes issued remains outstanding after the redemption.

Covenants	We will issue the notes under an indenture among us, the subsidiary guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee. The indenture will include covenants that limit our ability and the ability of each of our restricted subsidiaries to:

• incur additional debt;

• pay dividends and make other restricted payments;

• create or permit certain liens;

• issue or sell capital stock of restricted subsidiaries;

• use the proceeds from sales of assets and subsidiary stock;

• create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

• enter into transactions with affiliates;

• enter into sale and leaseback transactions; and

• consolidate or merge or sell all or substantially all of our assets.

When the notes are issued, all of our subsidiaries, other than certain joint ventures, will be restricted subsidiaries, as defined in the indenture. These covenants will be subject to a number of important exceptions and qualifications as described under “Description of Notes — Certain Covenants.” During any future period in which Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”), have each assigned an investment grade rating to the notes, certain of the covenants will cease to be in effect. If one of these rating agencies then downgrades their rating below an investment grade rating, the suspended covenants will thereafter again be in effect. See “Description of Notes — Certain Covenants — Suspended Covenants.”

Change of Control	Following a change of control, we will be required to offer to purchase all of the notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

Absence of Established Market for the Notes	The notes are a new issue of securities, and currently there is no market for them. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation system to quote them. The underwriters have advised us that they intend to make a market for the notes but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid market will develop for the notes.

Use of Proceeds	We expect the net proceeds from this offering to be approximately $ million, after payment of the underwriting discount and offering expenses. We intend to use the net proceeds from the offering, together with our current cash and cash equivalents, to repay in full all amounts outstanding under the Second Lien Facility. In addition, in the event that the net proceeds from this offering exceed the amounts outstanding under the Second Lien Facility, we intend to apply such excess amount, together with our current cash and cash equivalents, to repay all or a portion of the amounts outstanding under the First Lien Term Facility. As of March 19, 2010, the aggregate principal amounts outstanding under the Second Lien Facility and the First Lien Term Facility were $550 million and $375 million, respectively. See “Use of Proceeds.”

Risk Factors	You should carefully consider the information set forth in the section entitled “Risk Factors” and the other information included and incorporated by reference in this prospectus supplement in deciding whether to purchase the notes.

Conflict of Interest	Because J.P. Morgan Securities Inc., an underwriter in this offering, and/or its affiliates act as administrative agent in the First Lien Facility, the Second Lien Facility and the Revolving Credit Facility, and will receive more than 5% of the net proceeds of this offering, it may be deemed to have a “conflict of interest” with us under the provisions of Rule 2720 of the Conduct Rules of the Financial Industry Regulatory Authority, or FINRA. In accordance with this rule, Citigroup Global Markets Inc., or Citi, has assumed the responsibilities of acting as a qualified independent underwriter. In its role as a qualified independent underwriter, Citi has performed a due diligence investigation and participated in the preparation of this preliminary prospectus supplement. We will pay Citi $10,000 as compensation for this role. We have agreed to indemnify Citi against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

Corporate Information

Our principal executive offices are located at 21557 Telegraph Road, Southfield, Michigan 48033, and our telephone number is (248) 447-1500. Our website address is www.lear.com. The information on or accessible through our website is not part of this prospectus supplement and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus supplement.

Summary Historical Financial Data

The following summary historical consolidated financial information is derived from our consolidated financial statements. Our consolidated financial statements for the two month period ended December 31, 2009, the ten month period ended November 7, 2009 and the years ended December 31, 2008 and 2007, have been audited by Ernst & Young LLP. The summary historical consolidated financial data below should be read in conjunction with, and is qualified in its entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus supplement and our consolidated financial statements and the notes thereto incorporated herein by reference.

We adopted fresh-start accounting upon our emergence from Chapter 11 bankruptcy proceedings and became a new entity for financial reporting purposes as of November 7, 2009. Accordingly, the consolidated financial statements for the reporting entity subsequent to emergence from Chapter 11 bankruptcy proceedings (the “Successor”) are not comparable to the consolidated financial statements for the reporting entity prior to emergence from Chapter 11 bankruptcy proceedings (the “Predecessor”). For a discussion of fresh-start accounting, see Note 1 “Basis of Presentation” and Note 3 “Fresh-Start Accounting,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

	Successor	Predecessor
	Two Month	Ten Month
	Period Ended	Period Ended
	December 31,	November 7,	Year Ended December 31,
	2009(1)	2009(2)	2008(3)	2007(4)
Statement of Operations Data: (in millions)
Net sales	$1,580.9	$8,158.7	$13,570.5	$15,995.0
Gross profit	72.8	287.4	747.6	1,151.8
Selling, general and administrative expenses	71.2	376.7	511.5	572.8
Amortization of intangible assets	4.5	4.1	5.3	5.2
Goodwill impairment charges	—	319.0	530.0	—
Divestiture of Interior business	—	—	—	10.7
Interest expense	11.1	151.4	190.3	199.2
Other (income) expense, net(5)	19.8	(16.6)	51.9	40.7
Reorganization items and fresh-start accounting adjustments, net	—	(1,474.8)	—	—
Consolidated income (loss) before provision (benefit) for income taxes and equity in net (income) loss of affiliates	(33.8)	927.6	(541.4)	323.2
Provision (benefit) for income taxes	(24.2)	29.2	85.8	89.9
Equity in net (income) loss of affiliates	(1.9)	64.0	37.2	(33.8)

Consolidated net income (loss)	(7.7)	834.4	(664.4)	267.1
Net income (loss) attributable to noncontrolling interests	(3.9)	16.2	25.5	25.6
Net income (loss) attributable to Lear	$(3.8)	$818.2	$(689.9)	$241.5

	Successor	Predecessor
	Two Month	Ten Month
	Period Ended	Period Ended
	December 31,	November 7,		Year Ended December 31,
	2009(1)	2009(2)		2008(3)	2007(4)
Basic net income (loss) per share attributable to Lear	$(0.11)	$10.56		$(8.93)	$3.14
Diluted net income (loss) per share attributable to Lear	$(0.11)	$10.55		$(8.93)	$3.09
Weighted average shares outstanding — basic	34,525,187	77,499,860		77,242,360	76,826,765
Weighted average shares outstanding — diluted	34,525,187	77,559,792		77,242,360	78,214,248
Statement of Cash Flow Data: (in millions)
Cash flows from operating activities	324.0	(499.2)		163.6	487.5
Cash flows from investing activities	(39.5)	(52.7)		(144.4)	(340.0)
Cash flows from financing activities	30.2	165.0		987.3	(70.4)
Capital expenditures	41.3	77.5		167.7	202.2
Other Data (unaudited):
Ratio of earnings to fixed charges(6)	—	6.3	x	—	2.4x

	Successor	Predecessor
	December 31,	December 31,	December 31,
As of or Year Ended	2009	2008	2007
Balance Sheet Data: (in millions)
Current assets	$3,787.0	$3,674.2	$3,718.0
Total assets	6,073.3	6,872.9	7,800.4
Current liabilities	2,400.8	4,609.8	3,603.9
Long-term debt	927.1	1,303.0	2,344.6
Equity	2,181.8	247.7	1,117.5
Other Data (unaudited):
Employees at year end	74,870	80,112	91,455
North American content per vehicle(7)	$345	$391	$483
North American vehicle production (in millions)(8)	8.5	12.6	15.0
European content per vehicle(9)	$293	$350	$342
European vehicle production (in millions)(10)	15.7	18.8	20.2

(1)	Results include $44.5 million of restructuring and related manufacturing inefficiency charges, a $1.9 million loss related to a transaction with an affiliate, $15.1 million of charges as a result of the bankruptcy proceedings and the application of fresh-start accounting and a $27.6 million tax benefit primarily related to the settlement of a tax matter in a foreign jurisdiction.

(2)	Results include $319.0 million of goodwill impairment charges, a gain of $1,474.8 million related to reorganization items and fresh-start accounting adjustments, $23.9 million of fees and expenses related to our capital restructuring, $115.5 million of restructuring and related manufacturing inefficiency charges (including $5.6 million of fixed asset impairment charges), $42.0 million of impairment charges related to our investments in two equity affiliates, a $9.9 million loss related to a transaction with an affiliate and a $23.1 million tax benefit related to reorganization items and fresh-start accounting adjustments.

(3)	Results include $530.0 million of goodwill impairment charges, $193.9 million of restructuring and related manufacturing inefficiency charges (including $17.5 million of fixed asset impairment charges), $7.5 million of gains related to the extinguishment of debt, a $34.2 million impairment charge related to an investment in an affiliate, $22.2 million of gains related to the sales of our interests in two affiliates and $8.5 million of net tax benefits related to a reduction in recorded tax reserves, the reversal of a valuation allowance in a European subsidiary and the establishment of a valuation allowance in another European subsidiary.

(4)	Results include $20.7 million of charges related to the divestiture of our interior business, $181.8 million of restructuring and related manufacturing inefficiency charges (including $16.8 million of fixed asset impairment charges), $36.4 million of a curtailment gain related to the freeze of the U.S. salaried pension plan, $34.9 million of merger transaction costs, $3.9 million of losses related to the acquisition of the noncontrolling interest in an affiliate and $24.8 million of net tax benefits related to changes in valuation allowances in several foreign jurisdictions, tax rates and various other tax items.

(5)	Includes non-income related taxes, foreign exchange gains and losses, discounts and expenses associated with our asset-backed securitization and factoring facilities, gains and losses related to certain derivative instruments and hedging activities, gains and losses on the extinguishment of debt, gains and losses on the sales of fixed assets and other miscellaneous income and expense.

(6)	“Fixed charges” consist of interest on debt, amortization of deferred financing fees and that portion of rental expenses representative of interest. “Earnings” consist of consolidated income (loss) before provision (benefit) for income taxes, equity in the undistributed net (income) loss of affiliates and fixed charges. Earnings in the two month period ended December 31, 2009 and in the year ended December 31, 2008 were insufficient to cover fixed charges by $33.2 million and $537.3 million, respectively. Accordingly, such ratio is not presented for these periods.

(7)	“North American content per vehicle” is our net sales in North America divided by estimated total North American vehicle production. Content per vehicle data excludes business conducted through non-consolidated joint ventures. Content per vehicle data for 2008 has been updated to reflect actual production levels.

(8)	“North American vehicle production” includes car and light truck production in the United States, Canada and Mexico as provided by Ward’s Automotive. Production data for 2008 has been updated to reflect actual production levels.

(9)	“European content per vehicle” is our net sales in Europe divided by estimated total European vehicle production. Content per vehicle data excludes business conducted through non-consolidated joint ventures. Content per vehicle data for 2008 has been updated to reflect actual production levels.

(10)	“European vehicle production” includes car and light truck production in Austria, Belgium, Bosnia, Czech Republic, Finland, France, Germany, Hungary, Italy, Netherlands, Norway, Poland, Portugal, Romania, Serbia, Slovakia, Slovenia, Spain, Sweden, Turkey, Ukraine and the United Kingdom as provided by CSM Worldwide. Production data for 2008 has been updated to reflect actual production levels.

RISK FACTORS

Investing in the notes involves risks. You should carefully consider the risk factors described below and in our reports filed from time to time with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. Before making any investment decision, you should carefully consider these risks. These risks could materially affect our business, results of operation or financial condition and affect the value of our securities. In such case, you may lose all or part of your original investment. The risks described below or incorporated by reference herein are not the only risks facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, results of operation or financial condition.

Risks Related to Our Business

Continued decline in the production levels of our major customers could adversely affect our financial condition, reduce our sales and harm our profitability.

Demand for our products is directly related to the automotive vehicle production of our major customers. Automotive sales and production can be affected by general economic or industry conditions, labor relations issues, fuel prices, regulatory requirements, government initiatives, trade agreements, availability and cost of credit and other factors. The global automotive industry is characterized by significant overcapacity and fierce competition among our automotive manufacturer customers. We expect these challenging industry conditions to continue in the foreseeable future. The automotive industry in 2009 was severely affected by the turmoil in the global credit markets and the economic recession in the U.S. and global economies. These conditions had a dramatic impact on consumer vehicle demand in 2009, resulting in the lowest per capita sales rates in the United States in half a century and lower global automotive production for the second consecutive year following six consecutive years of steady growth. During 2009, North American light vehicle industry production declined by approximately 32% from 2008 levels to 8.5 million units and was down more than 50% from peak levels in 2000. European light vehicle industry production declined by approximately 17% from 2008 levels to 15.7 million units and was down 22% from peak levels in 2007.

While we are pursuing a strategy of aggressively expanding our sales and operations in Asia to offset these declines, no assurance can be given as to how successful we will be in doing so. As a result, lower production levels by our major customers, particularly with respect to models for which we are a significant supplier, could adversely affect our financial condition, reduce our sales and harm our profitability, thereby making it more difficult for us to make payments under our indebtedness, including the notes offered hereby.

The financial distress of our major customers and/or within our supply base could adversely affect our financial condition, operating results and cash flows.

After sustained market share and operating losses in recent years, 2009 was a pivotal year for our two largest customers, General Motors and Ford. Vehicle production for General Motors and Ford declined in North America by 44% and 16%, respectively. In Europe, vehicle production followed similar trends for both customers. As a result, General Motors and Ford initiated strategic actions within their businesses, accelerated and broadened both operational and financial restructuring plans and sought direct or indirect governmental support. On June 1, 2009, General Motors and certain of its U.S. subsidiaries filed for bankruptcy protection under Chapter 11 as part of a U.S. government supported plan of reorganization. On July 10, 2009, General Motors sold substantially all of its assets to a new entity, General Motors Company, funded by the U.S. Department of the Treasury and emerged from bankruptcy proceedings. General Motors also pursued strategic transactions and government support for its Opel and Saab units in Europe. On December 23, 2009, Ford announced the settlement of all substantial commercial terms with respect to the sale of its Volvo unit in Europe to Geely, a Chinese automotive manufacturer. In addition, on April 30, 2009, Chrysler filed for bankruptcy protection under Chapter 11 as part of a U.S. government supported plan of reorganization. On June 10, 2009, Chrysler announced its emergence from bankruptcy proceedings and the consummation of a new global strategic alliance with Fiat. In 2009, less than 2% of our net sales were to Chrysler. Although General Motors Company and Chrysler emerged from bankruptcy proceedings, the prospects of our U.S. customers remain uncertain.

Our supply base has also been adversely affected by the current industry environment. Lower global automotive production, turmoil in the credit markets and extreme volatility over the past several years in raw material, energy and commodity costs have resulted in financial distress within our supply base and an increase in the risk of supply disruption. In addition, several automotive suppliers have filed for bankruptcy protection or have ceased operations. In response, we have provided financial support to distressed suppliers and have taken other measures to ensure uninterrupted production. While we have developed and implemented strategies to mitigate these factors, these strategies have offset only a portion of the adverse impact. The continuation or worsening of these industry conditions could adversely affect our financial condition, operating results and cash flows, thereby making it more difficult for us to make payments under our indebtedness, including the notes offered hereby.

The discontinuation of, the loss of business with respect to or a lack of commercial success of a particular vehicle model for which we are a significant supplier could reduce our sales and harm our profitability.

Although we have purchase orders from many of our customers, these purchase orders generally provide for the supply of a customer’s annual requirements for a particular vehicle model and assembly plant, or in some cases, for the supply of a customer’s requirements for the life of a particular vehicle model, rather than for the purchase of a specific quantity of products. In addition, it is possible that customers could elect to manufacture components internally that are currently produced by external suppliers, such as us. The discontinuation of, the loss of business with respect to or a lack of commercial success of a particular vehicle model for which we are a significant supplier could reduce our sales and harm our profitability, thereby making it more difficult for us to make payments under our indebtedness, including the notes offered hereby.

Our inability to achieve product cost reductions which offset customer-imposed price reductions could harm our profitability.

Our customers require us to reduce our prices and, at the same time, assume significant responsibility for the design, development and engineering of our products. Our profitability is largely dependent on our ability to achieve product cost reductions through restructuring actions, manufacturing efficiencies, product design enhancement and supply chain management. We also seek to enhance our profitability by investing in technology, design capabilities and new product initiatives that respond to the needs of our customers and consumers. We continually evaluate operational and strategic alternatives to align our business with the changing needs of our customers, improve our business structure and lower our operating costs. Our inability to achieve product cost reductions which offset customer-imposed price reductions could harm our profitability, thereby making it more difficult for us to make payments under our indebtedness, including the notes offered hereby.

Our substantial international operations make us vulnerable to risks associated with doing business in foreign countries.

As a result of our global presence, a significant portion of our revenues and expenses are denominated in currencies other than the U.S. dollar. In addition, we have manufacturing and distribution facilities in many foreign countries, including countries in Europe, Central and South America, Africa and Asia. International operations are subject to certain risks inherent in doing business abroad, including:

•	exposure to local economic conditions;

•	expropriation and nationalization;

•	currency exchange rate fluctuations and currency controls;

•	withholding and other taxes on remittances and other payments by subsidiaries;

•	investment restrictions or requirements;

•	export and import restrictions; and

•	increases in working capital requirements related to long supply chains.

Expanding our sales and operations in Asia is an important element of our strategy. In addition, our strategy includes increasing our European market share and expanding our manufacturing operations in lower-cost regions. As a result, our exposure to the risks described above is substantial. The likelihood of such occurrences and their potential effect on us vary from country to country and are unpredictable. However, any such occurrences could be harmful to our business and our profitability, thereby making it more difficult for us to make payments under our indebtedness, including the notes offered hereby.

High raw material costs could continue to have an adverse impact on our profitability.

Raw material, energy and commodity costs have been extremely volatile over the past several years. While we have developed and implemented strategies to mitigate the impact of higher raw material, energy and commodity costs, these strategies, together with commercial negotiations with our customers and suppliers, typically offset only a portion of the adverse impact. Although raw material, energy and commodity costs have recently moderated, these costs remain volatile and could have an adverse impact on our profitability in the foreseeable future. In addition, no assurance can be given that cost increases will not have a larger adverse impact on our financial condition and profitability than currently anticipated.

A significant labor dispute involving us or one or more of our customers or suppliers or that could otherwise affect our operations could reduce our sales and harm our profitability.

A substantial number of our employees and the employees of our largest customers and suppliers are members of industrial trade unions and are employed under the terms of collective bargaining agreements. All of our unionized facilities in the United States and Canada have a separate agreement with the union that represents the workers at such facilities, with each such agreement having an expiration date that is independent of other collective bargaining agreements. We have collective bargaining agreements covering approximately 52,000 employees globally. Within the United States and Canada, contracts covering approximately 23% of our unionized workforce are scheduled to expire during 2010. A labor dispute involving us or one or more of our customers or suppliers or that could otherwise affect our operations could reduce our sales and harm our profitability, thereby making it more difficult for us to make payments under our indebtedness or resulting in a decline in the value of our capital stock. A labor dispute involving another supplier to our customers that results in a slowdown or a closure of our customers’ assembly plants where our products are included in the assembled vehicles could also adversely affect our business and harm our profitability. In addition, the inability by us or any of our customers, our suppliers or our customers’ other suppliers to negotiate an extension of a collective bargaining agreement upon its expiration could reduce our sales and harm our profitability. Significant increases in labor costs as a result of the renegotiation of collective bargaining agreements could also adversely affect our business and harm our profitability.

Adverse developments affecting one or more of our major suppliers could harm our profitability.

We obtain components and other products and services from numerous tier II automotive suppliers and other vendors throughout the world. In certain instances, it would be difficult and expensive for us to change suppliers of products and services that are critical to our business. In addition, our customers designate many of our suppliers, and as a result, we do not always have the ability to change suppliers. With the continued decline in the automotive production of our key customers and substantial and continuing pressures to reduce costs, certain of our suppliers are experiencing, or may experience, financial difficulties. Any significant disruption in our supplier relationships, including relationships with certain sole-source suppliers, could harm our profitability, thereby making it more difficult for us to make payments under our indebtedness, including the notes offered hereby.

Significant changes in discount rates, the actual return on pension assets and other factors could adversely affect our liquidity, financial condition and results of operations.

Our earnings may be positively or negatively impacted by the amount of income or expense recorded related to our qualified pension plans. Accounting principles generally accepted in the United States (“GAAP”) require that income or expense related to the pension plans be calculated at the annual measurement date using actuarial calculations, which reflect certain assumptions. The most significant of these assumptions relate to interest rates, the capital markets and other economic conditions. Changes in key economic indicators can change these assumptions. These assumptions, as well as the actual value of pension assets at the measurement date, will impact the calculation of pension expense for the year. Although GAAP expense and pension contributions are not directly related, the key economic indicators that affect GAAP expense also affect the amount of cash that we will contribute to our pension plans. Because the values of these pension assets have fluctuated and will continue to fluctuate in response to changing market conditions, the amount of gains or losses that will be recognized in subsequent periods, the impact on the funded status of the pension plans and the future minimum required contributions, if any, could adversely affect our liquidity, financial condition and results of operations, but such impact cannot be determined at this time.

Impairment charges relating to our goodwill and long-lived assets could adversely affect our results of operations.

We regularly monitor our goodwill and long-lived assets for impairment indicators. In conducting our goodwill impairment testing, we compare the fair value of each of our reporting units to the related net book value. In conducting our impairment analysis of long-lived assets, we compare the undiscounted cash flows expected to be generated from the long-lived assets to the related net book values. Changes in economic or operating conditions impacting our estimates and assumptions could result in the impairment of our goodwill or long-lived assets. In the event that we determine that our goodwill or long-lived assets are impaired, we may be required to record a significant charge to earnings that could adversely affect our results of operations.

Our failure to execute our strategic objectives could adversely affect our business.

Our financial performance and profitability depend in part on our ability to successfully execute our strategic objectives. Our corporate strategy involves, among other things, leveraging our global presence and expanding our low-cost footprint, focusing on our core capabilities, selective vertical integration and investments in technology and enhancing and diversifying our strong customer relationships through operational excellence. Various factors, including the unfavorable industry environment and the other matters described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Statement Regarding Forward-Looking Statements,” could adversely affect our ability to execute our corporate strategy. There also can be no assurance that, even if implemented, our strategic objectives will be successful.

A significant product liability lawsuit, warranty claim or product recall involving us or one of our major customers could harm our profitability.

In the event that our products fail to perform as expected and such failure results in, or is alleged to result in, bodily injury and/or property damage or other losses, we may be subject to product liability lawsuits and other claims. In addition, we are a party to warranty-sharing and other agreements with certain of our customers related to our products. These customers may pursue claims against us for contribution of all or a portion of the amounts sought in connection with product liability and warranty claims, recalls or other corrective actions involving our products. We carry insurance for certain product liability claims, but such coverage may be limited. We do not maintain insurance for product warranty or recall matters. These types of claims could harm our profitability, thereby making it more difficult for us to make payments under our indebtedness, including the notes offered hereby.

We are involved from time to time in various legal proceedings and claims, which could adversely affect our financial condition and harm our profitability.

We are involved in various legal proceedings and claims that, from time to time, are significant. These are typically claims that arise in the normal course of business including, without limitation, commercial or contractual disputes, including disputes with our customers, suppliers or competitors, intellectual property matters, personal injury claims, environmental matters, tax matters and employment matters. No assurance can be given that such proceedings and claims will not adversely affect our financial condition and harm our profitability. On February 25, 2010, we were notified by the European Commission that we are part of an investigation into anticompetitive practices among automotive electrical and electronic components suppliers. We are cooperating with the European Commission in its investigation. The European Commission has publicly stated that the investigation does not mean that the companies involved are guilty of anticompetitive behavior.

Risks Related to the Notes

Our existing indebtedness and volatility in the global capital and financial markets could restrict our business activities and have an adverse effect on our business, financial condition and results of operations.

After giving effect to this offering and the application of the proceeds therefrom to repay all amounts outstanding under the Second Lien Facility and all or a portion of the amounts outstanding under the First Lien Term Facility, we will have approximately $      million of outstanding indebtedness. We are permitted by the terms of the notes and our other debt instruments to incur substantial additional indebtedness, subject to the restrictions therein. Our inability to generate sufficient cash flow to satisfy our existing debt obligations, to refinance our existing debt obligations or to access capital and financial markets on commercially reasonable terms could have an adverse effect on our business, financial condition and results of operations.

Our existing indebtedness and volatility in the global capital and financial markets could:

•	make it more difficult for us to satisfy our obligations under our indebtedness, including the notes offered hereby;

•	limit our ability to borrow money to fund working capital, capital expenditure, debt service, product development or other corporate requirements;

•	require us to dedicate a substantial portion of our cash flow to payments on our indebtedness, which would reduce the amount of cash flow available to fund working capital, capital expenditure, product development and other corporate requirements;

•	increase our vulnerability to general adverse industry and economic conditions;

•	limit our ability to respond to business opportunities; and

•	subject us to financial and other restrictive covenants, the failure of which to satisfy could result in a default under our indebtedness.

Despite our existing indebtedness, certain of our agreements, including the indenture governing the notes, permit us and our subsidiaries to incur significantly more debt. This could intensify the risks described above.

Certain agreements governing our existing indebtedness, including the First Lien Facility, contain restrictions on our and our subsidiaries’ ability to incur additional indebtedness, including senior secured indebtedness that will be effectively senior to the notes to the extent of the assets securing such indebtedness. However, these restrictions will be subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Accordingly, we or our subsidiaries could incur significant additional indebtedness in the future, much of which could constitute secured or effectively senior indebtedness. The more leveraged we become, the more we, and in turn our security holders, become exposed to the risks described above under “— Risks Related to Our Business — Our existing indebtedness and volatility in the global capital and financial markets could restrict our business activities and have an adverse effect on our business, financial condition and results of operations.”

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

Our ability to pay principal and interest on the notes and to satisfy our other debt obligations will depend upon, among other things:

•	our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•	our ability to access the capital and financial markets on commercially reasonable terms.

We cannot assure you that our business will generate sufficient cash flow from operations, or that we will be able to access the capital and financial markets, in an amount sufficient to fund our liquidity needs, including the payment of principal and interest on the notes. See “Cautionary Statement Regarding Forward-Looking Statements.”

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements, including the First Lien Facility and the indenture governing the notes, may restrict us from adopting some of these alternatives. Without such resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due.

Repayment of our debt, including the notes, is dependent on cash flow generated by our subsidiaries.

Our subsidiaries own a significant portion of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness, including the notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and (if they are not guarantors of the notes) their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our non-guarantor subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under the First Lien Facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could prohibit us from making payments of principal, premium, if any, or interest on the notes and could substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to make required payments of principal, premium, if any, or interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all of the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest. If our operating performance declines, we may in the future need to seek waivers from the required lenders under the First Lien Facility to avoid being in default. If we breach our covenants under the First Lien Facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the First Lien Facility, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation.

The notes and the guarantees will not be secured by any of our assets and therefore will be effectively subordinated to our existing and future secured indebtedness.

The notes and any guarantees thereof will be general unsecured obligations ranking effectively junior in right of payment to existing and future secured debt of Lear or the guarantors to the extent of the collateral securing such debt. The indenture governing the notes will permit the incurrence of additional debt, some of which may be secured debt. See “Description of Notes.” In the event that we or a guarantor are declared bankrupt, become insolvent or are liquidated or reorganized, creditors whose debt is secured by assets of Lear or the applicable guarantor will be entitled to the remedies available to secured holders under applicable laws, including the foreclosure of the collateral securing such debt, before any payment may be made with respect to the notes or the affected guarantees. As a result, there may be insufficient assets to pay amounts due on the notes and holders of the notes may receive less, ratably, than holders of secured indebtedness.

The notes will be structurally subordinated to all liabilities of our non-guarantor subsidiaries.

The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries that are not guaranteeing the notes. These non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. For the fiscal year ended December 31, 2009, the subsidiaries that are not guaranteeing the notes had net sales of $9.0 billion and generated net income attributable to Lear of $14.9 million. In addition, as of December 31, 2009, the subsidiaries that are not guaranteeing the notes held $4.3 billion of our total assets and had $47.3 million of outstanding indebtedness. Any right that we or the subsidiary guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

Federal and state fraudulent transfer laws permit a court, under certain circumstances, to void the notes and the guarantees, and, if that occurs, you may not receive any payments on the notes.

The issuance of the notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes if a bankruptcy, liquidation or reorganization case or a lawsuit, including under circumstances in which bankruptcy is not involved, were commenced at some future date by us, by the guarantors or on behalf of our unpaid creditors or the unpaid creditors of a guarantor. While the relevant laws may vary from state to state, under such laws the payment of the proceeds from the issuance of the notes will generally be a fraudulent conveyance if (i) the consideration was paid with the intent of hindering, delaying or defrauding creditors or (ii) we or any of our subsidiary guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee, and, in the case of (ii) only, one of the following is also true:

•	we or any of our subsidiary guarantors were or was insolvent or rendered insolvent by reason of issuing the notes or the guarantees;

•	payment of the consideration left us or any of our subsidiary guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of our subsidiary guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of ours or such subsidiary guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our other debt and that of our subsidiary guarantors that could result in acceleration of such debt.

The measures of insolvency for purposes of fraudulent conveyance laws vary depending upon the law of the jurisdiction that is being applied. Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the subsidiary guarantors were solvent at the relevant time, or regardless of the standard used, that the issuance of the notes and the guarantees would not be subordinated to our or any subsidiary guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the applicable subsidiary guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable subsidiary guarantor’s other debt or take other action detrimental to the holders of the notes.

If the lenders under the First Lien Facility release the guarantors under the First Lien Facility, those guarantors will be released from their guarantees of the notes.

The lenders under the First Lien Facility have the discretion to release the guarantees under the first lien credit agreement. If a subsidiary is no longer a guarantor of obligations under the First Lien Facility or any other successor credit facilities that may be then outstanding, then the guarantee of the notes by such subsidiary will be released automatically without action by, or consent of, any holder of the notes or the trustee under the indenture governing the notes. See “Description of Notes — Subsidiary Guarantees.” You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

The terms of the First Lien Facility, the indenture governing the notes and the agreements governing our other indebtedness may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

The First Lien Facility, the indenture governing the notes and the agreements governing our other indebtedness contain, and any future indebtedness of ours may contain, a number of restrictive covenants that will impose significant operating and financial restrictions on us, which restrict our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other restricted payments;

•	create or incur certain liens;

•	engage in sales of assets and subsidiary stock;

•	enter into transactions with affiliates;

•	sell or dispose of our assets or enter into merger or consolidation transactions;

•	make investments, including acquisitions;

•	enter into lines of businesses which are not reasonably related to those businesses in which we are engaged;

•	enter into contracts containing restrictions on granting liens or making distributions, loans or transferring assets to us or any guarantor under the First Lien Facility; and/or

•	repay indebtedness (including the notes) prior to stated maturities.

In addition, the First Lien Facility requires us to maintain certain financial covenants. As a result of these covenants, we will be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

A failure to comply with the covenants contained in the First Lien Facility and the agreements governing our other indebtedness, including the notes, could result in an event of default under our existing credit agreement or the agreements governing our other indebtedness, which, if not cured or waived, could have a material adverse affect on our business, financial condition and results of operations. In the event of any default under the First Lien Facility or the agreements governing our other indebtedness, the lenders thereunder:

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

•	may have the ability to require us to apply all of our available cash to repay these borrowings; or

•	may prevent us from making debt service payments under our other agreements, including the indenture governing the notes, any of which could result in an event of default under the notes.

If the indebtedness under the First Lien Facility or our other indebtedness, including the notes, were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.

Notwithstanding the restrictions described above, the indenture governing the notes does not impose any restrictions on our ability to invest in other entities (including unaffiliated entities) and permits us to redesignate our restricted subsidiaries as “unrestricted” in certain circumstances, including in connection with the creation of foreign joint ventures or if we could (at the time of such redesignation) make a restricted payment in an amount equal to the lesser of our investment in the restricted subsidiary and the fair market value of the restricted subsidiary. We will be able to make restricted payments so long as our total leverage ratio (as defined in the indenture governing the notes) is less than 3.75 to 1.00 at the time of, and after giving effect to, any such restricted payment.

We may not be able to repurchase the notes upon a change of control.

Upon a change of control as defined in the indenture governing the notes, we will be required to make an offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest, unless we have previously given notice of our intention to exercise our right to redeem the notes. We may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control offer or, if then permitted under the indenture governing the notes, to redeem the notes. We also may be contractually restricted pursuant to the terms governing our existing indebtedness from purchasing all or some of the notes tendered upon a change of control. A failure to make the applicable change of control offer or to pay the applicable change of control purchase price when due would result in a default under the indenture. The occurrence of a change of control would also constitute an event of default under the First Lien Agreement and may constitute an event of default under the terms of the agreements governing our other indebtedness. See “Description of Notes — Change of Control.”

There can be no assurances that an active trading market will develop for the notes, which could make it more difficult for holders of the notes to sell their notes and/or result in a lower price at which holders would be able to sell their notes.

There is currently no established trading market for the notes, and there can be no assurance as to the liquidity of any markets that may develop for the notes, the ability of the holders of the notes to sell their notes or the price at which such holders would be able to sell their notes. If such a market were to exist, the notes could trade at prices that may be lower than the initial market values thereof depending on many factors, including prevailing interest rates and our business performance. We do not intend to apply for the listing of the notes on any securities exchange in the United States or elsewhere. Certain of the underwriters have advised us that they currently intend to make a market in the notes, as permitted by applicable laws and regulations. However, none of the underwriters are obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. See “Underwriting.”

If the notes are rated investment grade by both Moody’s and S&P in the future, certain covenants contained in the indenture will no longer be applicable to the notes, and the holders of the notes will lose the protection of these covenants.

The indenture contains certain covenants that will no longer be applicable to the notes if, during any future period, the notes are rated investment grade by both Moody’s and S&P, provided that at such time no default or event of default has occurred and is continuing. See “Description of Notes — Certain Covenants — Suspended Covenants.” These covenants restrict, among other things, our ability to pay dividends, incur additional debt and enter into certain types of transactions. Because we would not be subject to these restrictions during the time that the notes are rated investment grade by both Moody’s and S&P, we would be able to make dividends and distributions, incur substantial additional debt and enter into certain types of transactions during such period.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $           after deducting underwriting discounts and our estimated expenses related to the offering. We intend to use the net proceeds from this offering, together with our current cash and cash equivalents, to repay all amounts outstanding under the Second Lien Facility. In addition, in the event that the net proceeds from this offering exceed the amounts outstanding under the Second Lien Facility, we intend to apply such excess amount, together with our current cash and cash equivalents, to repay all or a portion of the amounts outstanding under the First Lien Term Facility.

As of March 19, 2010, the aggregate principal amounts outstanding under the Second Lien Facility and the First Lien Term Facility were $550 million and $375 million, respectively. For a description of the interest rate and the maturity of the indebtedness under the Second Lien Facility and the First Lien Facility, as well as a description of the use of proceeds of the indebtedness outstanding thereunder, see the information set forth under the headings “— First Lien Facility” and “— Second Lien Facility” in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Financial Condition” included elsewhere in this prospectus supplement.

CAPITALIZATION

The below table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 2009 (i) on an actual basis and (ii) on an as adjusted basis after giving effect to this offering and the use of proceeds therefrom. We have assumed that the estimated net proceeds of this offering after deducting the estimated offering fees and expenses and the original issue discount, if any, will be approximately $      million.

You should read this table together with “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus supplement and our consolidated financial statements and the notes thereto incorporated herein by reference.

	As of December 31, 2009
	Actual	As Adjusted
	(In millions)

Cash and cash equivalents	$1,554.0

Short-term debt:
Short-term borrowings	$37.1
Current portion of long-term debt	8.1

Total short-term debt	$45.2

Long-term debt:
First lien facility(1)	$375.0
Second lien facility	550.0
2018 notes	—
2020 notes	—
Other long-term debt	10.2
Less current portion	(8.1)

Total long-term debt, less current portion	$927.1

Total debt	$972.3

Equity	2,181.8

Total capitalization	$3,154.1

(1)	Effective as of March 19, 2010, we added the $110 million Revolving Credit Facility to the First Lien Facility. See “Summary — Recent Developments — Revolving Credit Facility.”

SELECTED HISTORICAL FINANCIAL DATA

The following statement of operations, statement of cash flow and balance sheet data were derived from our consolidated financial statements. Our consolidated financial statements for the two month period ended December 31, 2009, the ten month period ended November 7, 2009 and the years ended December 31, 2008, 2007, 2006 and 2005, have been audited by Ernst & Young LLP. The selected financial data below should be read in conjunction with, and are qualified in their entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus supplement and our consolidated financial statements and the notes thereto incorporated herein by reference.

We adopted fresh-start accounting upon our emergence from Chapter 11 bankruptcy proceedings and became a new entity for financial reporting purposes as of November 7, 2009. Accordingly, the consolidated financial statements for the reporting entity subsequent to emergence from Chapter 11 bankruptcy proceedings (the “Successor”) are not comparable to the consolidated financial statements for the reporting entity prior to emergence from Chapter 11 bankruptcy proceedings (the “Predecessor”). For a discussion of fresh-start accounting, see Note 1 “Basis of Presentation” and Note 3 “Fresh-Start Accounting,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

	Successor	Predecessor
	Two Month	Ten Month
	Period Ended	Period Ended
	December 31,	November 7,	Year Ended December 31,
	2009(1)	2009(2)	2008(3)	2007(4)	2006(5)	2005(6)
Statement of Operations Data: (in millions)
Net sales	$1,580.9	$8,158.7	$13,570.5	$15,995.0	$17,838.9	$17,089.2
Gross profit	72.8	287.4	747.6	1,151.8	930.8	739.5
Selling, general and administrative expenses	71.2	376.7	511.5	572.8	644.6	629.2
Amortization of intangible assets	4.5	4.1	5.3	5.2	5.2	4.9
Goodwill impairment charges	—	319.0	530.0	—	2.9	1,012.8
Divestiture of Interior business	—	—	10.7	636.0	—
Interest expense	11.1	151.4	190.3	199.2	209.8	183.2
Other (income) expense, net(7)	19.8	(16.6)	51.9	40.7	85.7	38.0
Reorganization items and fresh-start accounting adjustments, net	—	(1,474.8)	—	—	—	—

Consolidated income (loss) before provision (benefit) for income taxes, equity in net (income) loss of affiliates and cumulative effect of a change in accounting principle	(33.8)	927.6	(541.4)	323.2	(653.4)	(1,128.6)
Provision (benefit) for income taxes	(24.2)	29.2	85.8	89.9	54.9	194.3
Equity in net (income) loss of affiliates	(1.9)	64.0	37.2	(33.8)	(16.2)	51.4

	Successor	Predecessor
	Two Month	Ten Month
	Period Ended	Period Ended
	December 31,	November 7,	Year Ended December 31,
	2009(1)	2009(2)	2008(3)	2007(4)	2006(5)	2005(6)
Statement of Operations Data: (in millions)
Consolidated income (loss) before cumulative effect of a change in accounting principle	(7.7)	834.4	(664.4)	267.1	(692.1)	(1,374.3)
Cumulative effect of a change in accounting principle(8)	—	—	—	—	(2.9)	—
Consolidated net income (loss)	(7.7)	834.4	(664.4)	267.1	(689.2)	(1,374.3)
Net income (loss) attributable to noncontrolling interests	(3.9)	16.2	25.5	25.6	18.3	7.2
Net income (loss) attributable to Lear	$(3.8)	$818.2	$(689.9)	$241.5	$(707.5)	$(1,381.5)

Basic net income (loss) per share attributable to Lear	$(0.11)	$10.56	$(8.93)	$3.14	$(10.31)	$(20.57)
Diluted net income (loss) per share attributable to Lear	$(0.11)	$10.55	$(8.93)	$3.09	$(10.31)	$(20.57)
Weighted average shares outstanding — basic	34,525,187	77,499,860	77,242,360	76,826,765	68,607,262	67,166,668
Weighted average shares outstanding — diluted	34,525,187	77,559,792	77,242,360	78,214,248	68,607,262	67,166,668
Dividends per share	$—	$—	$—	$—	$0.25	$1.00
Statement of Cash Flow Data: (in millions)
Cash flows from operating activities	324.0	(499.2)	163.6	487.5	299.1	571.5
Cash flows from investing activities	(39.5)	(52.7)	(144.4)	(340.0)	(312.2)	(541.6)
Cash flows from financing activities	30.2	165.0	987.3	(70.4)	263.6	(357.7)
Capital expenditures	41.3	77.5	167.7	202.2	347.6	568.4
Other Data (unaudited):
Ratio of earnings to fixed charges(9)	—	6.3x	—	2.4x	—	—

	Successor	Predecessor
	December 31,	December 31,	December 31,	December 31,	December 31,
As of or Year Ended	2009	2008	2007	2006	2005
Balance Sheet Data: (in millions)
Current assets	$3,787.0	$3,674.2	$3,718.0	$3,890.3	$3,846.4
Total assets	6,073.3	6,872.9	7,800.4	7,850.5	8,288.4
Current liabilities	2,400.8	4,609.8	3,603.9	3,887.3	4,106.7
Long-term debt	927.1	1,303.0	2,344.6	2,434.5	2,243.1
Equity	2,181.8	247.7	1,117.5	640.0	1,171.2
Other Data (unaudited):
Employees at year end	74,870	80,112	91,455	104,276	115,113
North American content per vehicle(10)	$345	$391	$483	$645	$586
North American vehicle production (in millions)(11)	8.5	12.6	15.0	15.2	15.8
European content per vehicle(12)	$293	$350	$342	$338	$350
European vehicle production (in millions)(13)	15.7	18.8	20.2	19.0	18.7

(1)	Results include $44.5 million of restructuring and related manufacturing inefficiency charges, a $1.9 million loss related to a transaction with an affiliate, $15.1 million of charges as a result of the bankruptcy proceedings and the application of fresh-start accounting and a $27.6 million tax benefit primarily related to the settlement of a tax matter in a foreign jurisdiction.

(2)	Results include $319.0 million of goodwill impairment charges, a gain of $1,474.8 million related to reorganization items and fresh-start accounting adjustments, $23.9 million of fees and expenses related to our capital restructuring, $115.5 million of restructuring and related manufacturing inefficiency charges (including $5.6 million of fixed asset impairment charges), $42.0 million of impairment charges related to our investments in two equity affiliates, a $9.9 million loss related to a transaction with an affiliate and a $23.1 million tax benefit related to reorganization items and fresh-start accounting adjustments.

(3)	Results include $530.0 million of goodwill impairment charges, $193.9 million of restructuring and related manufacturing inefficiency charges (including $17.5 million of fixed asset impairment charges), $7.5 million of gains related to the extinguishment of debt, a $34.2 million impairment charge related to an investment in an affiliate, $22.2 million of gains related to the sales of our interests in two affiliates and $8.5 million of net tax benefits related to a reduction in recorded tax reserves, the reversal of a valuation allowance in a European subsidiary and the establishment of a valuation allowance in another European subsidiary.

(4)	Results include $20.7 million of charges related to the divestiture of our interior business, $181.8 million of restructuring and related manufacturing inefficiency charges (including $16.8 million of fixed asset impairment charges), $36.4 million of a curtailment gain related to the freeze of the U.S. salaried pension plan, $34.9 million of merger transaction costs, $3.9 million of losses related to the acquisition of the noncontrolling interest in an affiliate and $24.8 million of net tax benefits related to changes in valuation allowances in several foreign jurisdictions, tax rates and various other tax items.

(5)	Results include $636.0 million of charges related to the divestiture of our interior business, $2.9 million of goodwill impairment charges, $10.0 million of fixed asset impairment charges, $99.7 million of restructuring and related manufacturing inefficiency charges (including $5.8 million of fixed asset impairment charges), $47.9 million of charges related to the extinguishment of debt, $26.9 million of gains related to the sales of our interests in two affiliates and $19.5 million of net tax benefits related to the expiration of the statute of limitations in a foreign taxing jurisdiction, a tax audit resolution, a favorable tax ruling and several other tax items.

(6)	Results include $1,012.8 million of goodwill impairment charges, $82.3 million of fixed asset impairment charges, $104.4 million of restructuring and related manufacturing inefficiency charges (including

$15.1 million of fixed asset impairment charges), $39.2 million of litigation-related charges, $46.7 million of charges related to the divestiture and/or capital restructuring of joint ventures, $300.3 million of tax charges, consisting of a U.S. deferred tax asset valuation allowance of $255.0 million and an increase in related tax reserves of $45.3 million, and $17.8 million of tax benefits related to a tax law change in Poland.

(7)	Includes non-income related taxes, foreign exchange gains and losses, discounts and expenses associated with our asset-backed securitization and factoring facilities, gains and losses related to certain derivative instruments and hedging activities, gains and losses on the extinguishment of debt, gains and losses on the sales of fixed assets and other miscellaneous income and expense.

(8)	The cumulative effect of a change in accounting principle in 2006 resulted from the adoption of FASB Accounting Standards Codificationtm 718, “Compensation — Stock Compensation.”

(9)	“Fixed charges” consist of interest on debt, amortization of deferred financing fees and that portion of rental expenses representative of interest. “Earnings” consist of consolidated income (loss) before provision (benefit) for income taxes and equity in the undistributed net (income) loss of affiliates, fixed charges and cumulative effect of a change in accounting principle. Earnings in the two month period ended December 31, 2009 and in the years ended December 31, 2008, 2006 and 2005 were insufficient to cover fixed charges by $33.2 million, $537.3 million, $651.8 million and $1,123.3 million, respectively. Accordingly, such ratio is not presented for these years.

(10)	“North American content per vehicle” is our net sales in North America divided by estimated total North American vehicle production. Content per vehicle data excludes business conducted through non-consolidated joint ventures. Content per vehicle data for 2008 has been updated to reflect actual production levels.

(11)	“North American vehicle production” includes car and light truck production in the United States, Canada and Mexico as provided by Ward’s Automotive. Production data for 2008 has been updated to reflect actual production levels.

(12)	“European content per vehicle” is our net sales in Europe divided by estimated total European vehicle production. Content per vehicle data excludes business conducted through non-consolidated joint ventures. Content per vehicle data for 2008 has been updated to reflect actual production levels.

(13)	“European vehicle production” includes car and light truck production in Austria, Belgium, Bosnia, Czech Republic, Finland, France, Germany, Hungary, Italy, Netherlands, Norway, Poland, Portugal, Romania, Serbia, Slovakia, Slovenia, Spain, Sweden, Turkey, Ukraine and the United Kingdom as provided by CSM Worldwide. Production data for 2008 has been updated to reflect actual production levels.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Executive Overview

We were incorporated in Delaware in 1987 and are one of the world’s largest automotive suppliers based on net sales. We supply our products to every major automotive manufacturer in the world.

We supply automotive manufacturers with complete automotive seat systems and electrical power management systems. Our strategy is to leverage our global presence and expand our low-cost footprint, focus on our core capabilities, selective vertical integration and investments in technology and enhance and diversify our strong customer relationships through operational excellence. Historically, we also supplied automotive interior components and systems, including instrument panels and cockpit systems, headliners and overhead systems, door panels and flooring and acoustic systems. As discussed below, in 2006 and 2007, we divested substantially all of the assets of this segment to joint ventures in which we hold a noncontrolling interest.

Chapter 11 Bankruptcy Proceedings

In 2009, we completed a comprehensive evaluation of our strategic and financial options and concluded that voluntarily filing for bankruptcy protection under Chapter 11 was necessary in order to re-align our capital structure to address lower industry production and capital market conditions and position our business for long-term success. On July 7, 2009, Lear and certain of our U.S. and Canadian subsidiaries (the “Canadian Debtors” and collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code (“Chapter 11”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (Consolidated Case No. 09-14326). On July 9, 2009, the Canadian Debtors also filed petitions for protection under section 18.6 of the Companies’ Creditors Arrangement Act in the Ontario Superior Court, Commercial List (the “Canadian Court”). On September 12, 2009, the Debtors filed with the Bankruptcy Court their First Amended Joint Plan of Reorganization (as amended and supplemented, the “Plan”) and their Disclosure Statement (as amended and supplemented, the “Disclosure Statement”). On November 5, 2009, the Bankruptcy Court entered an order approving and confirming the Plan (the “Confirmation Order”), and on November 6, 2009, the Canadian Court entered an order recognizing the Confirmation Order and giving full force and effect to the Confirmation Order and Plan under applicable Canadian law.

On November 9, 2009 (the “Effective Date”), the Debtors consummated the reorganization contemplated by the Plan and emerged from Chapter 11 bankruptcy proceedings.

Post-Emergence Capital Structure and Recent Events

Following the Effective Date and after giving effect to the Excess Cash Paydown (as described below), our capital structure consisted of the following:

•	First Lien Facility — The First Lien Term Facility of $375 million.

•	Second Lien Facility — The Second Lien Facility of $550 million.

•	Series A Preferred Stock — $450 million, or 10,896,250 shares, of Series A convertible participating preferred stock (the “Series A Preferred Stock”), which does not bear any mandatory dividends. The Series A Preferred Stock is convertible into approximately 24.2% of our new common stock, par value $0.01 per share (“Common Stock”), on a fully diluted basis. As of December 31, 2009, we had 9,881,303 shares of Series A Preferred Stock outstanding.

•	Common Stock and Warrants — A single class of Common Stock, including sufficient shares to provide for (i) management equity grants, (ii) the conversion of the Series A Preferred Stock into Common Stock and (iii) warrants to purchase 15%, or 8,157,249 shares, of our Common Stock, on a fully diluted basis (the “Warrants”). On December 21, 2009, the Warrants became exercisable at an exercise price of $0.01 per share of Common Stock. The Warrants expire on November 9, 2014. As of December 31, 2009, we had 36,954,733 shares of Common Stock outstanding and 6,377,068 Warrants outstanding.

Pursuant to the Plan, to the extent that we had liquidity on the Effective Date in excess of $1.0 billion, subject to certain working capital and other adjustments and accruals, the amount of such excess would be utilized (i) first, to prepay the Series A Preferred Stock in an aggregate stated value of up to $50 million; (ii) second, to prepay the Second Lien Facility in an aggregate principal amount of up to $50 million; and (iii) third, to reduce the First Lien Term Facility (such prepayments and reductions, the “Excess Cash Paydown”).

On November 27, 2009, we determined our liquidity on the Effective Date, for purposes of the Excess Cash Paydown, which consisted of approximately $1.5 billion in cash and cash equivalents. After giving effect to certain working capital and other adjustments and accruals, the resulting aggregate Excess Cash Paydown was approximately $225 million. The Excess Cash Paydown was applied, in accordance with the Plan, (i) first, to prepay the Series A Preferred Stock in an aggregate stated value of $50 million; (ii) second, to prepay the Second Lien Facility in an aggregate principal amount of $50 million; and (iii) third, to reduce the First Lien Term Facility by an aggregate principal amount of approximately $125 million.

On November 27, 2009, we elected to make the delayed draw provided for under the First Lien Term Facility in the amount of $175 million. Following such delayed draw funding, and when combined with our initial draw under the First Lien Term Facility of $200 million on the Effective Date and after giving effect to the Excess Cash Paydown, the aggregate principal amount outstanding under the First Lien Term Facility was $375 million. The application of the Excess Cash Paydown and the delayed draw under the First Lien Term Facility are reflected above in the information setting forth our capital structure following the Effective Date.

Cancellation of Certain Pre-Petition Obligations

Under the Plan, our pre-petition equity, debt and certain of our other obligations were cancelled and extinguished, as follows:

•	Our pre-petition common stock was extinguished, and no distributions were made to our former shareholders;

•	Our pre-petition debt securities were cancelled, and the indentures governing such debt securities were terminated (other than for the purposes of allowing holders of the notes to receive distributions under the Plan and allowing the trustees to exercise certain rights); and

•	Our pre-petition primary credit facility was cancelled (other than for the purposes of allowing creditors under that facility to receive distributions under the Plan and allowing the administrative agent to exercise certain rights).

For further information regarding the First Lien Facility and the Second Lien Facility, see Note 10, “Long-Term Debt,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference. For further information regarding the Series A Preferred Stock, the Common Stock and the Warrants, see “Description of Capital Stock” and “Description of Warrants” in the accompanying prospectus. For further information regarding the resolution of certain of our other pre-petition liabilities in accordance with the Plan, see Note 3, “Fresh-Start Accounting — Liabilities Subject to Compromise,” and Note 15, “Commitments and Contingencies,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

Tax Implications Arising from Bankruptcy Emergence

Under the Plan, our pre-petition debt securities, primary credit facility and other obligations were extinguished. Absent an exception, a debtor recognizes cancellation of indebtedness income (“CODI”) upon discharge of its outstanding indebtedness for an amount of consideration that is less than its adjusted issue price.

The Internal Revenue Code of 1986, as amended (“IRC”), provides that a debtor in a bankruptcy case may exclude CODI from income but must reduce certain of its tax attributes by the amount of any CODI realized as a result of the consummation of a plan of reorganization. The amount of CODI realized by a taxpayer is the adjusted issue price of any indebtedness discharged less the sum of (i) the amount of cash paid, (ii) the issue price of any new indebtedness issued and (iii) the fair market value of any other consideration, including equity, issued. As a result of the market value of our equity upon emergence from Chapter 11 bankruptcy proceedings, we were able to retain a significant portion of our U.S. net operating loss, capital loss and tax credit carryforwards (collectively, the “Tax Attributes”) after reduction of the Tax Attributes for CODI realized on emergence from Chapter 11 bankruptcy proceedings.

IRC Sections 382 and 383 provide an annual limitation with respect to the ability of a corporation to utilize its Tax Attributes, as well as certain built-in-losses, against future U.S. taxable income in the event of a change in ownership. Our emergence from Chapter 11 bankruptcy proceedings is considered a change in ownership for purposes of IRC Section 382. The limitation under the IRC is based on the value of the corporation as of the emergence date. As a result, our future U.S. taxable income may not be fully offset by the Tax Attributes if such income exceeds our annual limitation, and we may incur a tax liability with respect to such income. In addition, subsequent changes in ownership for purposes of the IRC could further diminish our Tax Attributes.

Reorganization and Fresh-Start Accounting

In 2009, we recognized a gain of approximately $2.0 billion for reorganization items as a result of the bankruptcy proceedings. This gain reflects the cancellation of our pre-petition equity, debt and certain of our other obligations, partially offset by the recognition of certain of our new equity and debt obligations, as well as professional fees incurred as a direct result of the bankruptcy proceedings.

Upon our emergence from Chapter 11 bankruptcy proceedings, we adopted fresh-start accounting in accordance with the provisions of FASB Accounting Standards CodificationTM (“ASC”) 852, “Reorganizations.” Fresh-start accounting results in a new entity for financial reporting purposes. Accordingly, results for the two month period ended December 31, 2009 (the “2009 Successor Period”), and for the ten month period ended November 7, 2009 (the “2009 Predecessor Period”), are presented separately. In addition, fresh-start accounting requires all assets and liabilities to be recorded at fair value. In 2009, we recognized a charge of approximately $526 million related to the valuation of our net assets upon emergence from Chapter 11 bankruptcy proceedings.

In addition, we recognized charges of approximately $15 million in the 2009 Successor Period as a result of the bankruptcy proceedings and the adoption of fresh-start accounting. The majority of these charges related to the inventory fair value adjustment of approximately $9 million, which was recognized in cost of sales in the 2009 Successor Period as the inventory was sold.

For additional information regarding the bankruptcy proceedings, reorganization items and fresh-start accounting adjustments, see Note 2, “Reorganization under Chapter 11,” and Note 3, “Fresh-Start Accounting,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

Industry Overview

Demand for our products is directly related to the automotive vehicle production of our major customers. Automotive sales and production can be affected by general economic or industry conditions, labor relations issues, fuel prices, regulatory requirements, government initiatives, trade agreements, availability and cost of credit and other factors. Our operating results are also significantly impacted by the overall commercial success of the vehicle platforms for which we supply particular products, as well as our relative profitability on these platforms. In addition, it is possible that customers could elect to manufacture components internally that are currently produced by external suppliers, such as us. The loss of business with respect to any vehicle model for which we are a significant supplier, or a decrease in the production levels of any such models, could have a material adverse impact on our operating results. In addition, larger cars and light trucks, as well as vehicle platforms that offer more features and functionality, such as luxury, sport utility and crossover vehicles, typically have more content and, therefore, tend to have a more significant impact on our operating results.

After sustained market share and operating losses in recent years, 2009 was a pivotal year for our two largest customers, General Motors and Ford. Vehicle production for General Motors and Ford declined in North America by 44% and 16%, respectively. In Europe, vehicle production followed similar trends for both customers. As a result, General Motors and Ford initiated strategic actions within their businesses, accelerated and broadened both operational and financial restructuring plans and sought direct or indirect governmental support. On June 1, 2009, General Motors and certain of its U.S. subsidiaries filed for bankruptcy protection under Chapter 11 as part of a U.S. government supported plan of reorganization. On July 10, 2009, General Motors sold substantially all of its assets to a new entity, General Motors Company, funded by the U.S. Department of the Treasury and emerged from bankruptcy proceedings. General Motors also pursued strategic transactions and government support for its Opel and Saab units in Europe. On December 23, 2009, Ford announced the settlement of all substantial commercial terms with respect to the sale of its Volvo unit in Europe to Geely, a Chinese automotive manufacturer. In addition, on April 30, 2009, Chrysler filed for bankruptcy protection under Chapter 11 as part of a U.S. government supported plan of reorganization. On June 10, 2009, Chrysler announced its emergence from bankruptcy proceedings and the consummation of a new global strategic alliance with Fiat. In 2009, less than 2% of our net sales were to Chrysler. Although General Motors Company and Chrysler emerged from bankruptcy proceedings, the prospects of our U.S. customers remain uncertain.

The global automotive industry is characterized by significant overcapacity and fierce competition among our automotive manufacturer customers. We expect these challenging industry conditions to continue in the foreseeable future. The automotive industry in 2009 was severely affected by the turmoil in the global credit markets and the economic recession in the U.S. and global economies. These conditions had a dramatic impact on consumer vehicle demand in 2009, resulting in the lowest per capita sales rates in the United States in half a century and lower global automotive production for the second consecutive year following six consecutive years of steady growth. During 2009, North American light vehicle industry production declined by approximately 32% from 2008 levels to 8.5 million units and was down more than 50% from peak levels in 2000. European light vehicle industry production declined by approximately 17% from 2008 levels to 15.7 million units and was down 22% from peak levels in 2007. The impact of this difficult environment on the global automotive industry was partially offset by significant production increases in China, continued production growth in India and relatively stable production in Brazil.

Historically, the majority of our sales and operating profit has been derived from automotive manufacturers in North America and Western Europe. Many of these customers have experienced declines in market share in their traditional markets. In addition, a disproportionate amount of our net sales and profitability in North America has been on light truck and large SUV platforms of the domestic automakers, which have experienced significant competitive pressures and reduced demand. As discussed below, our ability to maintain and improve our financial performance in the future will depend, in part, on our ability to significantly increase our penetration of the Asian markets and leverage our existing North American and European customer base geographically and across both product lines.

Our customers require us to reduce our prices and, at the same time, assume significant responsibility for the design, development and engineering of our products. Our profitability is largely dependent on our ability to achieve product cost reductions through restructuring actions, manufacturing efficiencies, product design enhancement and supply chain management. We also seek to enhance our profitability by investing in technology, design capabilities and new product initiatives that respond to the needs of our customers and consumers. We continually evaluate operational and strategic alternatives to align our business with the changing needs of our customers, improve our business structure and lower our operating costs.

Our material cost as a percentage of net sales was 69.0% in 2009 as compared to 69.3% in 2008 and 68.0% in 2007. Raw material, energy and commodity costs have been extremely volatile over the past several years. Unfavorable industry conditions have also resulted in financial distress within our supply base and an increase in the risk of supply disruption. We have developed and implemented strategies to mitigate the impact of higher raw material, energy and commodity costs, which include cost reduction actions, such as the selective in-sourcing of components, the continued consolidation of our supply base, longer-term purchase commitments and the selective expansion of low-cost country sourcing and engineering, as well as value engineering and product benchmarking. However, these strategies, together with commercial negotiations with our customers and suppliers, typically offset only a portion of the adverse impact. Although raw material, energy and commodity costs have recently moderated, these costs remain volatile and could have an adverse impact on our operating results in the foreseeable future. For more information “Risk Factors — Risks Related to Our Business — High raw material costs could continue to have an adverse impact on our profitability” and “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in this prospectus supplement.

     Outlook

As discussed herein, recent market events, including an unfavorable global economic environment, extremely challenging automotive industry conditions and the global credit crisis, are adversely impacting global automotive demand and have impacted and will continue to significantly impact our operating results in the foreseeable future. In response, we have continued to restructure our global operations and to aggressively reduce our costs. These actions have been designed to lower our operating costs, streamline our organizational structure and better align our manufacturing footprint. Our future financial results will also be affected by cash utilized in operations, including restructuring activities, and will continue to be subject to certain factors outside of our control, including the global economic environment, automotive industry conditions, global credit markets, the financial condition and restructuring actions of our customers and suppliers and other related factors. No assurance can be given regarding the length or severity of the unfavorable global economic environment and its ultimate impact on our financial results or the other factors described in this paragraph. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in this prospectus supplement, for further discussion of the risks and uncertainties affecting our operations and cash flows, borrowing availability and overall liquidity.

In evaluating our financial condition and operating performance, we focus primarily on earnings growth and cash flows, as well as return on investment. In addition to maintaining and expanding our business with our existing customers in our more established markets, our expansion plans are focused on emerging markets. Asia, in particular, continues to present significant growth opportunities, as major global automotive manufacturers implement production expansion plans and local automotive manufacturers aggressively expand their operations to meet long-term demand in this region. We currently have twelve joint ventures in China and several other joint ventures dedicated to serving Asian automotive manufacturers. In addition, we have aggressively pursued this strategy by selectively increasing our vertical integration capabilities and expanding our component manufacturing capacity in Mexico, Eastern Europe, Africa and Asia. Furthermore, we have expanded our low-cost engineering capabilities in China, India and the Philippines.

Our success in generating cash flow will depend, in part, on our ability to manage working capital efficiently. Working capital can be significantly impacted by the timing of cash flows from sales and purchases. Historically, we have generally been successful in aligning our vendor payment terms with our customer payment terms. However, our ability to continue to do so may be adversely impacted by the unfavorable financial results of our suppliers and adverse automotive industry conditions, as well as our financial results. In addition, our cash flow is impacted by our ability to manage our inventory and capital spending efficiently. We utilize return on investment as a measure of the efficiency with which assets are deployed to increase earnings. Improvements in our return on investment will depend on our ability to maintain an appropriate asset base for our business and to increase productivity and operating efficiency.

     Restructuring

In 2005, we initiated a three-year restructuring strategy to (i) eliminate excess capacity and lower our operating costs, (ii) streamline our organizational structure and reposition our business for improved long-term profitability and (iii) better align our manufacturing footprint with the changing needs of our customers. In light of industry conditions and customer announcements, we expanded this strategy in 2008. Through the end of 2008, we incurred pretax restructuring costs of approximately $528 million and related manufacturing inefficiency charges of approximately $52 million.

In 2009, we incurred additional restructuring costs of approximately $144 million and related manufacturing inefficiency charges of approximately $16 million as we continued to restructure our global operations and aggressively reduce our costs. We expect accelerated restructuring actions and related investments to continue for the next few years.

     Goodwill

In 2009 and 2008, we evaluated the carrying value of our goodwill and recorded impairment charges of $319 million and $530 million, respectively, related to our electrical power management segment. In 2009, our goodwill impairment analysis was based on our distributable value, which was approved by the Bankruptcy Court, and resulted in impairment charges of $319 million. In 2008, the impairment charges were primarily the result of significant declines in estimated production volumes.

     Financing Transactions

In April 2008, we repaid, on the maturity date, €56 million (approximately $87 million based on the exchange rate in effect as of the transaction date) aggregate principal amount of senior notes. In August 2008, we repurchased our remaining senior notes due 2009, with an aggregate principal amount of $41 million, for a purchase price of $43 million, including the call premium and related fees. In December 2008, we repurchased a portion of our senior notes due 2013 and 2016, with an aggregate principal amount of $2 million and $11 million, respectively, in the open market for an aggregate purchase price of $3 million, including related fees. In connection with these transactions, we recognized a net gain on the extinguishment of debt of approximately $8 million in 2008.

     Interior Segment

In 2006, we completed the contribution of substantially all of our European interior business to International Automotive Components Group, LLC (“IAC Europe”), a joint venture with affiliates of WL Ross & Co. LLC (“WL Ross”) and Franklin Mutual Advisers, LLC (“Franklin”), in exchange for an approximately one-third equity interest in IAC Europe. In connection with this transaction, we recorded a loss on divestiture of interior business of approximately $6 million in 2007. In 2009, as a result of an equity transaction between IAC Europe and one of our joint venture partners, our equity interest in IAC Europe decreased to 30.45%, and we recognized an impairment charge of $27 million related to our investment.

In March 2007, we completed the transfer of substantially all of the assets of our North American interior business (as well as our interests in two China joint ventures) to International Automotive Components Group North America, Inc. In addition, one of our wholly owned subsidiaries obtained an equity interest in International Automotive Components Group North America, LLC (“IAC North America”), a separate joint venture with affiliates of WL Ross and Franklin. In connection with this transaction, we recorded a loss on divestiture of interior business of approximately $612 million, of which approximately $5 million was recognized in 2007 and $607 million was recognized in 2006. We also recognized additional costs related to this transaction of approximately $10 million, which are recorded in cost of sales and selling, general and administrative expenses in the consolidated statement of operations for the year ended December 31, 2007, included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference. In October 2007, IAC North America completed the acquisition of the soft trim division of Collins & Aikman Corporation. After giving effect to these transactions, we own 18.75% of the total outstanding shares of common stock of IAC North America. In 2008, as a result of rapidly deteriorating industry conditions, we recognized an impairment charge of $34 million related to our investment.

For further discussion of these impairment charges, see “— Other Matters — Significant Accounting Policies and Critical Accounting Estimates.” We have no further funding obligations with respect to IAC Europe or IAC North America. Therefore, in the event that either of these joint ventures requires additional capital to fund its operations, our equity ownership percentage will likely be diluted.

For further information related to the divestiture of our interior business, see Note 6, “Divestiture of Interior Business,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

Other Matters

In 2009, we incurred fees and expenses of $24 million related to our capital restructuring efforts prior to our bankruptcy filing. In addition, we recognized an impairment charge of $15 million related to our investment in an equity affiliate and a loss of $12 million related to a transaction with an affiliate. In 2009, we also recognized a tax benefit of $23 million related to reorganization items and fresh-start accounting adjustments, as well as a tax benefit of $28 million primarily related to the settlement of a tax matter in a foreign jurisdiction.

In 2008, we recognized gains of $22 million related to the sales of our interests in two affiliates. In addition, we recognized a tax benefit of $9 million related to a reduction in recorded tax reserves, a tax benefit of $19 million related to the reversal of a valuation allowance in a European subsidiary and tax expense of $19 million related to the establishment of a valuation allowance in another European subsidiary.

In 2007, we recognized $35 million in costs related to an Agreement and Plan of Merger, as amended (the “AREP merger agreement”), with AREP Car Holdings Corp. and AREP Car Acquisition Corp., which was terminated in the third quarter of 2007. For further information regarding the AREP merger agreement, see Note 5, “Merger Agreement,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference. In addition, we recognized a curtailment gain of $36 million related to our decision to freeze our U.S. salaried pension plan, as well as a loss of $4 million related to the acquisition of the noncontrolling interest in an affiliate. In 2007, we also recognized a net tax benefit of $17 million as a result of changes in valuation allowances in several foreign jurisdictions, a tax benefit of $17 million related to a tax rate change in Germany and one-time tax expenses of $9 million related to various tax items.

As discussed above, our results for the 2009 Successor Period, the 2009 Predecessor Period and the years ended December 31, 2008 and 2007, reflect the following items (in millions):

	Successor	Predecessor
		Ten Month
	Two Month	Period Ended
	Period Ended	November 7,	Year Ended December 31,
	2009	2009	2008	2007
Goodwill impairment charges	$—	$319	$530	$—
Costs related to divestiture of interior business	—	—	—	21
Reorganization items and fresh-start accounting adjustments, net	—	(1,475)	—	—
Fees and expenses related to capital restructuring and other related matters	15	24	—	—
Costs of restructuring actions, including manufacturing inefficiencies of $1 million in the two month period ended December 31, 2009, $15 million in the ten month period ended November 7, 2009, $17 million in 2008 and $13 million in 2007	44	116	194	182
Costs related to merger transaction	—	—	—	35
U.S. salaried pension plan curtailment gain	—	—	—	(36)
Gains on the extinguishment of debt	—	—	(8)	—
Impairment of investment in affiliates	—	42	34	—
(Gains) losses related to affiliate transactions	2	10	(22)	4
Tax benefits	(28)	(23)	(9)	(25)

For further information related to these items, see “— Restructuring” and Note 2, “Reorganization under Chapter 11,” Note 3, “Fresh-Start Accounting,” Note 4, “Summary of Significant Accounting Policies — Impairment of Goodwill,” and “— Impairment of Long-Lived Assets,” Note 5, “Merger Agreement,” Note 6,

“Divestiture of Interior Business,” Note 7, “Restructuring,” Note 8, “Investments in Affiliates and Other Related Party Transactions,” Note 10, “Long-Term Debt,” and Note 11, “Income Taxes,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

This section includes forward-looking statements that are subject to risks and uncertainties. For further information regarding other factors that have had, or may have in the future, a significant impact on our business, financial condition or results of operations, see “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in this prospectus supplement.

Results of Operations

In connection with our emergence from Chapter 11 bankruptcy proceedings and the adoption of fresh-start accounting, the results of operations for 2009 separately present the 2009 Successor Period and the 2009 Predecessor Period. Although the 2009 Successor Period and the 2009 Predecessor Period are distinct reporting periods, the effects of emergence and fresh-start accounting did not have a material impact on the comparability of our results of operations between the periods, except as discussed below. Accordingly, references to 2009 results of operations combine the two periods in order to enhance the comparability of such information to the prior year. A summary of our operating results in millions of dollars and as a percentage of net sales is shown below:

	Successor		Predecessor
	Two Month		Ten Month
	Period Ended		Period Ended
	December 31,		November 7,		Year Ended December 31,
	2009		2009		2008		2007
Net sales
Seating	$1,251.1	79.1%	$6,561.8	80.4%	$10,726.9	79.0%	$12,206.1	76.3%
Electrical power management	329.8	20.9	1,596.9	19.6	2,843.6	21.0	3,100.0	19.4
Interior	—	—	—	—	—	—	688.9	4.3

Net sales	1,580.9	100.0	8,158.7	100.0	13,570.5	100.0	15,995.0	100.0
Gross profit	72.8	4.6	287.4	3.5	747.6	5.5	1,151.8	7.2
Selling, general and administrative expenses	71.2	4.5	376.7	4.6	511.5	3.8	572.8	3.6
Amortization of intangible assets	4.5	0.3	4.1	—	5.3	—	5.2	—
Goodwill impairment charges	—	—	319.0	3.9	530.0	3.9	—	—
Divestiture of Interior business	—	—	—	—	—	—	10.7	0.1
Interest expense	11.1	0.7	151.4	1.9	190.3	1.4	199.2	1.2
Other (income) expense, net	19.8	1.2	(16.6)	(0.2)	51.9	0.4	40.7	0.3
Reorganization items and fresh- start accounting adjustments, net	—	—	(1,474.8)	(18.1)	—	—	—	—
Provision (benefit) for income taxes	(24.2)	(1.5)	29.2	0.4	85.8	0.6	89.9	0.6
Equity in net (income) loss of affiliates	(1.9)	(0.1)	64.0	0.8	37.2	0.3	(33.8)	(0.2)
Net income (loss) attributable to noncontrolling interests	(3.9)	(0.3)	16.2	0.2	25.5	0.2	25.6	0.1
Net income (loss) attributable to Lear	(3.8)	(0.2)	818.2	10.0	(689.9)	(5.1)	241.5	1.5

Year Ended December 31, 2009, Compared With Year Ended December 31, 2008

Net sales for the year ended December 31, 2009 were $9.7 billion, as compared to $13.6 billion for the year ended December 31, 2008, a decrease of $3.8 billion or 28.2%. Lower industry production volumes in North America and Europe, as well as the impact of net foreign exchange rate fluctuations, negatively impacted net sales by $3.1 billion and $405 million, respectively.

Gross profit and gross margin were $360 million and 3.7% in 2009, as compared to $748 million and 5.5% in 2008. Lower industry production volumes in North America and Europe reduced gross profit by $699 million. Gross profit was also negatively impacted by net selling price reductions. The benefit of our productivity and restructuring actions partially offset these decreases in gross profit. Further, gross profit in the 2009 Successor Period was negatively impacted by the adoption of fresh-start accounting, which requires inventory to be recorded at fair value upon emergence. This inventory adjustment of $9 million was recognized in cost of sales in the 2009 Successor Period as the inventory was sold.

Selling, general and administrative expenses, including engineering and development expenses, were $448 million for the year ended December 31, 2009, as compared to $512 million for the year ended December 31, 2008. As a percentage of net sales, selling, general and administrative expenses were 4.6% and 3.8% in 2009 and 2008, respectively. The decrease in selling, general and administrative expenses was primarily due to favorable cost performance in 2009, including lower compensation-related expenses, as well as reduced engineering and development expenses and the impact of net foreign exchange rate fluctuations. These decreases were partially offset by fees and expenses of $24 million related to our capital restructuring efforts prior to our bankruptcy filing.

Engineering and development costs incurred in connection with the development of new products and manufacturing methods more than one year prior to launch, to the extent not recoverable from the customer, are charged to selling, general and administrative expenses as incurred. Such costs totaled $83 million in 2009 and $113 million in 2008. In certain situations, the reimbursement of pre-production engineering and design costs is contractually guaranteed by, and fully recoverable from, our customers and is therefore capitalized. For the years ended December 31, 2009 and 2008, we capitalized $116 million and $137 million, respectively, of such costs.

In the 2009 Predecessor Period, we recorded goodwill impairment charges of $319 million, related to our electrical power management segment. Our goodwill impairment analysis was based on our distributable value, which was approved by the Bankruptcy Court. In 2008, we recorded goodwill impairment charges of $530 million, related to our electrical power management segment, primarily as a result of significant declines in estimated production volumes.

Interest expense was $163 million in 2009, as compared to $190 million in 2008. Subsequent to our bankruptcy filing, we did not record contractual interest of $70 million for certain of our pre-petition debt obligations in accordance with accounting principles generally accepted in the United States (“GAAP”). This decrease was partially offset by interest and fees associated with our debtor-in-possession financing, as well as fees associated with our pre-petition primary credit facility amendments and waivers, in the 2009 Predecessor Period, and interest and fees associated with the First Lien Facility and the Second Lien Facility in the 2009 Successor Period.

Other (income) expense, net which includes non-income related taxes, foreign exchange gains and losses, discounts and expenses associated with our asset-backed securitization and factoring facilities, gains and losses related to certain derivative instruments and hedging activities, gains and losses on the extinguishment of debt, gains and losses on the sales of fixed assets and other miscellaneous income and expense, was $3 million in 2009, as compared to $52 million in 2008. In the 2009 Successor Period and 2009 Predecessor Period, we recognized losses of $2 million and $10 million, respectively, related to a transaction with an affiliate. The impact of this transaction was more than offset by an increase in foreign exchange gains. In 2008, we recognized gains of $22 million related to the sales of our interests in two affiliates, as well as a gain of $8 million on the extinguishment of debt.

In the 2009 Predecessor Period, we recognized a gain of approximately $2.0 billion for reorganization items as a result of the bankruptcy proceedings. This gain reflects the cancellation of our pre-petition equity, debt and certain of our other obligations, partially offset by the recognition of certain of our new equity and debt obligations, as well as professional fees incurred as a direct result of the bankruptcy proceedings. In addition, we recognized a charge of approximately $526 million related to the valuation of our net assets upon emergence from Chapter 11 bankruptcy proceedings pursuant to the provisions of fresh-start accounting.

In the 2009 Successor Period, the benefit for income taxes was $24 million, representing an effective tax rate of 71.6% on a pretax loss of $34 million. In the 2009 Predecessor Period, the provision for income taxes was $29 million, representing an effective tax rate of 3.1% on pretax income of $928 million. In 2008, the provision for income taxes was $86 million, representing an effective tax rate of negative 15.8% on a pretax loss of $541 million. The provision for income taxes in 2009 primarily relates to profitable foreign operations, as well as withholding taxes on royalties and dividends paid by our foreign subsidiaries. In addition, we incurred losses in several countries that provided no tax benefits due to valuation allowances on our deferred tax assets in those countries. The provision was also impacted by a portion of our restructuring charges, for which no tax benefit was provided as the charges were incurred in certain countries for which no tax benefit is likely to be realized due to a history of operating losses in those countries. Additionally, the benefit in the 2009 Successor Period was impacted by a tax benefit of $28 million primarily related to the settlement of a tax matter in a foreign jurisdiction. The provision in the 2009 Predecessor Period was impacted by a tax benefit of $23 million related to reorganization items and fresh-start accounting adjustments, as well as $319 million of goodwill impairment charges, which were not deductible. The 2008 provision for income taxes was impacted by $530 million of goodwill impairment charges, a substantial portion of which were not deductible. The provision was also impacted by a portion of our restructuring charges, for which no tax benefit was provided as the charges were incurred in certain countries for which no tax benefit is likely to be realized due to a history of operating losses in those countries. The provision was also impacted by a tax benefit of $9 million, including interest, related to a reduction in recorded tax reserves, a tax benefit of $19 million related to the reversal of a valuation allowance in a European subsidiary and tax expense of $19 million related to the establishment of a valuation allowance in another European subsidiary. Excluding these items, the effective tax rate in 2009 and 2008 approximated the U.S. federal statutory income tax rate of 35% adjusted for income taxes on foreign earnings, losses and remittances, foreign and U.S. valuation allowances, tax credits, income tax incentives and other permanent items. Further, our current and future provision for income taxes is significantly impacted by the initial recognition of and changes in valuation allowances in certain countries, particularly the United States. We intend to maintain these allowances until it is more likely than not that the deferred tax assets will be realized. Our future income taxes will include no tax benefit with respect to losses incurred and no tax expense with respect to income generated in these countries until the respective valuation allowances are eliminated. Accordingly, income taxes are impacted by the U.S. and foreign valuation allowances and the mix of earnings among jurisdictions.

Equity in net loss of affiliates was $62 million for the year ended December 31, 2009, as compared to equity in net loss of affiliates of $37 million for the year ended December 31, 2008. In the 2009 Predecessor Period, we recognized impairment charges of $27 million related to our investment in IAC Europe and $15 million related to our investment in another equity affiliate. In 2008, we recognized an impairment charge of $34 million related to our investment in IAC North America.

Net income (loss) attributable to Lear was $814 million in 2009, as compared to ($690) million in 2008, for the reasons discussed above.

Reportable Operating Segments. We have two reportable operating segments: seating, which includes seat systems and related components, and electrical power management, which includes traditional wiring and power management systems, as well as emerging high-power and hybrid electrical systems. The financial information presented below is for our two reportable operating segments and our other category for the periods presented. The other category includes unallocated costs related to corporate headquarters, geographic headquarters and the elimination of intercompany activities, none of which meets the requirements of being classified as an operating segment. Corporate and geographic headquarters costs include various support functions, such as information technology, purchasing, corporate finance, legal, executive administration and human resources. Financial measures regarding each segment’s income (loss) before goodwill impairment charges, interest expense, other (income) expense, reorganization items and fresh-start accounting adjustments, provision (benefit) for income taxes and equity in net (income) loss of affiliates (“segment earnings”) and segment earnings divided by net sales (“margin”) are not measures of performance under GAAP. Segment earnings and the related margin are used by management to evaluate the performance of our reportable operating segments. Segment earnings should not be considered in isolation or as a substitute for net income

(loss) attributable to Lear, net cash provided by (used in) operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP or as measures of profitability or liquidity. In addition, segment earnings, as we determine it, may not be comparable to related or similarly titled measures reported by other companies. For a reconciliation of consolidated segment earnings to consolidated income (loss) before provision (benefit) for income taxes and equity in net (income) loss of affiliates, see Note 16, “Segment Reporting,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

Seating.  A summary of the financial measures for our seating segment is shown below (dollar amounts in millions):

	Successor	Predecessor
	Two Month	Ten Month
	Period Ended	Period Ended	Year Ended
	December 31,	November 7,	December 31,
	2009	2009	2008
Net sales	$1,251.1	$6,561.8	$10,726.9
Segment earnings(1)	52.4	184.9	386.7
Margin	4.2%	2.8%	3.6%

(1)	See definition above.

Seating net sales were $7.8 billion for the year ended December 31, 2009, as compared to $10.7 billion for the year ended December 31, 2008, a decrease of $2.9 billion or 27.2%. Lower industry production volumes in North America and Europe, as well as the impact of net foreign exchange rate fluctuations, negatively impacted net sales by $2.5 billion and $355 million, respectively. Segment earnings, including restructuring costs, and the related margin on net sales were $237 million and 3.0% in 2009, as compared to $387 million and 3.6% in 2008. Lower industry production volumes in North America and Europe reduced segment earnings by $499 million. Segment earnings were also negatively impacted by net selling price reductions. The benefit of our productivity and restructuring actions partially offset these decreases in segment earnings. Further, segment earnings in the 2009 Successor Period were negatively impacted by the adoption of fresh-start accounting, which requires inventory to be recorded at fair value upon emergence. An inventory adjustment of $3 million was recognized in cost of sales in the 2009 Successor Period as the inventory was sold. In addition, we incurred costs related to our restructuring actions in the seating segment of $79 million in 2009, as compared to $133 million in 2008.

Electrical Power Management.  A summary of the financial measures for our electrical power management segment is shown below (dollar amounts in millions):

	Successor	Predecessor
	Two Month	Ten Month
	Period Ended	Period Ended	Year Ended
	December 31,	November 7,	December 31,
	2009	2009	2008
Net sales	$329.8	$1,596.9	$2,843.6
Segment earnings(1)	(24.5)	(131.3)	44.7
Margin	(7.4)%	(8.2)%	1.6%

(1)	See definition above.

Electrical power management net sales were $1.9 billion for the year ended December 31, 2009, as compared to $2.8 billion for the year ended December 31, 2008, a decrease of $917 million or 32.2%. Lower industry production volumes in North America and Europe, as well as the impact of net foreign exchange rate fluctuations, negatively impacted net sales by $687 million and $50 million, respectively. Segment earnings, including restructuring costs, and the related margin on net sales were ($156) million and (8.1)% in 2009, as compared to $45 million and 1.6% in 2008. Lower industry production volumes in North America and Europe reduced segment earnings by $200 million. Segment earnings were also negatively impacted by net selling price reductions. The benefit of our productivity and restructuring actions partially offset these decreases in segment earnings. Further, segment earnings in the 2009 Successor Period were negatively impacted by the adoption of fresh-start accounting, which requires inventory to be recorded at fair value upon emergence. An inventory adjustment of $6 million was recognized in cost of sales in the 2009 Successor Period as the inventory was sold. In addition, we incurred costs related to our restructuring actions in the electrical power management segment of $79 million in 2009, as compared to $31 million in 2008.

Other.  A summary of financial measures for our other category, which is not an operating segment, is shown below (dollar amounts in millions):

	Successor	Predecessor
	Two Month	Ten Month
	Period Ended	Period Ended	Year Ended
	December 31,	November 7,	December 31,
	2009	2009	2008
Net sales	$—	$—	$—
Segment earnings(1)	(30.8)	(147.0)	(200.6)
Margin	N/A	N/A	N/A

(1)	See definition above.

Our other category includes unallocated corporate and geographic headquarters costs, as well as the elimination of intercompany activity. Corporate and geographic headquarters costs include various support functions, such as information technology, purchasing, corporate finance, legal, executive administration and human resources. Segment earnings related to our other category were ($178) million in 2009, as compared to ($201) million in 2008, primarily due to savings from our restructuring and other cost improvement actions. These savings were partially offset by fees and expenses related to our capital restructuring of $21 million. In addition, we incurred costs related to our restructuring actions of $6 million in 2009, as compared to $24 million in 2008.

Year Ended December 31, 2008, Compared With Year Ended December 31, 2007

Net sales for the year ended December 31, 2008 were $13.6 billion, as compared to $16.0 billion for the year ended December 31, 2007, a decrease of $2.4 billion or 15.2%. Lower industry production volumes in North America and Europe, as well as the divestiture of our interior business, negatively impacted net sales by $2.6 billion and $656 million, respectively. These decreases were partially offset by the impact of net foreign exchange rate fluctuations and the benefit of new business, which increased net sales by $585 million and $282 million, respectively.

Gross profit and gross margin were $748 million and 5.5% in 2008, as compared to $1,152 million and 7.2% in 2007. The impact of lower industry production volumes, largely in North America, reduced gross profit by $693 million. The impact of net selling price reductions was more than offset by the benefit of our productivity and restructuring actions.

Selling, general and administrative expenses, including engineering and development expenses, were $512 million for the year ended December 31, 2008, as compared to $573 million for the year ended December 31, 2007. As a percentage of net sales, selling, general and administrative expenses were 3.8% and 3.6% in 2008 and 2007, respectively. The decrease in selling, general and administrative expenses was largely due to favorable cost performance in 2008, including lower compensation-related expenses, as well as reduced engineering and development expenses. These decreases were partially offset by the impact of net foreign exchange rate fluctuations. In 2007, a curtailment gain of $36 million related to our decision to freeze our U.S. salaried pension plan was offset by costs related to the AREP merger agreement.

Engineering and development costs incurred in connection with the development of new products and manufacturing methods more than one year prior to launch, to the extent not recoverable from the customer, are charged to selling, general and administrative expenses as incurred. Such costs totaled $113 million in 2008 and $135 million in 2007. The divestiture of our interior business resulted in a $7 million reduction in engineering and development costs. In certain situations, the reimbursement of pre-production engineering and design costs is contractually guaranteed by, and fully recoverable from, our customers and is therefore capitalized. For the years ended December 31, 2008 and 2007, we capitalized $137 million and $106 million, respectively, of such costs.

In 2008, we recorded goodwill impairment charges of $530 million, related to our electrical power management segment, primarily as a result of significant declines in estimated production volumes.

Interest expense was $190 million in 2008, as compared to $199 million in 2007. This decrease was primarily due to lower borrowing rates, partially offset by the impact of our election to borrow $1.2 billion under our revolving credit facility in the fourth quarter of 2008 to protect against possible disruptions in the capital markets and uncertain industry conditions, as well as to further bolster our liquidity.

Other expense, net which includes non-income related taxes, foreign exchange gains and losses, discounts and expenses associated with our asset-backed securitization and factoring facilities, gains and losses related to certain derivative instruments and hedging activities, gains and losses on the extinguishment of debt, gains and losses on the sales of fixed assets and other miscellaneous income and expense, was $52 million in 2008, as compared to $41 million in 2007. In 2008, we recognized gains of $22 million related to the sales of our interests in two affiliates, as well as a gain of $8 million on the extinguishment of debt. The impact of these transactions was more than offset by an increase in foreign exchange losses.

The provision for income taxes was $86 million for the year ended December 31, 2008, representing an effective tax rate of negative 15.8% on a pretax loss of $541 million, as compared to $90 million for the year ended December 31, 2007, representing an effective tax rate of 27.8% on pretax income of $323 million. The 2008 provision for income taxes was impacted by $530 million of goodwill impairment charges, a substantial portion of which were not deductible. The provision was also impacted by a portion of our restructuring charges, for which no tax benefit was provided as the charges were incurred in certain countries for which no tax benefit is likely to be realized due to a history of operating losses in those countries. The provision was also impacted by a tax benefit of $9 million, including interest, related to a reduction in recorded tax reserves, a tax benefit of $19 million related to the reversal of a valuation allowance in a European subsidiary and tax expense of $19 million related to the establishment of a valuation allowance in another European subsidiary. Excluding these items, the effective tax rate in 2008 approximated the U.S. federal statutory income tax rate of 35% adjusted for income taxes on foreign earnings, losses and remittances, U.S. and foreign valuation allowances, tax credits, income tax incentives and other permanent items. The 2007 provision for income taxes was impacted by costs of $21 million related to the divestiture of our interior business, a significant portion of which provided no tax benefit as they were incurred in the United States. The provision was also impacted by a portion of our restructuring charges and costs related to the merger transaction, for which no tax benefit was provided as the charges were incurred in certain countries for which no tax benefit is likely to be realized due to a history of operating losses in those countries. This was offset by the impact of the U.S. salaried pension plan curtailment gain of $36 million, for which no tax expense was provided as it was incurred in the United States, a net tax benefit of $17 million as a result of changes in valuation allowances in several foreign jurisdictions and a tax benefit of $17 million related to a tax rate change in Germany, partially offset by one-time tax expenses of $9 million related to various tax items. Further, our current and future provision for income taxes is significantly impacted by the initial recognition of and changes in valuation allowances in certain countries, particularly the United States. We intend to maintain these allowances until it is more likely than not that the deferred tax assets will be realized. Our future provision for income taxes will include no tax benefit with respect to losses incurred and no tax expense with respect to income generated in these countries until the respective valuation allowance is eliminated. Accordingly, income taxes are impacted by the U.S. and foreign valuation allowances and the mix of earnings among jurisdictions.

Equity in net loss of affiliates was $37 million for the year ended December 31, 2008, as compared to equity in net income of affiliates of $34 million for the year ended December 31, 2007. In 2008, we recognized an impairment charge of $34 million related to our investment in IAC North America. In addition, we recognized losses of $18 million related to our investments in IAC North America and IAC Europe.

Net income attributable to noncontrolling interests was $26 million in 2008 and 2007. In 2007, we recorded a loss of $4 million related to the acquisition of the noncontrolling interest in an affiliate.

Net loss attributable to Lear in 2008 was $690 million, or ($8.93) per diluted share, as compared to net income attributable to Lear in 2007 of $242 million, or $3.09 per diluted share, for the reasons discussed above.

Reportable Operating Segments.  Historically, we have had three reportable operating segments: seating, which includes seat systems and related components; electrical power management, which includes traditional wiring and power management systems, as well as emerging high-power and hybrid electrical systems; and interior, which has been divested and included instrument panels and cockpit systems, headliners and overhead systems, door panels, flooring and acoustic systems and other interior products. For further information related to our interior business, see Note 6, “Divestiture of Interior Business,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference. The financial information presented below is for our three reportable operating segments and our other category for the periods presented. The other category includes unallocated costs related to corporate headquarters, geographic headquarters and the elimination of intercompany activities, none of which meets the requirements of being classified as an operating segment. Corporate and geographic headquarters costs include various support functions, such as information technology, purchasing, corporate finance, legal, executive administration and human resources. Financial measures regarding each segment’s income (loss) before goodwill impairment charges, divestiture of Interior business, interest expense, other expense, provision for income taxes and equity in net (income) loss of affiliates (“segment earnings”) and segment earnings divided by net sales (“margin”) are not measures of performance under GAAP. Segment earnings and the related margin are used by management to evaluate the performance of our reportable operating segments. Segment earnings should not be considered in isolation or as a substitute for net income (loss) attributable to Lear, net cash provided by operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP or as measures of profitability or liquidity. In addition, segment earnings, as we determine it, may not be comparable to related or similarly titled measures reported by other companies. For a reconciliation of consolidated segment earnings to consolidated income (loss) before provision for income taxes and equity in net (income) loss of affiliates, see Note 16, “Segment Reporting,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

Seating.  A summary of the financial measures for our seating segment is shown below (dollar amounts in millions):

	Year Ended
	December 31,
	2008	2007

Net sales	$10,726.9	$12,206.1
Segment earnings(1)	386.7	758.7
Margin	3.6%	6.2%

(1)	See definition above.

Seating net sales were $10.7 billion for the year ended December 31, 2008, as compared to $12.2 billion for the year ended December 31, 2007, a decrease of $1.5 billion or 12.1%. Lower industry production volumes in North America and Europe negatively impacted net sales by $2.2 billion. The impact of net foreign exchange rate fluctuations and the benefit of new business favorably impacted net sales by $404 million and $190 million, respectively. Segment earnings, including restructuring costs, and the related margin on net sales were $387 million and 3.6% in 2008, as compared to $759 million and 6.2% in 2007. The decline in segment earnings was largely due to lower industry production volumes, which negatively impacted segment earnings by $558 million, as well as higher commodity costs. This decrease was partially offset by the benefit of our productivity and restructuring actions. In addition, we incurred costs related to our restructuring actions in the seating segment of $133 million in 2008, as compared to $92 million in 2007.

Electrical Power Management.  A summary of the financial measures for our electrical power management segment is shown below (dollar amounts in millions):

	Year Ended December 31,
	2008	2007

Net sales	$2,843.6	$3,100.0
Segment earnings(1)	44.7	40.8
Margin	1.6%	1.3%

(1)	See definition above.

Electrical power management net sales were $2.8 billion for the year ended December 31, 2008, as compared to $3.1 billion for the year ended December 31, 2007, a decrease of $256 million or 8.3%. Lower industry production volumes in North America and Europe negatively impacted net sales by $483 million. This decrease was partially offset by the impact of net foreign exchange rate fluctuations and the benefit of new business, which favorably impacted net sales by $181 million and $92 million, respectively. Segment earnings, including restructuring costs, and the related margin on net sales were $45 million and 1.6% in 2008, as compared to $41 million and 1.3% in 2007. The benefit of our productivity and restructuring actions, as well as lower restructuring costs and the impact of legal claims, was offset by the impact of lower industry production volumes and net selling price reductions. In 2008, we incurred costs related to our restructuring actions in the electrical power management segment of $31 million, as compared to $70 million in 2007.

Interior.  A summary of the financial measures for our interior segment is shown below (dollar amounts in millions):

	Year Ended December 31,
	2008	2007

Net sales	$—	$688.9
Segment earnings(1)	—	8.2
Margin	N/A	1.2%

(1)	See definition above.

We substantially completed the divestiture of our interior business in the first quarter of 2007. See “— Executive Overview” and Note 6, “Divestiture of Interior Business,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

Other.  A summary of financial measures for our other category, which is not an operating segment, is shown below (dollar amounts in millions):

	Year Ended December 31,
	2008	2007

Net sales	$—	$—
Segment earnings(1)	(200.6)	(233.9)
Margin	N/A	N/A

(1)	See definition above.

Our other category includes unallocated corporate and geographic headquarters costs, as well as the elimination of intercompany activity. Corporate and geographic headquarters costs include various support functions, such as information technology, purchasing, corporate finance, legal, executive administration and human resources. Segment earnings related to our other category were ($201) million in 2008, as compared to ($234) million in 2007, primarily due to savings from our restructuring and other cost improvement actions. In

2007, we recognized costs of $35 million related to the AREP merger agreement and costs of $7 million related to the divestiture of our interior business, which were partially offset by a curtailment gain of $36 million related to our decision to freeze our U.S. salaried pension plan. In addition, we incurred costs related to our restructuring actions of $24 million in 2008, as compared to $15 million in 2007.

Restructuring

In 2005, we initiated a three-year restructuring strategy to (i) eliminate excess capacity and lower our operating costs, (ii) streamline our organizational structure and reposition our business for improved long-term profitability and (iii) better align our manufacturing footprint with the changing needs of our customers. In light of industry conditions and customer announcements, we expanded this strategy in 2008. Through the end of 2008, we incurred pretax restructuring costs of approximately $528 million and related manufacturing inefficiency charges of approximately $52 million. In 2009, we continued to restructure our global operations and to aggressively reduce our costs. We expect accelerated restructuring actions and related investments to continue for the next few years.

Restructuring costs include employee termination benefits, fixed asset impairment charges and contract termination costs, as well as other incremental costs resulting from the restructuring actions. These incremental costs principally include equipment and personnel relocation costs. We also incur incremental manufacturing inefficiency costs at the operating locations impacted by the restructuring actions during the related restructuring implementation period. Restructuring costs are recognized in our consolidated financial statements in accordance with GAAP. Generally, charges are recorded as elements of the restructuring strategy are finalized. Actual costs recorded in our consolidated financial statements may vary from current estimates.

In the 2009 Successor Period, we recorded restructuring and related manufacturing inefficiency charges of $44 million in connection with our restructuring actions. These charges consist of $38 million recorded as cost of sales and $6 million recorded as selling, general and administrative expenses. Cash expenditures related to our restructuring actions totaled $15 million in the 2009 Successor Period, including $1 million in capital expenditures. The restructuring charges consist of employee termination benefits of $44 million and other related credits of ($1) million. We also estimate that we incurred approximately $1 million in manufacturing inefficiency costs during this period as a result of the restructuring. Employee termination benefits were recorded based on existing union and employee contracts, statutory requirements and completed negotiations.

In the 2009 Predecessor Period, we recorded restructuring and related manufacturing inefficiency charges of $116 million in connection with our restructuring actions. These charges consist of $111 million recorded as cost of sales, $9 million recorded as selling, general and administrative expenses and ($4) million recorded as reorganization items and fresh-start accounting adjustments, net. Cash expenditures related to our restructuring actions totaled $137 million in the 2009 Predecessor Period, including $3 million in capital expenditures. The restructuring charges consist of employee termination benefits of $78 million, fixed asset impairment charges of $6 million and contract termination costs of $7 million, as well as other related costs of $10 million. We also estimate that we incurred approximately $15 million in manufacturing inefficiency costs during this period as a result of the restructuring. Employee termination benefits were recorded based on existing union and employee contracts, statutory requirements and completed negotiations. Asset impairment charges relate to the disposal of buildings, leasehold improvements and machinery and equipment with carrying values of $6 million in excess of related estimated fair values. Contract termination costs include net pension and other postretirement benefit plan charges of $9 million and various other credits of ($2) million, the majority of which relate to the rejections of certain lease agreements in connection with our bankruptcy filing.

In 2008, we recorded restructuring and related manufacturing inefficiency charges of $194 million in connection with our restructuring actions. These charges consist of $164 million recorded as cost of sales, $24 million recorded as selling, general and administrative expenses and $6 million recorded as other (income) expense, net. Cash expenditures related to our restructuring actions totaled $180 million in 2008, including $17 million in capital expenditures. The 2008 restructuring charges consist of employee termination benefits of $128 million, fixed asset impairment charges of $17 million and contract termination costs of $9 million, as well as other related costs of $23 million. We also estimate that we incurred approximately $17 million in manufacturing inefficiency costs during this period as a result of the restructuring. Employee termination benefits were recorded based on existing union and employee contracts, statutory requirements and completed negotiations. Asset impairment charges relate to the disposal of buildings, leasehold improvements and machinery and equipment with carrying values of $17 million in excess of related estimated fair values. Contract termination costs include net pension and other postretirement benefit plan charges of $8 million, lease cancellation costs of $2 million, a reduction in previously recorded repayments of various government-sponsored grants of ($2) million and various other costs of $1 million.

In 2007, we recorded restructuring and related manufacturing inefficiency charges of $182 million in connection with our restructuring actions. These charges consist of $166 million recorded as cost of sales and $16 million recorded as selling, general and administrative expenses. Cash expenditures related to our restructuring actions totaled $111 million in 2007. The 2007 restructuring charges consist of employee termination benefits of $115 million, fixed asset impairment charges of $17 million and contract termination costs of $25 million, as well as other related costs of $12 million. We also estimate that we incurred approximately $13 million in manufacturing inefficiency costs during this period as a result of the restructuring. Employee termination benefits were recorded based on existing union and employee contracts, statutory requirements and completed negotiations. Asset impairment charges relate to the disposal of buildings, leasehold improvements and machinery and equipment with carrying values of $17 million in excess of related estimated fair values. Contract termination costs include net pension and other postretirement benefit plan curtailment charges of $19 million, lease cancellation costs of $5 million and the repayment of various government-sponsored grants of $1 million.

Liquidity and Financial Condition

Our primary liquidity needs are to fund general business requirements, including working capital requirements, capital expenditures, indebtedness and customer launch activity. In addition, approximately 90% of the costs associated with our current restructuring strategy are expected to require cash expenditures. Our principal source of liquidity is cash flows from operating activities and existing cash balances. A substantial portion of our operating income is generated by our subsidiaries. As a result, we are dependent on the earnings and cash flows of and the combination of dividends, royalties, intercompany loan repayments and other distributions and advances from our subsidiaries to provide the funds necessary to meet our obligations. There are no significant restrictions on the ability of our subsidiaries to pay dividends or make other distributions to Lear. For further information regarding potential dividends from our non-U.S. subsidiaries, see Note 11, “Income Taxes,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

Cash Flows

Net cash used in operating activities was $175 million in 2009, as compared to net cash provided by operating activities of $164 million in 2008. The decrease primarily reflects lower earnings before the impact of reorganization items and fresh-start accounting adjustments and goodwill impairment charges in 2009. The termination of our European accounts receivable factoring facilities also resulted in a decrease in operating cash flow of $186 million between years. The net change in working capital items partially offset these decreases, resulting in an increase in operating cash flow of $191 million between years.

Net cash used in investing activities was $92 million in 2009, as compared to $144 million in 2008, reflecting a decrease in capital expenditures of $49 million between years. Capital spending in 2010 is currently estimated at approximately $170 million.

Net cash provided by financing activities was $195 million in 2009, as compared to $987 million in 2008. In 2009, we borrowed $375 million under the First Lien Term Facility and prepaid $50 million under the Second Lien Facility. In addition, we paid $71 million in deferred financing fees related to our pre-petition primary credit facility, our debtor-in-possession financing, the First Lien Term Facility and the Second Lien Facility. We also prepaid $50 million of Series A Preferred Stock. In 2008, we elected to borrow $1.2 billion under our primary credit facility in order to protect against possible disruptions in the capital markets and to further bolster our liquidity position. These 2008 borrowings were partially offset by the repayment of our €56 million (approximately $87 million based on the exchange rate in effect as of the transaction date) aggregate principal amount of senior notes on the maturity date, the repurchase of the remaining $41 million aggregate principal amount of our senior notes due 2009 for a purchase price of $43 million, including the call premium and related fees, and the repurchase of $2 million aggregate principal amount of our senior notes due 2013 and $11 million aggregate principal amount of our senior notes due 2016 in the open market for an aggregate purchase price of $3 million, including related fees.

Capitalization

In addition to cash provided by operating activities, we utilize uncommitted credit facilities to fund our capital expenditures and working capital requirements at certain of our foreign subsidiaries. We utilize uncommitted lines of credit as needed for our short-term working capital fluctuations. As of December 31, 2009 and 2008, our outstanding short-term debt balance, excluding borrowings outstanding under our pre-petition primary credit facility, was $37 million and $43 million, respectively. The weighted average short-term interest rate on our unsecured short-term debt balances was 7.7% and 7.1% for the years ended December 31, 2009 and December 31, 2008, respectively. The availability of uncommitted lines of credit may be affected by our financial performance, credit ratings and other factors.

First Lien Facility.  On October 23, 2009, we entered into the First Lien Facility with certain financial institutions party thereto and JPMorgan Chase Bank, N.A., as administrative agent, providing for the issuance of term loans under the First Lien Facility. Pursuant to the terms of the First Lien Facility, on the Effective Date, we had access to $500 million, subject to certain adjustments as defined in the Plan. Upon emergence from Chapter 11 bankruptcy proceedings on November 9, 2009, we requested initial funding of $200 million under this facility and had access to the remainder (the remainder to be drawn not later than 35 days after the initial funding and the amount to be determined based on the terms of the Plan and our liquidity needs). The proceeds of the First Lien Facility were used, in part, to satisfy amounts outstanding under our debtor-in-possession credit facility, and the remaining proceeds are available for other general corporate purposes. For further information regarding the debtor-in-possession credit facility, see “— Satisfaction of DIP Agreement.”

On November 27, 2009, we elected to make the delayed draw provided for under the First Lien Facility in the amount of $175 million. As of December 31, 2009, the aggregate principal amount outstanding under the First Lien Facility was $375 million. In addition to the foregoing, upon satisfaction of certain conditions, after giving effect to the Revolving Credit Facility we will have the right to raise additional funds to increase the amount available under the First Lien Facility by an aggregate amount of up to $90 million.

The First Lien Facility is comprised of the term loans described in the preceding paragraphs and the Revolving Credit Facility. Obligations under the First Lien Facility are secured on a first priority basis by a lien on substantially all of the U.S. assets of Lear and its domestic subsidiaries, as well as 100% of the stock of Lear’s domestic subsidiaries and 65% of the stock of certain of Lear’s foreign subsidiaries. In addition, obligations under the First Lien Facility are guaranteed on a first priority basis, on a joint and several basis, by certain of Lear’s domestic subsidiaries, which are directly or indirectly 100% owned by Lear.

Advances under the First Lien Term Facility bear interest at a fixed rate per annum equal to (i) LIBOR (with a LIBOR floor of 2.0%), as adjusted for certain statutory reserves, plus 5.25%, payable on the last day of each applicable interest period but in no event less frequently than quarterly, or (ii) the Adjusted Base Rate (as defined in the First Lien Facility) plus 4.25%, payable quarterly. In addition, the First Lien Facility obligates us to pay certain fees to the lenders.

Advances under the Revolving Credit Facility bear interest at a variable rate per annum equal to (i) LIBOR, as adjusted for certain statutory reserves, plus an adjustable margin based on our corporate rating, which initially was 4.50%, payable on the last day of each applicable interest period but in no event less frequently than quarterly, or (ii) the Adjusted Base Rate (as defined in the Amended and Restated First Lien Agreement) plus an adjustable margin based on our corporate rating, which initially was 3.50%, payable quarterly. In the event the First Lien Term Facility is paid in full, the margin applicable to all advances under the Revolving Credit Facility will be reduced by 25 basis points.

The First Lien Facility contains various customary representations, warranties and covenants by us, including, without limitation, (i) covenants regarding maximum leverage and minimum interest coverage; (ii) limitations on the amount of capital expenditures; (iii) limitations on fundamental changes involving us or our subsidiaries; and (iv) limitations on indebtedness and liens. As of December 31, 2009, we were in compliance with all covenants set forth in the First Lien Facility.

Obligations under the First Lien Facility may be accelerated following certain events of default, including, without limitation, any breach by us of any representation, warranty or covenant made in the First Lien Facility or the entry into bankruptcy by us or certain of our subsidiaries.

The First Lien Term Facility matures on November 9, 2014 and the commitments under the Revolving Credit Facility expire on March 19, 2013.

Second Lien Facility.  On the Effective Date, we entered into the Second Lien Facility with certain financial institutions party thereto and JPMorgan Chase Bank, N.A., as administrative agent, providing for the issuance of $550 million of term loans under the Second Lien Facility, which debt was issued on the Effective Date in partial satisfaction of the amounts outstanding under our pre-petition primary credit facility.

Obligations under the Second Lien Facility are secured on a second priority basis by a lien on substantially all of the U.S. assets of Lear and its domestic subsidiaries, as well as 100% of the stock of Lear’s domestic subsidiaries and 65% of the stock of certain of Lear’s foreign subsidiaries. In addition, obligations under the Second Lien Facility are guaranteed on a second priority basis, on a joint and several basis, by certain of Lear’s domestic subsidiaries, which are directly or indirectly 100% owned by Lear.

Advances under the Second Lien Facility bear interest at a fixed rate per annum equal to (i) LIBOR (with a LIBOR floor of 3.5%), as adjusted for certain statutory reserves, plus 5.50% (with certain increases over the life of the Second Lien Facility), payable on the last day of each applicable interest period but in no event less frequently than quarterly, or (ii) the Adjusted Base Rate (as defined in the Second Lien Facility) plus 4.50% (with certain increases over the life of the Second Lien Facility), payable quarterly. In addition, the Second Lien Facility obligates us to pay certain fees to the lenders.

The Second Lien Facility contains various customary representations, warranties and covenants by us, including, without limitation, (i) covenants regarding maximum leverage and minimum interest coverage; (ii) limitations on the amount of capital expenditures; (iii) limitations on fundamental changes involving us or our subsidiaries; and (iv) limitations on indebtedness and liens. As of December 31, 2009, we were in compliance with all covenants set forth in the Second Lien Facility.

Obligations under the Second Lien Facility may be accelerated following certain events of default (subject to applicable cure periods), including, without limitation, the failure to pay principal or interest when due, a breach by us of any representation, warranty or covenant made in the Second Lien Facility or the entry into bankruptcy by us or certain of our subsidiaries.

The Second Lien Facility matures on November 9, 2012.

Satisfaction of DIP Agreement.  On July 6, 2009, the Debtors entered into a credit and guarantee agreement by and among Lear, as borrower, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto (the “DIP Agreement”). The DIP Agreement provided for new money debtor-in-possession financing comprised of a term loan in the aggregate principal amount of $500 million. On August 4, 2009, the Bankruptcy Court entered an order approving the DIP Agreement, and the Debtors subsequently received proceeds of $500 million, net of related fees and expenses of approximately $37 million, related to available debtor-in-possession financing. On the Effective Date, amounts outstanding under the DIP Agreement were repaid, using proceeds of the First Lien Facility and available cash.

Cancellation of Pre-Petition Primary Credit Facility and Senior Notes.  Our pre-petition primary credit facility consisted of an amended and restated credit and guarantee agreement, as further amended, which provided for maximum revolving borrowing commitments of $1.3 billion and a term loan facility of $1.0 billion. On the Effective Date, pursuant to the Plan, our pre-petition primary credit facility was cancelled (except for the purposes of allowing creditors under that facility to receive distributions under the Plan and allowing the administrative agent to exercise certain rights). On the Effective Date, pursuant to the Plan, each lender under the pre-petition primary credit facility received its pro rata share of: (i) $550 million of term loans under the Second Lien Facility; (ii) $450 million of Series A Preferred Stock; (iii) 35.5% of the Common Stock (excluding any effect of the Series A Preferred Stock, the Warrants and the management equity grants) and (iv) $100 million of cash.

Our pre-petition debt securities consisted of senior notes under the following:

•	Indenture dated as of November 24, 2006, by and among Lear, certain subsidiary guarantors party thereto from time to time and The Bank of New York Mellon Trust Company, N.A., as trustee (“BONY”), relating to the 8.5% senior notes due 2013 and the 8.75% senior notes due 2016;

•	Indenture dated as of August 3, 2004, by and among Lear, the guarantors party thereto from time to time and BNY Midwest Trust Company, N.A., as trustee, as amended and supplemented by that certain Supplemental Indenture No. 1 and Supplemental Indenture No. 2, relating to the 5.75% senior notes due 2014; and

•	Indenture dated as of February 20, 2002, by and among Lear, the guarantors party thereto from time to time and BONY, as amended and supplemented by that certain Supplemental Indenture No. 1, Supplemental Indenture No. 2, Supplemental Indenture No. 3 and Supplemental Indenture No. 4, relating to the zero-coupon convertible senior notes due 2022.

As of December 31, 2008, the aggregate amount outstanding under the senior notes was $1.3 billion.

On the Effective Date, pursuant to the Plan, the Company’s pre-petition outstanding debt securities were cancelled and the indentures governing such debt securities were terminated (except for the purposes of allowing holders of the notes to receive distributions under the Plan and allowing the trustees to exercise certain rights). Under the Plan, each holder of senior notes and certain other general unsecured claims against the Debtors and the unsecured deficiency claims of the lenders under the pre-petition primary credit facility received its pro rata share of (i) 64.5% of the Common Stock (excluding any effect of the Series A Preferred Stock, the Warrants and the management equity grants) and (ii) the Warrants.

For further information, see Note 10, “Long-Term Debt,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

Pre-Petition Senior Notes — 2008 Transactions. In April 2008, we repaid, on the maturity date, €56 million ($87 million based on the exchange rate in effect as of the transaction date) aggregate principal amount of senior notes. In August 2008, we repurchased our remaining senior notes due 2009, with an aggregate principal amount of $41 million, for a purchase price of $43 million, including the call premium and related fees. In December 2008, we repurchased a portion of our senior notes due 2013 and 2016, with an aggregate principal amount of $2 million and $11 million, respectively, in the open market for an aggregate purchase price of $3 million, including related fees. In connection with these transactions, we recognized a net gain on the extinguishment of debt of approximately $8 million, which is included in other (income) expense, net in the consolidated statement of operations included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

Contractual Obligations. Our scheduled maturities of long-term debt, including capital lease obligations, our scheduled interest payments on the First Lien Facility and the Second Lien Facility and our lease commitments under non-cancelable operating leases as of December 31, 2009, are shown below (in millions):

	2010	2011	2012	2013	2014	Thereafter	Total

Long-term debt maturities	$8.1	$6.2	$555.6	$4.3	$360.3	$0.7	$935.2
Scheduled interest payments	77.5	80.9	76.0	27.2	22.4	—	284.0
Lease commitments	67.0	46.5	33.0	23.8	16.7	35.7	222.7

Total	$152.6	$133.6	$664.6	$55.3	$399.4	$36.4	$1,441.9

The scheduled maturities above reflect the scheduled maturity of the Second Lien Facility in 2012 and the scheduled maturity of the First Lien Term Facility in 2014. As described above, the First Lien Term Facility matures in 2014, provided that if the Second Lien Facility is not refinanced prior to three months before its maturity in 2012, the maturity of the First Lien Term Facility will be adjusted automatically to three months before the maturity of the Second Lien Facility, resulting in long-term debt maturities of $919.4 million, $0.5 million and $0.3 million in 2012, 2013 and 2014, respectively.

Borrowings under the First Lien Facility and the Second Lien Facility bear interest at variable rates. Therefore, an increase in interest rates would reduce our profitability. See “— Market Risk Sensitivity.”

In addition to the obligations set forth above, we have capital requirements with respect to new programs. We enter into agreements with our customers to produce products at the beginning of a vehicle’s life cycle. Although such agreements do not provide for a specified quantity of products, once we enter into such agreements, we are generally required to fulfill our customers’ purchasing requirements for the production life of the vehicle. Prior to being formally awarded a program, we typically work closely with our customers in the early stages of the design and engineering of a vehicle’s systems. Failure to complete the design and engineering work related to a vehicle’s systems, or to fulfill a customer’s contract, could have a material adverse impact on our business.

We also enter into agreements with suppliers to assist us in meeting our customers’ production needs. These agreements vary as to duration and quantity commitments. Historically, most have been short-term agreements, which do not provide for minimum purchases, or are requirements-based contracts.

We may be required to make significant cash outlays related to our unrecognized tax benefits, including interest and penalties. However, due to the uncertainty of the timing of future cash flows associated with our unrecognized tax benefits, we are unable to make reasonably reliable estimates of the period of cash settlement, if any, with the respective taxing authorities. Accordingly, unrecognized tax benefits, including interest and penalties, of $84 million as of December 31, 2009, have been excluded from the contractual obligations table above. For further information related to our unrecognized tax benefits, see Note 11, “Income Taxes,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

We also have minimum funding requirements with respect to our pension obligations. Based on these minimum funding requirements, we expect required contributions to be approximately $25 to $30 million to our domestic and foreign pension plans in 2010. We may elect to make contributions in excess of the minimum funding requirements in response to investment performance and changes in interest rates, to achieve funding levels required by our defined benefit plan arrangements or when we believe that it is financially advantageous to do so and based on our other capital requirements. Our minimum funding requirements after 2010 will depend on several factors, including investment performance and interest rates. Our minimum funding requirements may also be affected by changes in applicable legal requirements. We also have payments due with respect to our postretirement benefit obligations. We do not fund our postretirement benefit obligations. Rather, payments are made as costs are incurred by covered retirees. We expect payments related to our postretirement benefit obligations to be approximately $10 million in 2010.

We also have a defined contribution retirement program for our salaried employees. Contributions to this plan are determined as a percentage of each covered employee’s eligible compensation and are expected to be approximately $12 million in 2010. In addition, as a result of amendments to certain of our non-qualified defined benefit plans in December 2007, we expect distributions to participants in these plans to be approximately $7 million in 2010.

For further information related to our pension and other postretirement benefit plans, see “— Other Matters — Pension and Other Postretirement Defined Benefit Plans” and Note 12, “Pension and Other Postretirement Benefit Plans,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

Off-Balance Sheet Arrangements: Guarantees and Commitments.  We guarantee 49% of certain of the debt of Tacle Seating USA, LLC. As of December 31, 2009, the aggregate amount of debt guaranteed was approximately $3 million.

Accounts Receivable Factoring.  Certain of our Asian subsidiaries periodically factor their accounts receivable with financial institutions. Such receivables are factored without recourse to us and are excluded from accounts receivable in the consolidated balance sheets included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference. In 2008, certain of our European subsidiaries entered into extended factoring agreements, which provided for aggregate purchases of specified customer accounts receivable of up to €315 million. In January 2009, Standard & Poor’s Ratings Services downgraded our corporate credit rating to CCC+ from B-, and as a result, in February 2009, the use of these facilities was suspended. In July 2009, these facilities were terminated in connection with our bankruptcy filing under Chapter 11. We cannot provide any assurance that any other factoring facilities will be available or utilized in the future. As of December 31, 2009, there were no factored receivables. As of December 31, 2008, the amount of factored receivables was $144 million.

Credit Ratings.  The credit ratings below are not recommendations to buy, sell or hold our securities and are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Our Corporate Rating and the credit ratings of the First Lien Facility and Second Lien Facility as of the date of our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference, are shown below.

	Moody’s	Standard & Poor’s
	Investors Service	Ratings Services

Corporate rating	B1	B
Credit rating of First Lien Facility	Ba1	BB−
Credit rating of Second Lien Facility	Ba2	BB−
Ratings outlook	Positive	Positive

Dividends.  We have not paid cash dividends in the last two years. The payment of cash dividends in the future will be dependent upon our financial condition, results of operations, capital requirements, alternative uses of capital and other factors. Furthermore, we have not formulated any dividend policy. The First Lien Facility and the indenture governing the notes restrict the amount of cash dividends we may pay. In addition, the payment of dividends on our common stock is subject to the rights of the holders of the Series A Preferred Stock to participate in any such dividends, as described in Note 13, “Capital Stock,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

Pre-Petition Common Stock Repurchase Programs.  Under our pre-petition common stock repurchase programs, we repurchased 259,200 shares of our outstanding pre-petition common stock at an average purchase price of $16.18 per share, excluding commissions of $0.03 per share, in 2008 and 154,258 shares of our outstanding pre-petition common stock at an average purchase price of $28.18 per share, excluding commissions of $0.03 per share, in 2007. In light of extremely adverse industry conditions, repurchases of common stock were suspended in 2008.

In connection with our emergence from Chapter 11 bankruptcy proceedings, our pre-petition common stock was extinguished, and no distributions were made to our former shareholders. So long as any of the Series A Preferred Stock remains outstanding, we cannot repurchase our common stock.

Adequacy of Liquidity Sources.  As of December 31, 2009, we had approximately $1.6 billion of cash and cash equivalents on hand, which we believe will enable us to meet our liquidity needs to satisfy ordinary course business obligations. However, our ability to continue to meet such liquidity needs is subject to and will be affected by cash flows from operations, including the impact of restructuring activities, the continued general economic downturn and turmoil in the global credit markets, challenging automotive industry conditions, including further reduction in automotive industry production, the financial condition of our customers and suppliers and other related factors. Additionally, as discussed in “— Executive Overview” above, a continued economic downturn or a further reduction in production levels could negatively impact our financial condition. Furthermore, our future financial results will be affected by cash flows from operations, including the impact of restructuring activities, and will also be subject to certain factors outside of our control, including those described above in this paragraph. No assurance can be given regarding the length or severity of the economic downturn and its ultimate impact on our financial results. See “Cautionary Statement Regarding Forward-Looking Statements,” “— Executive Overview,” including “— Executive Overview — Liquidity and Financial Condition,” and “Risk Factors” included elsewhere in this prospectus supplement, for further discussion of the risks and uncertainties affecting our cash flows from operations and overall liquidity.

Market Risk Sensitivity

In the normal course of business, we are exposed to market risk associated with fluctuations in foreign exchange rates and interest rates. Prior to our bankruptcy filing under Chapter 11, we managed these risks through the use of derivative financial instruments in accordance with management’s guidelines. We entered into all hedging transactions for periods consistent with the underlying exposures. We did not enter into derivative instruments for trading purposes.

As a result of our bankruptcy filing under Chapter 11, all of our outstanding derivative contracts were de-designated and/or terminated in the 2009 Predecessor Period. The market value of the derivative contracts as of the date that they were either de-designated or terminated was included in the counterparties’ secured claims under the Plan and settled in accordance with the Plan. There were no derivative contracts outstanding as of December 31, 2009. For additional information regarding our prior derivative contracts, see Note 17, “Financial Instruments,” to the consolidated financial statements included in our Current Report on Form 8-K filed on March 22, 2010 and incorporated herein by reference.

We intend to use derivative financial instruments, including forwards, futures, options, swaps and other derivative contracts to manage our exposures to fluctuations in foreign exchange. We will evaluate and, if appropriate, use derivative financial instruments, including forwards, futures, options, swaps and other derivative contracts to manage our exposures to fluctuations in interest rates and commodity prices in 2010.

Foreign Exchange

Operating results may be impacted by our buying, selling and financing in currencies other than the functional currency of our operating companies (“transactional exposure”). Prior to our bankruptcy filing under Chapter 11, we mitigated this risk by entering into forward foreign exchange, futures and option contracts. The foreign exchange contracts were executed with banks that we believed were creditworthy. Gains and losses related to foreign exchange contracts were deferred where appropriate and included in the measurement of the foreign currency transaction subject to the hedge. Gains and losses incurred related to foreign exchange contracts were generally offset by the direct effects of currency movements on the underlying transactions. Our most significant foreign currency transactional exposures relate to the Mexican peso and various European currencies.

In addition to transactional exposures, our operating results are impacted by the translation of our foreign operating income into U.S. dollars (“translation exposure”). In 2009, net sales outside of the United States accounted for 84% of our consolidated net sales, although certain non-U.S. sales are U.S. dollar denominated. We do not enter into foreign exchange contracts to mitigate this exposure.

Interest Rates

Prior to our bankruptcy filing under Chapter 11, our exposure to variable interest rates on outstanding variable rate debt instruments indexed to United States or European Monetary Union short-term money market rates was partially managed by the use of interest rate swap and other derivative contracts. These contracts converted certain variable rate debt obligations to fixed rate, matching effective and maturity dates to specific debt instruments. From time to time, we also utilized interest rate swap and other derivative contracts to convert certain fixed rate debt obligations to variable rate, matching effective and maturity dates to specific debt instruments. All of our interest rate swap and other derivative contracts were executed with banks that we believed were creditworthy and were denominated in currencies that matched the underlying debt instrument. Net interest payments or receipts from interest rate swap and other derivative contracts were included as adjustments to interest expense in our consolidated statements of operations on an accrual basis.

Commodity Prices

We have commodity price risk with respect to purchases of certain raw materials, including steel, leather, resins, chemicals, copper and diesel fuel. Raw material, energy and commodity costs have been extremely volatile over the past several years. In limited circumstances, we have used financial instruments to mitigate this risk.

We have developed and implemented strategies to mitigate the impact of higher raw material, energy and commodity costs, which include cost reduction actions, such as the selective in-sourcing of components, the continued consolidation of our supply base, longer-term purchase commitments and the selective expansion of low-cost country sourcing and engineering, as well as value engineering and product benchmarking. However, these strategies, together with commercial negotiations with our customers and suppliers, typically offset only a portion of the adverse impact. Although raw material, energy and commodity costs have recently moderated, these costs remain volatile and could have an adverse impact on our operating results in the foreseeable future. See “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors — Risks Related to Our Business — High raw material costs could continue to have an adverse impact on our profitability” included elsewhere in this prospectus supplement.

Prior to our bankruptcy filing under Chapter 11, we used derivative instruments to reduce our exposure to fluctuations in certain commodity prices, including copper. Commodity swap contracts were executed with banks that we believed were creditworthy.

For further information related to the financial instruments described above, see Note 17, “Financial Instruments,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

Other Matters

Legal and Environmental Matters

We are involved from time to time in various legal proceedings and claims, including, without limitation, commercial and contractual disputes, product liability claims and environmental and other matters. As of December 31, 2009, we had recorded reserves for pending legal disputes, including commercial disputes and other matters, of $19 million. In addition, as of December 31, 2009, we had recorded reserves for product liability claims and environmental matters of $27 million and $3 million, respectively. Although these reserves were determined in accordance with GAAP, the ultimate outcomes of these matters are inherently uncertain, and actual results may differ significantly from current estimates. In addition, substantially all of the Debtors’ pre-petition liabilities were resolved under the Plan. For a description of risks related to various legal proceedings and claims, see “Risk Factors.” For a more complete description of our outstanding material legal proceedings and the impact of the Chapter 11 bankruptcy proceedings and the Plan on certain of our pre-

petition liabilities, see Note 15, “Commitments and Contingencies,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

In connection with our patent infringement lawsuit against Johnson Controls Inc. and Johnson Controls Interiors LLC (together, the “JCI Parties”), on March 11, 2010, the court issued an opinion and order granting the JCI Parties’ motion for summary judgment on two of the three patents-in-suit, U.S. Patent No. Re 36,181 and U.S. Patent No. Re 36,752. This order leaves for trial by jury the issue of whether the JCI Parties’ infringed the third patent-in-suit, U.S. Patent No. 5,731,756.

In connection with The Chamberlain Group’s lawsuit against us in the U.S. District Court for the Northern District of Illinois alleging patent infringement, we filed two motions for summary judgment on non-infringement on March 18, 2010.

For a discussion of both of these cases, see Note 15 to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

Significant Accounting Policies and Critical Accounting Estimates

Our significant accounting policies are more fully described in Note 4, “Summary of Significant Accounting Policies,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference. Certain of our accounting policies require management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are based on our historical experience, the terms of existing contracts, our evaluation of trends in the industry, information provided by our customers and suppliers and information available from other outside sources, as appropriate. However, these estimates and assumptions are subject to an inherent degree of uncertainty. As a result, actual results in these areas may differ significantly from our estimates.

We consider an accounting estimate to be critical if it requires us to make assumptions about matters that were uncertain at the time the estimate was made and changes in the estimate would have had a significant impact on our consolidated financial position or results of operations.

Pre-Production Costs Related to Long-Term Supply Arrangements.  We incur pre-production engineering and development (“E&D”) and tooling costs related to the products produced for our customers under long-term supply agreements. We expense all pre-production E&D costs for which reimbursement is not contractually guaranteed by the customer. In addition, we expense all pre-production tooling costs related to customer-owned tools for which reimbursement is not contractually guaranteed by the customer or for which the customer has not provided a non-cancelable right to use the tooling. During 2009 and 2008, we capitalized $117 million and $137 million, respectively, of pre-production E&D costs for which reimbursement is contractually guaranteed by the customer. During 2009 and 2008, we also capitalized $101 million and $155 million, respectively, of pre-production tooling costs related to customer-owned tools for which reimbursement is contractually guaranteed by the customer or for which the customer has provided a non-cancelable right to use the tooling. During 2009 and 2008, we collected $221 million and $337 million, respectively, of cash related to E&D and tooling costs.

A change in the commercial arrangements affecting any of our significant programs that would require us to expense E&D or tooling costs that we currently capitalize could have a material adverse impact on our operating results.

Impairment of Goodwill.  As of December 31, 2009 and 2008, we had recorded goodwill of approximately $621 million and $1.5 billion, respectively. Goodwill recorded as of December 31, 2009, reflects the adoption of fresh-start accounting (see Note 3, “Fresh-Start Accounting,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference). Goodwill is not amortized but is tested for impairment on at least an annual basis. Impairment testing is required more often than annually if an event or circumstance indicates that an impairment is more likely than not to have occurred. In conducting our impairment testing, we compare the fair value of each of our reporting units to the related net book value. If the net book value of a reporting unit exceeds its fair value, an impairment loss is measured and recognized. We conduct our annual impairment testing as of the first day of the fourth quarter.

We utilize an income approach to estimate the fair value of each of our reporting units. The income approach is based on projected debt-free cash flow which is discounted to the present value using discount factors that consider the timing and risk of cash flows. We believe that this approach is appropriate because it provides a fair value estimate based upon the reporting unit’s expected long-term operating cash flow performance. This approach also mitigates the impact of cyclical trends that occur in the industry. Fair value is estimated using recent automotive industry and specific platform production volume projections, which are based on both third-party and internally developed forecasts, as well as commercial, wage and benefit, inflation and discount rate assumptions. The discount rate used is the value-weighted average of our estimated cost of equity and of debt (“cost of capital”) derived using, both known and estimated, customary market metrics. Our weighted average cost of capital is adjusted by reporting unit to reflect a risk factor, if necessary, and such risk factors ranged from zero to 300 basis points for each reporting unit in 2008. Other significant assumptions include terminal value growth rates, terminal value margin rates, future capital expenditures and changes in future working capital requirements. While there are inherent uncertainties related to the assumptions used and to management’s application of these assumptions to this analysis, we believe that the income approach provides a reasonable estimate of the fair value of our reporting units.

In the 2009 Predecessor Period, our annual goodwill impairment analysis, completed as of the first day of the fourth quarter, was based on our distributable value, which was approved by the Bankruptcy Court, and resulted in impairment charges of $319 million related to our electrical power management segment. For further information on our distributable value, see Note 3, “Fresh-Start Accounting” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

Our 2008 annual goodwill impairment analysis indicated a significant decline in the fair value of our electrical power management segment, as well as an impairment of the related goodwill. The decline in fair value resulted from unfavorable operating results, primarily as a result of the significant decline in estimated industry production volumes. We evaluated the net book value of goodwill within our electrical power management segment by comparing the fair value of each reporting unit to the related net book value. As a result, we recorded total goodwill impairment charges of $530 million.

Impairment of Long-Lived Assets.  We monitor our long-lived assets for impairment indicators on an ongoing basis in accordance with GAAP. If impairment indicators exist, we perform the required impairment analysis by comparing the undiscounted cash flows expected to be generated from the long-lived assets to the related net book values. If the net book value exceeds the undiscounted cash flows, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived assets. Fair value is estimated based upon either discounted cash flow analyses or estimated salvage values. Cash flows are estimated using internal budgets based on recent sales data, independent automotive production volume estimates and customer commitments, as well as assumptions related to discount rates. Changes in economic or operating conditions impacting these estimates and assumptions could result in the impairment of our long-lived assets.

In the 2009 Predecessor Period and in the years ended December 31, 2008 and 2007, we recognized fixed asset impairment charges of $6 million, $18 million and $17 million, respectively, in conjunction with our restructuring actions. See “— Restructuring.”

Fixed asset impairment charges are recorded in cost of sales in the consolidated statements of operations for the 2009 Predecessor Period and for the years ended December 31, 2008 and 2007, included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

Impairment of Investments in Affiliates.  As of December 31, 2009 and 2008, we had aggregate investments in affiliates of $139 million and $190 million, respectively. We monitor our investments in affiliates for indicators of other-than-temporary declines in value on an ongoing basis in accordance with GAAP. If we determine that an other-than-temporary decline in value has occurred, we recognize an impairment loss, which is measured as the difference between the recorded book value and the fair value of the investment. Fair value is generally determined using an income approach based on discounted cash flows or negotiated transaction values. A further deterioration in industry conditions and decline in the operating results of our non-consolidated affiliates could result in the impairment of our investments.

In the 2009 Predecessor Period, we recorded impairment charges of $42 million related to certain of our investments in affiliates. In the year ended December 31, 2008, we recorded an impairment charge of $34 million related to an investment in an affiliate.

Restructuring.  Accruals have been recorded in conjunction with our restructuring actions. These accruals include estimates primarily related to facility consolidations and closures, employment reductions and contract termination costs. Actual costs may vary from these estimates. Restructuring-related accruals are reviewed on a quarterly basis, and changes to restructuring actions are appropriately recognized when identified.

Legal and Other Contingencies.  We are involved from time to time in various legal proceedings and claims, including commercial or contractual disputes, product liability claims and environmental and other matters, that arise in the normal course of business. We routinely assess the likelihood of any adverse judgments or outcomes related to these matters, as well as ranges of probable losses, by consulting with internal personnel principally involved with such matters and with our outside legal counsel handling such matters. We have accrued for estimated losses in accordance with GAAP for those matters where we believe that the likelihood that a loss has occurred is probable and the amount of the loss is reasonably estimable. The determination of the amount of such reserves is based on knowledge and experience with regard to past and current matters and consultation with internal personnel principally involved with such matters and with our outside legal counsel handling such matters. The amount of such reserves may change in the future due to new developments or changes in circumstances. The inherent uncertainty related to the outcome of these matters can result in amounts materially different from any provisions made with respect to their resolution.

Pension and Other Postretirement Defined Benefit Plans.  We provide certain pension and other postretirement benefits to our employees and retired employees, including pensions, postretirement health care benefits and other postretirement benefits.

Plan assets and obligations are measured using various actuarial assumptions, such as discount rates, rate of compensation increase, mortality rates, turnover rates and health care cost trend rates, which are determined as of the current year measurement date. The measurement of net periodic benefit cost is based on various actuarial assumptions, including discount rates, expected return on plan assets and rate of compensation increase, which are determined as of the prior year measurement date. We review our actuarial assumptions on an annual basis and modify these assumptions when appropriate. As required by GAAP, the effects of the modifications are recorded currently or are amortized over future periods.

Approximately 14% of our active workforce is covered by defined benefit pension plans. Approximately 2% of our active workforce is covered by other postretirement benefit plans. Pension plans provide benefits based on plan-specific benefit formulas as defined by the applicable plan documents. Postretirement benefit plans generally provide for the continuation of medical benefits for all eligible employees. We also have contractual arrangements with certain employees which provide for supplemental retirement benefits. In general, our policy is to fund our pension benefit obligation based on legal requirements, tax considerations and local practices. We do not fund our postretirement benefit obligation.

As of December 31, 2009, our projected benefit obligations related to our pension and other postretirement benefit plans were $817 million and $156 million, respectively, and our unfunded pension and other postretirement benefit obligations were $131 million and $156 million, respectively. These benefit obligations were valued using a weighted average discount rate of 5.93% and 5.50% for domestic pension and other postretirement benefit plans, respectively, and 5.88% and 6.60% for foreign pension and other postretirement benefit plans, respectively. The determination of the discount rate is based on the construction of a hypothetical bond portfolio consisting of high-quality fixed income securities with durations that match the timing of expected benefit payments. Changes in the selected discount rate could have a material impact on our projected benefit obligations and the unfunded status of our pension and other postretirement benefit plans. Decreasing the discount rate by 1% would have increased the projected benefit obligations and unfunded status of our pension and other postretirement benefit plans by approximately $110 million and $19 million, respectively.

For the 2009 Successor and 2009 Predecessor Periods, pension net periodic benefit cost was $1 million and $34 million, respectively, and other postretirement net periodic benefit cost was $1 million and $6 million, respectively. Net periodic benefit cost was determined using a variety of actuarial assumptions. In the 2009 Successor Period, pension net periodic benefit cost was calculated using a weighted average discount rate of 5.47% for domestic and 5.41% for foreign plans and an expected return on plan assets of 8.25% for domestic and 6.90% for foreign plans. In the 2009 Predecessor Period, pension net periodic benefit cost was calculated using a weighted average discount rate of 5.68% for domestic and 5.98% for foreign plans and an expected return on plan assets of 8.25% for domestic and 6.90% for foreign plans. The expected return on plan assets is determined based on several factors, including adjusted historical returns, historical risk premiums for various asset classes and target asset allocations within the portfolio. Adjustments made to the historical returns are based on recent return experience in the equity and fixed income markets and the belief that deviations from historical returns are likely over the relevant investment horizon. In the 2009 Successor Period, other postretirement net periodic benefit cost was calculated using a discount rate of 5.50% for domestic and 6.50% for foreign plans. In the 2009 Predecessor Period, other postretirement net periodic benefit cost was calculated using a discount rate of 5.75% for domestic and 7.50% for foreign plans.

Aggregate pension and other postretirement net periodic benefit cost is forecasted to be approximately $15 million in 2010. This estimate is based on a weighted average discount rate of 5.93% and 5.88% for domestic and foreign pension plans, respectively, and 5.50% and 6.50% for domestic and foreign other postretirement benefit plans, respectively. Actual cost is also dependent on various other factors related to the employees covered by these plans. Adjustments to our actuarial assumptions could have a material adverse impact on our operating results. While decreasing the discount rate by 1% would have a minimal impact on pension and other postretirement net periodic benefit cost for the year ended December 31, 2010, decreasing the expected return on plan assets by 1% would increase pension net periodic benefit cost by approximately $7 million for the year ended December 31, 2010.

Based on minimum funding requirements, we expect required contributions to be approximately $25 to $30 million to our domestic and foreign pension plans in 2010. We may elect to make contributions in excess of the minimum funding requirements in response to investment performance and changes in interest rates, to achieve funding levels required by our defined benefit plan arrangements or when we believe that it is financially advantageous to do so and based on our other capital requirements. Our minimum funding requirements after 2010 will depend on several factors, including investment performance and interest rates. Our minimum funding requirements may also be affected by changes in applicable legal requirements. We also have payments due with respect to our postretirement benefit obligations. We do not fund our postretirement benefit obligations. Rather, payments are made as costs are incurred by covered retirees. We expect payments related to our postretirement benefit obligations to be approximately $10 million in 2010.

We also have a defined contribution retirement program for our salaried employees. Contributions to this program are determined as a percentage of each covered employee’s eligible compensation and are expected to be approximately $12 million in 2010. In addition, as a result of amendments to certain of our non-qualified defined benefit plans in December 2007, we expect distributions to participants in these plans to be approximately $7 million in 2010.

For further information related to our pension and other postretirement benefit plans, see Note 12, “Pension and Other Postretirement Benefit Plans,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

Revenue Recognition and Sales Commitments.  We enter into agreements with our customers to produce products at the beginning of a vehicle’s life cycle. Although such agreements do not provide for a specified quantity of products, once we enter into such agreements, we are generally required to fulfill our customers’

purchasing requirements for the production life of the vehicle. These agreements generally may be terminated by our customers at any time. Historically, terminations of these agreements have been minimal. In certain instances, we may be committed under existing agreements to supply products to our customers at selling prices which are not sufficient to cover the direct cost to produce such products. In such situations, we recognize losses as they are incurred.

We receive purchase orders from our customers on an annual basis. Generally, each purchase order provides the annual terms, including pricing, related to a particular vehicle model. Purchase orders do not specify quantities. We recognize revenue based on the pricing terms included in our annual purchase orders as our products are shipped to our customers. We are asked to provide our customers with annual price reductions as part of certain agreements. We accrue for such amounts as a reduction of revenue as our products are shipped to our customers. In addition, we have ongoing adjustments to our pricing arrangements with our customers based on the related content, the cost of our products and other commercial factors. Such pricing accruals are adjusted as they are settled with our customers.

Amounts billed to customers related to shipping and handling costs are included in net sales in our consolidated statements of operations. Shipping and handling costs are included in cost of sales in our consolidated statements of operations.

Income Taxes.  We account for income taxes in accordance GAAP. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

In determining the provision for income taxes for financial statement purposes, we make certain estimates and judgments, which affect our evaluation of the carrying value of our deferred tax assets, as well as our calculation of certain tax liabilities. In accordance with GAAP, we evaluate the carrying value of our deferred tax assets on a quarterly basis. In completing this evaluation, we consider all available evidence. Such evidence includes historical results, expectations for future pretax operating income, the time period over which our temporary differences will reverse and the implementation of feasible and prudent tax planning strategies.

We continue to maintain a valuation allowance related to our net deferred tax assets in the United States and several foreign jurisdictions. As of December 31, 2009, we had valuation allowances of $1.2 billion related to tax loss and credit carryforwards and other deferred tax assets in the United States and several foreign jurisdictions. Our current and future provision for income taxes is significantly impacted by the initial recognition of and changes in valuation allowances in certain countries, particularly the United States. We intend to maintain these allowances until it is more likely than not that the deferred tax assets will be realized. Our future provision for income taxes will include no tax benefit with respect to losses incurred and no tax expense with respect to income generated in these countries until the respective valuation allowance is eliminated.

In addition, the calculation of our tax benefits and liabilities includes uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. We recognize tax benefits and liabilities based on our estimate of whether, and the extent to which, additional taxes will be due. We adjust these liabilities based on changing facts and circumstances; however, due to the complexity of some of these uncertainties and the impact of any tax audits, the ultimate resolutions may differ significantly from our estimated liabilities.

On January 1, 2007, we adopted new GAAP provisions, which clarified the accounting for uncertainty in income taxes by establishing minimum standards for the recognition and measurement of tax positions taken or expected to be taken in a tax return. Under these new requirements, we must review all of our tax positions and make a determination as to whether our position is more-likely-than-not to be sustained upon examination by regulatory authorities. If a tax position meets the more-likely-than-not standard, then the related tax benefit is measured based on a cumulative probability analysis of the amount that is more-likely-than-not to be realized upon ultimate settlement or disposition of the underlying issue. We recognized the cumulative impact of the adoption of these requirements as a $5 million decrease to our liability for unrecognized tax benefits with a corresponding decrease to our retained deficit balance as of January 1, 2007.

For further information related to income taxes, see Note 11, “Income Taxes,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

Fair Value Measurements.  We measure certain assets and liabilities at fair value on a non-recurring basis using unobservable inputs (Level 3 input based on the GAAP fair value hierarchy). For further information on these fair value measurements, see “— Impairment of Goodwill,” “— Impairment of Long-Lived Assets” and “— Impairment of Investments in Affiliates” above and “— Adoption of Fresh-Start Accounting” below.

Adoption of Fresh-Start Accounting.  Fresh-start accounting results in a new basis of accounting and reflects the allocation of our estimated fair value to our underlying assets and liabilities. Our estimates of fair value are inherently subject to significant uncertainties and contingencies beyond our reasonable control. Accordingly, there can be no assurance that the estimates, assumptions, valuations, appraisals and financial projections will be realized, and actual results could vary materially.

Our reorganization value was allocated to our assets in conformity with the procedures specified by ASC 805, “Business Combinations.” The excess of reorganization value over the fair value of tangible and identifiable intangible assets was recorded as goodwill. Liabilities existing as of the Effective Date, other than deferred taxes, were recorded at the present value of amounts expected to be paid using appropriate risk adjusted interest rates. Deferred taxes were determined in conformity with applicable income tax accounting standards. Predecessor accumulated depreciation, accumulated amortization, retained deficit, common stock and accumulated other comprehensive loss were eliminated.

For further information on fresh-start accounting, see Note 3, “Fresh-Start Accounting,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

Use of Estimates.  The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. During 2009, there were no material changes in the methods or policies used to establish estimates and assumptions. The adoption of fresh-start accounting required significant estimation and judgment. See Note 3, “Fresh-Start Accounting,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference. Other matters subject to estimation and judgment include amounts related to accounts receivable realization, inventory obsolescence, asset impairments, useful lives of fixed and intangible assets, unsettled pricing discussions with customers and suppliers, restructuring accruals, deferred tax asset valuation allowances and income taxes, pension and other postretirement benefit plan assumptions, accruals related to litigation, warranty and environmental remediation costs and self-insurance accruals. Actual results may differ significantly from our estimates.

Recently Issued Accounting Pronouncements

Fair Value Measurements and Financial Instruments.  The Financial Accounting Standards Board (“FASB”) amended ASC 860, “Transfers and Servicing,” with Accounting Standards Update (“ASU”) 2009-16, “Accounting for Transfers of Financial Assets,” to, among other things, eliminate the concept of qualifying special purpose entities, provide additional sale accounting requirements and require enhanced disclosures. The provisions of this update are effective for annual reporting periods beginning after November 15, 2009. The effects of adoption are not expected to be significant as our previous asset-backed securitization facility expired in 2008. We will assess the impact of this update on any future securitizations.

We adopted the provisions of ASC 820-10, “Fair Value Measurements and Disclosures,” for our financial assets and liabilities and certain of our nonfinancial assets and liabilities that are measured and/or disclosed at fair value on a recurring basis as of January 1, 2008. We adopted these provisions for other nonfinancial assets and liabilities that are measured and/or disclosed at fair value on a nonrecurring basis as of January 1, 2009. This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The effects of adoption were not significant. For further information, see Note 17, “Financial Instruments,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

The FASB amended ASC 820-10 to provide additional guidance on disclosure requirements and estimating fair value when the volume and level of activity for the asset or liability have significantly decreased in relation to normal market activity (FASB Staff Position (“FSP”) No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”). This amendment requires interim disclosure of the inputs and valuation techniques used to measure fair value. The provisions of this amendment are effective for interim and annual reporting periods ending after June 15, 2009. The effects of adoption were not significant. For further information, see Note 17, “Financial Instruments,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

The FASB amended ASC 825-10, “Financial Instruments,” to extend the annual disclosure requirements for financial instruments to interim reporting periods (FSP No. 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments”). The provisions of this amendment are effective for interim and annual reporting periods ending after June 15, 2009. The effects of adoption were not significant. For additional disclosures related to the fair value of our debt instruments, see Note 17, “Financial Instruments,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

Noncontrolling Interests.  On January 1, 2009, we adopted the provisions of ASC 810-10-45, “Noncontrolling Interest in a Subsidiary.” This guidance requires the reporting of all noncontrolling interests as a separate component of equity (deficit), the reporting of consolidated net income (loss) as the amount attributable to both Lear and noncontrolling interests and the separate disclosure of net income (loss) attributable to Lear and net income (loss) attributable to noncontrolling interests. In addition, this guidance provides accounting and reporting requirements related to changes in noncontrolling ownership interests.

The reporting and disclosure requirements discussed above are required to be applied retrospectively. As such, all prior periods presented have been restated to conform to the current presentation and reporting requirements. In the consolidated balance sheet as of December 31, 2008, included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference, $49 million of noncontrolling interests were reclassified from other long-term liabilities to equity. In the consolidated statements of operations for the years ended December 31, 2008 and 2007, included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference, $26 million of net income attributable to noncontrolling interests was reclassified from minority interests in consolidated subsidiaries in both periods. In the consolidated statement of cash flows for the years ended December 31, 2008 and 2007, included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference, $19 million and $21 million, respectively, of dividends paid to noncontrolling interests were reclassified from cash flows from operating activities to cash flows from financing activities.

Derivative Instruments and Hedging Activities.  On January 1, 2009, we adopted the provisions of ASC 815-10-50, “Derivatives and Hedging — Disclosure.” This guidance requires enhanced disclosures regarding (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under existing GAAP and (c) how derivative instruments and related hedged items affect an entity’s financial position, performance and cash flows. These provisions were effective for the fiscal year and interim periods beginning after November 15, 2008. The effects of adoption were not significant. For additional disclosures related to our derivative instruments and hedging activities, see Note 17, “Financial

Instruments,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

Consolidation of Variable Interest Entities.  The FASB amended ASC 810, “Consolidations,” with ASU 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities.” ASU 2009-17 significantly changes the model for determining whether an entity is the primary beneficiary and should thus consolidate a variable interest entity. In addition, this update requires additional disclosures and an ongoing assessment of whether a variable interest entity should be consolidated. The provisions of this update are effective for annual reporting periods beginning after November 15, 2009. We have ownership interests in consolidated and non-consolidated variable interest entities and are currently evaluating the impact of this update on our financial statements. We do not expect the effects of adoption to be significant.

Pension and Other Postretirement Benefits.  The FASB amended ASC 715-20, “Compensation — Retirement Benefits — Defined Benefit Plans — General,” to require additional disclosures regarding assets held in an employer’s defined benefit pension or other postretirement plan (FSP No. 132(R)-1, “Employer’s Disclosures about Postretirement Benefit Plan Assets”). The provisions of this amendment are effective for annual reporting periods ending after December 15, 2009. Certain of our defined benefit pension plans are funded. The effects of adoption were not significant. For additional disclosures related to our defined benefit pension plans, see Note 12, “Pension and Other Postretirement Benefit Plans,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

FASB Codification.  ASC 105, “Generally Accepted Accounting Principles,” establishes the ASC as the sole source of authoritative U.S. generally accepted accounting principles for nongovernmental entities, with the exception of rules and interpretive releases by the SEC. The provisions of ASC 105 are effective for interim and annual accounting periods ending after September 15, 2009. With the exception of changes to financial statements and other disclosures referencing pre-ASC accounting pronouncements, the effects of adoption were not significant.

Revenue Recognition.  The FASB amended ASC 605, “Revenue Recognition,” with ASU 2009-13, “Revenue Recognition (Topic 605) — Multiple-Deliverable Revenue Arrangements.” If a revenue arrangement has multiple deliverables, this update requires the allocation of revenue to the separate deliverables based on relative selling prices. In addition, this update requires additional ongoing disclosures about an entity’s multiple-element revenue arrangements. The provisions of this update are effective no later than January 1, 2011. We are currently evaluating the impact of this update on our financial statements.

BUSINESS

General

We are a leading global tier I supplier of complete automotive seat systems and electrical power management systems with a global footprint that includes locations in 35 countries around the world. In 2009, we had net sales of $9.7 billion. Our business is focused on providing complete seat systems and related components, as well as electrical power management systems. In seat systems, based on independent market studies and management estimates, we believe that we hold a #2 position globally on the basis of revenue. We estimate the global seat systems market to be approximately $40 billion in 2009. We believe that we are also among the leading suppliers of various components produced for complete seat systems. In electrical power management systems, we estimate our global target market to be between $35 and $40 billion and that we are one of only four companies with both significant global capabilities and competency in all key electrical power management components.

Our business spans all regions and major automotive markets, thus enabling us to supply our products to every major automotive manufacturer in the world. Our sales are driven by the number of vehicles produced by the automotive manufacturers and the level of content that we produce for specific vehicle platforms. In 2009, approximately 70% of our net sales were generated outside of North America, and our average content per vehicle produced in North America and Europe was $345 and $293, respectively. In Asia, where we are pursuing a strategy of aggressively expanding our sales and operations, we had net sales of $1.3 billion in 2009. General Motors, Ford and BMW are our three largest customers globally. In addition, Daimler, Fiat (excluding Chrysler), Hyundai, PSA, Renault-Nissan and VW each represented 3% or more of our 2009 net sales. We supply and have expertise in all vehicle segments of the automotive market. Our sales content tends to be higher on those vehicle platforms and segments which offer more features and functionality. The popularity of particular vehicle platforms and segments varies over time and by regional market. We expect to continue to win new business on vehicle platforms and segments in line with market trends. We believe that there are particular opportunities in the trends toward hybrid and electric vehicles and increasing consumer demand for additional features and functionality in their vehicles.

The global automotive industry is characterized by significant overcapacity and fierce competition among our automotive manufacturer customers. Increasingly, established automotive manufacturers are seeking new and emerging markets and vehicle segments in which to pursue growth and leverage high development and fixed costs. At the same time, new automotive manufacturers in emerging markets, such as China and India, are rapidly developing their own capabilities through partnerships and internal investment to produce vehicles which are competitive in both quality and technology. Automotive manufacturers and suppliers must also respond to constantly changing trends in consumer preferences and tastes, as well as to volatile, commodity-driven raw material and energy costs. This highly competitive and dynamic industry environment drives a focus on cost and price throughout the entire automotive supply chain. As a result, it is imperative that we successfully implement on-going initiatives and execute restructuring strategies to lower our operating costs, streamline our organizational structure and align our manufacturing footprint with the changing needs of our customers.

The automotive industry in 2009 was severely affected by the turmoil in the global credit markets and the economic recession in the U.S. and global economies. These conditions had a dramatic impact on consumer vehicle demand in 2009, resulting in the lowest per capita sales rates in the United States in half a century and lower global automotive production for the second consecutive year following six consecutive years of steady growth. During 2009, North American light vehicle industry production declined by approximately 32% from 2008 levels to 8.5 million units and was down more than 50% from peak levels in 2000. European light vehicle industry production declined by approximately 17% from 2008 levels to 15.7 million units and was down 22% from peak levels in 2007. The impact of this difficult environment on the global automotive industry was partially offset by significant production increases in China, continued production growth in India and relatively stable production in Brazil. China produced an estimated 10.8 million light vehicles in 2009, exceeding production in both North America and Japan for the first time in history.

After sustained market share and operating losses in recent years, 2009 was a pivotal year for our two largest customers, General Motors and Ford. Vehicle production for General Motors and Ford declined in North America by 44% and 16%, respectively. In Europe, vehicle production followed similar trends for both customers.

As a result, General Motors and Ford initiated strategic actions within their businesses, accelerated and broadened both operational and financial restructuring plans and sought direct or indirect governmental support. On June 1, 2009, General Motors and certain of its U.S. subsidiaries filed for bankruptcy protection under Chapter 11 as part of a U.S. government supported plan of reorganization. On July 10, 2009, General Motors sold substantially all of its assets to a new entity, General Motors Company, funded by the U.S. Department of the Treasury and emerged from bankruptcy proceedings. General Motors also pursued strategic transactions and government support for its Opel and Saab units in Europe. On December 23, 2009, Ford announced the settlement of all substantial commercial terms with respect to the sale of its Volvo unit in Europe to Geely, a Chinese automotive manufacturer. In addition, on April 30, 2009, Chrysler filed for bankruptcy protection under Chapter 11 as part of a U.S. government supported plan of reorganization. On June 10, 2009, Chrysler announced its emergence from bankruptcy proceedings and the consummation of a new global strategic alliance with Fiat. In 2009, less than 2% of our net sales were to Chrysler. Although General Motors Company and Chrysler emerged from bankruptcy proceedings, the prospects of our U.S. customers remain uncertain.

Lower production levels in North America and Europe caused a significant decrease in our operating earnings in 2009. In response, we expanded our restructuring actions to include further capacity and employment reduction actions, as well as the elimination of non-core and non-essential spending. We also scaled back new investment based on deferred program cycles and contraction in most emerging markets. From 2005 through the end of 2008, we incurred pretax costs of $580 million in connection with our restructuring activities. In 2009, we incurred additional costs of $160 million as we continued to restructure our global operations and aggressively reduce our costs. These restructuring actions, with costs totaling $740 million, have resulted in a cumulative improvement of approximately $400 million in our on-going annual operating costs. We expect operational restructuring actions and related investments to continue for the next few years. In addition to our operational restructuring, we completed a major restructuring of our capital structure in 2009, as further described below.

Chapter 11 Bankruptcy Proceedings

In 2009, we completed a comprehensive evaluation of our strategic and financial options and concluded that voluntarily filing for bankruptcy protection under Chapter 11 was necessary in order to re-align our capital structure to address lower industry production and capital market conditions and position our business for long-term success. On July 7, 2009, the Debtors filed voluntary petitions for relief under Chapter 11 in the Bankruptcy Court. On July 9, 2009, the Canadian Debtors also filed petitions for protection under section 18.6 of the Companies’ Creditors Arrangement Act in the Canadian Court. On September 12, 2009, the Debtors filed with the Bankruptcy Court the Plan and the Disclosure Statement. On November 5, 2009, the Bankruptcy Court entered the Confirmation Order, and on November 6, 2009, the Canadian Court entered an order recognizing the Confirmation Order and giving full force and effect to the Confirmation Order and Plan under applicable Canadian law.

On the Effective Date, the Debtors consummated the reorganization contemplated by the Plan and emerged from Chapter 11 bankruptcy proceedings.

In connection with the Chapter 11 bankruptcy proceedings, we were required to prepare and file with the Bankruptcy Court projected financial information to demonstrate to the Bankruptcy Court the feasibility of the Plan and our ability to continue operations upon emergence from Chapter 11 bankruptcy proceedings. Neither these projections nor our Disclosure Statement should be considered or relied on in connection with the purchase of our capital stock. Our actual results will vary from those contemplated by the projections filed with the Bankruptcy Court. See Item 1A, “Risk Factors — Risks Related to Our Emergence from Chapter 11

Bankruptcy Proceedings” included in our 2009 Annual Report on Form 10-K and incorporated herein by reference.

Post-Emergence Capital Structure and Recent Events

Following the Effective Date and after giving effect to the Excess Cash Paydown (as described below), our capital structure consisted of the following:

•	First Lien Term Facility — The First Lien Term Facility of $375 million.

•	Second Lien Facility — The Second Lien Facility of $550 million.

•	Series A Preferred Stock — $450 million, or 10,896,250 shares, of Series A Preferred Stock, which does not bear any mandatory dividends. The Series A Preferred Stock is convertible into approximately 24.2% of our Common Stock, on a fully diluted basis. As of December 31, 2009, we had 9,881,303 shares of Series A Preferred Stock outstanding.

•	Common Stock and Warrants — A single class of Common Stock, including sufficient shares to provide for (i) management equity grants, (ii) the conversion of the Series A Preferred Stock into Common Stock and (iii) Warrants to purchase 15%, or 8,157,249 shares, of our Common Stock, on a fully diluted basis. On December 21, 2009, the Warrants became exercisable at an exercise price of $0.01 per share of Common Stock. The Warrants expire on November 9, 2014. As of December 31, 2009, we had 36,954,733 shares of Common Stock outstanding and 6,377,068 Warrants outstanding.

Pursuant to the Plan, to the extent that we had liquidity on the Effective Date in excess of $1.0 billion, subject to certain working capital and other adjustments and accruals, the amount of such excess would be utilized (i) first, to prepay the Series A Preferred Stock in an aggregate stated value of up to $50 million; (ii) second, to prepay the Second Lien Facility in an aggregate principal amount of up to $50 million; and (iii) third, to reduce the First Lien Term Facility.

On November 27, 2009, we determined our liquidity on the Effective Date, for purposes of the Excess Cash Paydown, which consisted of approximately $1.5 billion in cash and cash equivalents. After giving effect to certain working capital and other adjustments and accruals, the resulting aggregate Excess Cash Paydown was approximately $225 million. The Excess Cash Paydown was applied, in accordance with the Plan, (i) first, to prepay the Series A Preferred Stock in an aggregate stated value of $50 million; (ii) second, to prepay the Second Lien Facility in an aggregate principal amount of $50 million; and (iii) third, to reduce the First Lien Term Facility by an aggregate principal amount of approximately $125 million.

On November 27, 2009, we elected to make the delayed draw provided for under the First Lien Term Facility in the amount of $175 million. Following such delayed draw funding, and when combined with our initial draw under the First Lien Term Facility of $200 million on the Effective Date and after giving effect to the Excess Cash Paydown, the aggregate principal amount outstanding under the First Lien Term Facility was $375 million. The application of the Excess Cash Paydown and the delayed draw under the First Lien Term Facility are reflected above in the information setting forth our capital structure following the Effective Date.

Cancellation of Certain Pre-petition Obligations

Under the Plan, our pre-petition equity, debt and certain of our other obligations were cancelled and extinguished, as follows:

•	Our pre-petition common stock was extinguished, and no distributions were made to our former shareholders;

•	Our pre-petition debt securities were cancelled, and the indentures governing such debt securities were terminated (other than for the purposes of allowing holders of the notes to receive distributions under the Plan and allowing the trustees to exercise certain rights); and

•	Our pre-petition primary credit facility was cancelled (other than for the purposes of allowing creditors under that facility to receive distributions under the Plan and allowing the administrative agent to exercise certain rights).

For further information regarding the First Lien Facility and Second Lien Facility, see Note 10, “Long-Term Debt,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference. For further information regarding the Series A Preferred Stock, the Common Stock and the Warrants, see “Description of Capital Stock” and “Description of Warrants” in the accompanying prospectus. For further information regarding the resolution of certain of our other pre-petition liabilities in accordance with the Plan, see Note 3, “Fresh-Start Accounting — Liabilities Subject to Compromise,” and Note 15, “Commitments and Contingencies,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

Strategy

We believe that there is significant opportunity for continued growth in our seating and electrical power management businesses. We are pursuing a strategy which focuses on leveraging our global presence, customer relationships and low-cost footprint, with an emphasis on growth in emerging markets. This strategy includes investing in new products and technologies, as well as the selective vertical integration of key component capabilities. We believe that our commitment to superior customer service and quality, together with a cost competitive design, engineering and manufacturing footprint, will result in a global leadership position in each of our product segments, the further diversification of our sales and improved operating margins.

Our principal operating objective is to strengthen and expand our position as a leading automotive supplier to the global automotive industry by focusing on the needs of our customers. We believe that the criteria for selecting automotive suppliers includes not only cost, quality, delivery, service and innovation, but also worldwide presence and the ability to work collaboratively to reduce cost throughout the entire supply chain and vehicle life cycle on a global basis.

Specific elements of our strategy include:

•	Leverage Global Presence and Expand Low-Cost Footprint. We believe that it is important to have capabilities that are in alignment with our major customers’ global presence and to be well-positioned to leverage our expanding design, engineering and manufacturing footprint in low-cost regions. We are organized into two global business units, seat systems and electrical power management systems, to maximize efficiencies across our worldwide network and to leverage the benefits of our global scale. We are one of the few suppliers in each of our product segments that is able to serve customers with design, development, engineering, integration and production capabilities in all automotive-producing regions of the world and every major market, including North America, South America, Europe and Asia. Our expansion plans are focused on emerging markets. Asia, in particular, continues to present significant growth opportunities, as major global automotive manufacturers implement production expansion plans and local automotive manufacturers aggressively expand their operations to meet long-term demand in this region. We believe that we are well-positioned to take advantage of China’s emerging growth as a result of our extensive network of high-quality manufacturing facilities throughout China, which provide seating and electrical power management products to a variety of global customers for local production. We also have operations in India, Thailand, the Philippines, Malaysia, Vietnam and Korea. We see opportunities for growth in serving local, regional and global markets with our operations in these countries. Our expansion in Asia has been accomplished, in part, through a series of joint ventures with our customers and/or local suppliers. We currently have 16 joint ventures throughout Asia. Our growing presence in Asia, in addition to our continued expansion of operations in other emerging markets, allows us to serve our customers globally and to increase our global competitiveness from a manufacturing, engineering and sourcing standpoint. We currently support our global operations with more than 100 manufacturing and engineering facilities located in 20 low-cost countries. We have aggressively pursued this strategy by selectively increasing our vertical integration capabilities and expanding our component manufacturing capacity in Mexico, Eastern Europe, Africa and Asia. Furthermore, we have expanded our low-cost engineering capabilities in China, India and the Philippines.

•	Focus on Core Capabilities, Selective Vertical Integration and Investments in Technology. We are focused on seat and electrical power management systems and components where we can provide value to our customers. We are able to provide integrated solutions in these core segments with global capabilities in the design, development, engineering, integration and production of complete system architectures that can be utilized across vehicle platforms at significant cost savings to our customers. The opportunity to strengthen our global leadership position in these segments exists as we develop new capabilities and innovations, as well as offer increased value to our customers through the selective vertical integration of key components. We have complete design, development, engineering, integration and production capabilities in the full complement of critical components in both our seating and electrical power management segments. See “— Products” for further information regarding our two product operating segments.

In our seating segment, we offer complete seat integration capabilities, managing the supply of the entire seat system from design and development to just-in-time assembly and delivery, as well as key seat component capabilities, leveraging our proprietary technologies and low-cost engineering and manufacturing footprint. In this segment, we are focused on increasing our capabilities in key components, such as seat mechanisms and structures, seat trim covers, seat foam and other products, including fabric, leather and headrests. By incorporating these key components into our fully assembled seat systems, we are able to provide the highest quality product at the lowest total cost. We are also focused on providing the latest innovations and technologies, which meet or exceed the requirements of the automotive manufacturers and their customers, at an affordable cost. We provide industry-leading safety features, such as ProTec® PLuS, our second generation of self-aligning head restraints that significantly reduce whiplash injuries. We are currently creating lightweight and environmentally friendly seating solutions by capitalizing on the application of technologies, such as our Dynamic Environmental Comfort Systemtm and our SoyFoamtm products, which feature low-mass, high-function and recyclable materials and designs. We also offer numerous flexible seating configurations that meet a wide range of customer requirements. We have leveraged our global scale and product expertise to develop common seat architectures. Such architectures allow us to leverage our global design, development and engineering capabilities and cost structure to deliver an end product with leading technology, quality and craftsmanship.

In our electrical power management segment, there is opportunity to increase our market share by leveraging our expertise in electrical power management architectures and our capabilities in core products, such as wire harnesses, terminals and connectors, junction boxes and body control modules. Our expertise and capabilities allow us to provide integrated electrical power management systems and key components on a global basis, at a lower cost and with superior functionality. We believe that the market for these products will continue to grow in step with the growth of electrical content in vehicles. In our electrical power management segment, we have developed new products for the rapidly growing hybrid and electric vehicle market by leveraging our core competency in electrical power management architectures. In addition to the high-power connection systems and on-board battery chargers for which we have established technical leadership, we are well-positioned to increase our offerings of key electrical power management products for the future hybrid and electric vehicle market. Our progress in this rapidly growing area is evidenced by recent program awards for hybrid and electric vehicle components for new models from Daimler, Renault, General Motors (including the Chevrolet Volt extended range electric vehicle), BMW, Nissan and Land Rover, as well as emerging automotive manufacturers such as Coda Automotive. We have over 100 vehicles being validated with our high-power systems.

•	Enhance and Diversify Strong Customer Relationships through Operational Excellence. We maintain relationships with every major global automotive manufacturer and are rapidly growing relationships with local automotive manufacturers in growth markets, such as China and India. In 2009, approximately 70% of our net sales were generated outside of North America. Our strategy is to continue to enhance these relationships and diversify our net sales on a regional, customer and vehicle segment basis. We believe that the long-standing and strong relationships that we have built with our customers are a significant competitive advantage that allows us to act as integral partners in identifying business opportunities and to anticipate the needs of our customers.

Enhancing such relationships is dependent on maintaining operational excellence which drives outstanding quality and service for our customers. Quality continues to be a differentiating factor in the eyes of the consumer and a competitive cost factor for our customers. We are dedicated to providing superior customer service and to maintaining a reputation for providing world-class quality at competitive prices. We maintain and improve the quality of our products and services through our ongoing initiatives. For our efforts, we continue to receive recognition from our customers and other industry sources. In 2009, these include Supplier of the Year from General Motors for the sixth consecutive year, as well as recognition from every major automotive manufacturer that we serve globally. We have ranked as the Highest Quality Major Seat Manufacturer in the J.D. Power and Associates Seat Quality and Satisfaction Studysm for eight of the last nine years. We also provide superior customer service through our world-class product development processes and program management capabilities. We leverage our program management skills and experience to help create value for our customers throughout the entire vehicle life cycle and support outstanding execution during the launch of new programs.

Providing low-cost, innovative solutions is also critical to enhancing our customer relationships. We are focused on the efficiency of our manufacturing operations and on identifying opportunities to reduce our overall cost structure. We manage our cost structure, in part, through continuous improvement and productivity initiatives, as well as initiatives that promote and enhance the sharing of technology, engineering, purchasing and capital investments across customer platforms and geographic regions. In response to the economic recession in the U.S. and global economies and dramatically lower automotive production levels, we expanded our restructuring actions to further eliminate excess capacity, lower our operating costs and better align our manufacturing footprint with the changing needs of our customers. Our restructuring strategy includes initiatives to utilize and expand our low-cost country engineering and manufacturing footprint, leverage our global scale and capabilities and lower our product costs through the selective vertical integration of key components. Since 2005, we have closed 35 manufacturing and 10 administrative facilities and located more than 50% of our total facilities and 75% of our employment in 20 low-cost countries. We believe that we can continue to diversify our sales through our focus on customer service, as well as the application of operational excellence disciplines and the resulting customer benefits of superior quality and cost.

Products

We conduct our business in two product operating segments: seat and electrical power management systems. The seating segment includes seat systems and related components. The electrical power management segment includes traditional wiring and power management systems, as well as emerging high-power and hybrid electrical systems. Key components that allow us to route electrical signals and manage electrical power within a vehicle include wiring harnesses, terminals and connectors, junction boxes, electronic control modules and wireless remote control devices, such as key fobs. In addition, we have niche capability in certain complementary electronic components, such as radio amplifiers, audio sound systems, lighting modules and selected in-vehicle audio/visual entertainment systems. In 2006 and 2007, we divested substantially all of the assets of our interior segment. The interior segment included instrument panels and cockpit systems, headliners and overhead systems, door panels, flooring and acoustic systems and other interior products. Net sales by product segment as a percentage of total net sales is shown below:

For The Year Ended December 31,	2009	2008	2007

Seating	80%	79%	76%
Electrical power management	20	21	20
Interior	—	—	4

For further information related to our reportable operating segments, see Note 16, “Segment Reporting,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

•	Seating. The seating segment consists of the design, manufacture, assembly and supply of vehicle seating requirements. We produce seat systems for automobiles and light trucks that are fully assembled and ready for installation. In all cases, seat systems are designed and engineered for specific vehicle models or platforms. We have developed modular seat architectures for both front and rear seats, whereby we utilize pre-developed, modular design concepts to build a program-specific seat, incorporating the latest performance requirements and safety technology, in a shorter period of time, thereby assisting our customers in achieving a faster time-to-market. Seat systems are designed to achieve maximum passenger comfort by adding a wide range of manual and power features, such as lumbar supports, cushion and back bolsters and leg supports. We also produce components that comprise the seat assemblies, such as seat structures and mechanisms, seat trim covers, headrests and seat foam.

•	As a result of our strong product design and technology capabilities, we are a leader in the design of seats with enhanced safety and convenience features. For example, our ProTec® PLuS Self-Aligning Head Restraint is an advancement in seat safety features. By integrating the head restraint with the lumbar support, the occupant’s head is supported earlier and for a longer period of time in a rear-impact collision, potentially reducing the risk of injury. We also supply ECO and EVO lightweight seat structures which have been designed to accommodate our customers’ needs for all market segments, from emerging to mature, and incorporate our ultra lightweight seat adjustment mechanisms. To address the increasing focus on craftsmanship, we have developed concave seat contours that eliminate wrinkles and provide improved styling. We are also satisfying our customers’ growing demand for reconfigurable and lightweight seats with our thin profile rear seat and our stadium slide seat system. For example, General Motors’ full-size sport utility vehicles and full-size pickups use our reconfigurable seat technology, and General Motors’ full-size sport utility vehicles, as well as the Ford Explorer, use our thin profile rear seat technology for their third row seats. Additionally, our LeanProfiletm seats incorporate the next generation of low-mass, high-function and environmentally friendly features, and our Dynamic Environmental Comfort Systemtm can offer weight reductions of 30% — 40%, as compared to current foam seat designs, and utilizes environmentally friendly materials, which reduce carbon dioxide emissions. Our seating products also reflect our environmental focus. For example, in addition to our Dynamic Environmental Comfort Systemtm, our SoyFoamtm seats, which are used in the Ford Mustang, are up to 24% renewable, as compared to nonrenewable, petroleum-based foam seats.

•	Electrical Power Management. The electrical power management segment consists of the manufacture, assembly and supply of traditional electrical power management systems and components, as well as a new generation of high-power and hybrid electrical systems and components. With the increase in the number of electrical and electronically controlled functions and features on the vehicle, there is an increasing focus on the improvement of the functionality of the vehicle’s electrical architecture. We are able to provide our customers with design and engineering solutions and manufactured systems, modules and components that optimally integrate the entire electrical distribution system, consisting of wiring, terminals and connectors, junction boxes and electronic modules, within the overall architecture of the vehicle. This integration can reduce the overall system cost and weight and improve the reliability and packaging by reducing the number of wires and terminals and connectors normally required to manage electrical power and signal distribution within a vehicle. For example, our integrated seat adjuster module has twenty-four fewer cut circuits and five fewer connectors, weighs one-half pound less and costs 20% less than a traditional separated electronic control unit and seat wiring system. In addition, our smart junction box expands the traditional junction box functionality by utilizing printed circuit board technologies, which allows additional function integration.

To support growth opportunities in the hybrid and electric vehicle market, we opened our High Power Global Center of Excellence in 2008, which is dedicated to the development of high-power wiring, terminals and connectors and high-power and hybrid electrical systems and components. Additionally, we will supply one or more high-power systems or components, including high voltage wire harnesses, custom terminals and connectors, Smart Connectortm technology, battery chargers and voltage quality modules, for new models from Daimler, Renault and General Motors (including the Chevrolet Volt extended range electric vehicle), BMW, Nissan, Land Rover and Coda Automotive.

Our electrical power management products can be grouped into two categories:

•	Electrical Distribution and Power Management Systems. Electrical distribution and power management systems are comprised primarily of wire harness assemblies, terminals and connectors and control modules, including junction boxes and fuse boxes. Wire harness assemblies consist of a collection of wiring and terminals and connectors that connect all of the various electrical and electronic devices within the vehicle to each other and/or to a power source. Fuse boxes are centrally located boxes within the vehicle that contain fuses and/or relays for circuit and device protection, as well as for power distribution. Junction boxes serve as a connection point for multiple wire harness assemblies. They may also contain fuses and/or relays for circuit and device protection.

Further, smart junction boxes are junction boxes with integrated electronic functionality often contained in other body control modules. Smart junction boxes eliminate interconnections, increase overall system reliability and can reduce the number of electronic modules within the vehicle. Certain vehicles may have two or three smart junction boxes linked as a multiplexed buss line. Body control modules control various interior comfort and convenience features. These body control modules may consolidate multiple functions into a single module or may focus on a specific function or part of the car interior, such as the integrated seat adjuster module or the integrated door module. The integrated seat adjuster module combines the controls for seat adjustment, power lumbar support, memory function and seat heating and ventilation. The integrated door module combines the controls for window lift, door lock, power mirror and seat heating and ventilation.

Lastly, wireless products send and receive signals using radio frequency technology. Our wireless systems include passive entry systems, dual range/dual function remote keyless entry systems and tire pressure monitoring systems. Passive entry systems allow the vehicle operator to unlock the door without using a key or physically activating a remote keyless fob. Dual range/dual function remote keyless entry systems allow a single transmitter to perform multiple functions. For example, our Car2Utm remote keyless entry system can control and display the status of the vehicle, such as starting the engine, locking and unlocking the doors, opening the trunk and setting the cabin temperature. In addition, dual range/dual function remote keyless entry systems combine remote keyless operations with vehicle immobilizer capability. Our tire pressure monitoring system, known as the Lear Intellitire® Tire Pressure Monitoring System, alerts drivers when a tire has low pressure. We have received production awards for Intellitire® from Ford for many of its North American vehicles and from Hyundai for several of its models. Automotive manufacturers are required to have tire pressure monitoring systems on all new vehicles sold in the United States.

•	Specialty Electronics. Our lighting control module integrates electronic control logic and diagnostics with the headlamp switch. Entertainment products include radio amplifiers, sound systems, in-vehicle television tuner modules and floor-, seat- or center console-mounted Media Console with a flip-up screen that provides DVD and video game viewing for back-seat passengers.

Manufacturing

A description of the manufacturing processes for our two operating segments is set forth below.

•	Seating. Our seat assembly facilities generally use just-in-time manufacturing techniques, and products are delivered to the automotive manufacturers on a just-in-time basis, matching our customers’ exact build specifications for a particular day and shift, thereby reducing inventory levels. These facilities are typically located adjacent to or near our customers’ manufacturing and assembly sites. Our seat components, including mechanisms, seat trim covers and seat foam, are manufactured in batches, utilizing facilities in low-cost regions. The principal raw materials used in our seat systems, including steel, foam chemicals and leather hides, are generally available and obtained from multiple suppliers under various types of supply agreements. Fabric, foam, seat frames, mechanisms and certain other components are either manufactured internally or purchased from multiple suppliers under various types of supply agreements. The majority of our steel purchases are comprised of components that are integrated into a seat system, such as seat frames, mechanisms and mechanical components. Therefore, our exposure to changes in steel prices is primarily indirect, through these purchased components. We utilize a combination of short-term and long-term supply contracts to purchase key components. We generally retain the right to terminate these agreements if our supplier does not remain competitive in terms of cost, quality, delivery, technology or customer support.

•	Electrical Power Management. Electrical power management systems are networks of wiring and associated control devices that route electrical signals and manage electrical power within a vehicle. Wire harness assemblies consist of raw, coiled wire, which is automatically cut to length and terminated. Individual circuits are assembled together on a jig or table, inserted into connectors and wrapped or taped to form wire harness assemblies. Substantially all of our materials are purchased from suppliers, with the exception of a portion of the terminals and connectors that are produced internally. The majority of our copper purchases are comprised of extruded wire that is integrated into electrical wire. Certain materials are available from a limited number of suppliers. Supply agreements typically last for up to one year, and our copper wire contracts are generally subject to price index agreements. The assembly process is labor intensive, and as a result, production is generally performed in low-cost labor sites in Mexico, Honduras, Eastern Europe, Africa, China and the Philippines.

Some of the principal components attached to the wire harness assemblies that we manufacture include junction boxes and electronic control modules. Junction boxes are manufactured in North America, Europe and the Philippines with a proprietary, capital-intensive assembly process, using printed circuit boards, a portion of which are purchased from third-party suppliers. Proprietary processes have been developed to improve the function of these junction boxes in harsh environments, including high temperatures and humidity. Electronic control modules are assembled using high-speed surface mount placement equipment in North America and Europe.

While we internally manufacture many of the components that are described above, a substantial portion of these components are furnished by independent, tier II automotive suppliers and other vendors throughout the world. In certain instances, it would be difficult and expensive for us to change suppliers of products and services that are critical to our business. With the continued decline in the automotive production of our key customers and substantial and continuing pressures to reduce costs, certain of our suppliers are experiencing, or may experience, financial difficulties. We seek to proactively manage our supplier relationships to minimize any significant disruptions of our operations. However, adverse developments affecting one or more of our major suppliers, including certain sole-source suppliers, could negatively impact our operating results. See “Risk Factors — Risks Related to Our Business — The financial distress of our major customers and/or within our supply base could adversely affect our financial condition, operating results and cash flows,” included elsewhere in this prospectus supplement.

Customers

We serve the worldwide automotive and light truck market, which produced approximately 57 million vehicles in 2009. We have automotive content on approximately 300 vehicle nameplates worldwide, and our major automotive manufacturing customers (including customers of our non-consolidated joint ventures) currently include:

• BMW • Daimler • Ford • Honda • Land Rover • Nissan • Saab • Toyota	• ChangAn • Dongfeng • GAZ • Hyundai • Mahindra & Mahindra • Porsche • Subaru • Volkswagen	• Chery • Fiat • Geely • Isuzu • Mazda • PSA • Suzuki • Volvo	• Chrysler • First Autoworks • General Motors • Jaguar • Mitsubishi • Renault • Tata

In 2009, General Motors and Ford, two of the largest automotive and light truck manufacturers in the world, together accounted for approximately 36% of our net sales, excluding net sales to Saab and Volvo, which are affiliates of General Motors and Ford. General Motors and Ford are pursuing the divestiture of Saab and Volvo, respectively. Inclusive of these affiliates, General Motors and Ford accounted for approximately 20% and 19%, respectively, of our net sales in 2009. In addition, BMW accounted for approximately 12% of our net sales in 2009. For further information related to our customers and domestic and foreign sales and operations, see Note 16, “Segment Reporting,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

We receive purchase orders from our customers that generally provide for the supply of a customer’s annual requirements for a particular vehicle model, or in some cases, for the supply of a customer’s requirements for the production life of a particular vehicle model, rather than for the purchase of a specified quantity of products. Although most purchase orders may be terminated by our customers at any time, such terminations have been minimal and have not had a material impact on our operating results. Our primary risks are that an automotive manufacturer will produce fewer units of a vehicle model than anticipated or that an automotive manufacturer will not award us a replacement program following the life of a vehicle model. In order to reduce our reliance on any one vehicle model, we produce automotive systems and components for a broad cross-section of both new and established models. However, larger cars and light trucks, as well as vehicle platforms that offer more features and functionality, such as luxury, sport utility and crossover vehicles, typically have more content and, therefore, tend to have a more significant impact on our operating performance.

Our agreements with our major customers generally provide for an annual productivity cost reduction. Historically, cost reductions through product design changes, increased productivity and similar programs with our suppliers have generally offset these customer-imposed productivity cost reduction requirements. However, in recent years, unprecedented increases and volatility in raw material, energy and commodity costs had a material adverse impact on our operating results and made it more difficult to offset these productivity cost reduction requirements. While we have developed and implemented strategies to mitigate the impact of higher raw material, energy and commodity costs, these strategies typically offset only a portion of the adverse impact. Although raw material, energy and commodity costs have recently moderated, these costs remain volatile, and no assurance can be given that we will be able to achieve such customer-imposed cost reduction targets in the future. In addition, we are exposed to increasing market risk associated with fluctuations in foreign exchange as a result of our low-cost footprint and vertical integration strategies. We intend to use derivative financial instruments to manage our exposure to fluctuations in foreign exchange.

Technology

Advanced technology development is conducted worldwide at our six advanced technology centers and at our product engineering centers. At these centers, we engineer our products to comply with applicable safety standards, meet quality and durability standards, respond to environmental conditions and conform to customer and consumer requirements. Our global innovation and technology center located in Southfield, Michigan, develops and integrates new concepts and is our central location for consumer research, benchmarking, craftsmanship and industrial design activity. Our High Power Global Center of Excellence, also located in

Southfield, Michigan, supports growth opportunities in the hybrid and electric vehicle market through the development of high-power and hybrid electrical systems and components.

One area of significant emerging technology that we are active in is electrical power management systems and components for the hybrid and electric vehicle market. We offer a product portfolio of stand-alone and fully integrated solutions for our customers’ future hybrid and electric vehicles. Our systems and components have achieved industry leading efficiency, packaging and reliability. We have over 100 patents and patents pending in our high-power product segment, and our product portfolio includes the following:

•	High-power charging systems comprised of on/off board chargers, a family of charge cord sets, fast charge stations and charge receptacles and couplers.

•	High-power distribution systems including high voltage wire harnesses found throughout the vehicle and battery pack, high-power terminals and connectors (designed to carry high amounts of electric current, to be packaged tightly and to provide proper sealing, high-use reliability and ease of use for the consumer) and battery disconnect units, as well as manual service disconnects.

•	Energy management systems including DC-DC converters, battery monitoring systems, dual storage management units and our patent-pending integrated power module, which integrates the functionality of charging and energy management for an efficient solution for the upcoming generation of plug-in hybrid and electric vehicles.

We have developed independent brand and marketing strategies for our product segments and focused our efforts in three principal areas: (i) where we have a competitive advantage, such as our flexible seat architectures, our industry-leading ProTec® products, including our self-aligning head restraints, and our leading electronic technology, including our solid state junction boxes, (ii) where we perceive that there is a significant market opportunity, such as electrical products for the hybrid and electric vehicle market, and (iii) where we can contribute the most to the next generation of more fuel efficient and environmentally friendly vehicles, such as our alternative lightweight, low-mass products, including SoyFoamtm and Dynamic Environmental Comfort Systemtm.

We have developed a number of innovative products and features focused on increasing value to our customers, such as interior control and entertainment systems, which include sound systems and family entertainment systems, and wireless systems, which include remote keyless entry. In addition, we incorporate many convenience, comfort and safety features into our designs, including advanced whiplash concepts, integrated restraint seat systems (3-point and 4-point integrated belt systems), side impact airbags and integrated child restraint seats. We also invest in our computer-aided engineering design and computer-aided manufacturing systems. Recent enhancements to these systems include advanced acoustic modeling and analysis capabilities and the enhancement of our research and design website. Our research and design website is a tool used for global customer telecommunications, technology communications, collaboration and the direct exchange of digital assets.

We continue to develop new products and technologies, including solid state smart junction boxes and new radio-frequency products like our Car2Utm Home Automation System, as well as high-end electronics for the premier luxury automotive manufacturers around the world, such as gateway signal-routing modules, exterior and interior lighting controls and other highly integrated electronic body modules. Solid state smart junction boxes represent a significant improvement over existing smart junction box technology because they replace the relatively large fuses and relays with solid state drivers. Importantly, the technology enables the integration of additional feature content into the smart junction box. This technology and integration result in a sizable cost reduction for the electrical system. We have also created certain brand identities, which identify our products for our customers, including the ProTec® brand of products optimized for interior safety, the Aventinotm collection of premium automotive leather and the EnviroTectm brand of environmentally friendly products, such as Soy Foamtm.

We also have state-of-the-art testing, instrumentation and data analysis capabilities. We own an industry-leading seat validation test center featuring crashworthiness, durability and full acoustic and sound quality testing capabilities. Together with computer-controlled data acquisition and analysis capabilities, this center provides precisely controlled laboratory conditions for sophisticated testing of parts, materials and systems. We also maintain electromagnetic compatibility labs at several of our electrical facilities, where we develop and test electronic products for compliance with government requirements and customer specifications.

Worldwide, we hold many patents and patent applications pending. While we believe that our patent portfolio is a valuable asset, no individual patent or group of patents is critical to the success of our business. We also license selected technologies to automotive manufacturers and to other automotive suppliers. We continually strive to identify and implement new technologies for use in the design and development of our products.

We have numerous registered trademarks in the United States and in many foreign countries. The most important of these marks include “LEAR CORPORATION” (including a stylized version thereof) and “LEAR.” These marks are widely used in connection with our product lines and services. The trademarks and service marks “ADVANCE RELENTLESSLY,” “CAR2U,” “INTELLITIRE,” “PROTEC,” “PROTEC PLUS” and others are used in connection with certain of our product lines and services.

We have dedicated, and will continue to dedicate, resources to engineering and development. Engineering and development costs incurred in connection with the development of new products and manufacturing methods more than one year prior to launch, to the extent not recoverable from our customers, are charged to selling, general and administrative expenses as incurred. These costs amounted to approximately $83 million, $113 million and $135 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Joint Ventures and Noncontrolling Interests

We form joint ventures in order to gain entry into new markets, facilitate the exchange of technical information, expand our product offerings and broaden our customer base. In particular, we believe that certain joint ventures have provided us, and will continue to provide us, with the opportunity to expand our business relationships with Asian automotive manufacturers.

We currently have 27 operating joint ventures located in 19 countries. Of these joint ventures, ten are consolidated and 17 are accounted for using the equity method of accounting; and 16 operate in Asia, seven operate in North America (including three that are dedicated to serving Asian automotive manufacturers) and four operate in Europe or Africa. Net sales of our consolidated joint ventures accounted for approximately 11% of our net sales in 2009. As of December 31, 2009, our investments in non-consolidated joint ventures totaled $139 million, and net sales of our non-consolidated joint ventures totaled $3.2 billion. For further information related to our joint ventures, see Note 8, “Investments in Affiliates and Other Related Party Transactions,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

In 2006, we completed the contribution of substantially all of our European interior business to IAC Europe, a joint venture with affiliates of WL Ross and Franklin, in exchange for an approximately one-third equity interest in IAC Europe. In 2009, as a result of an equity transaction between IAC Europe and one of our joint venture partners, our equity interest in IAC Europe decreased to 30.45%, and we recognized an impairment charge of $27 million related to our investment.

In March 2007, we completed the transfer of substantially all of the assets of our North American interior business (as well as our interests in two China joint ventures) to International Automotive Components Group North America, Inc. In addition, one of our wholly owned subsidiaries obtained an equity interest in IAC North America, a separate joint venture with affiliates of WL Ross and Franklin. In October 2007, IAC North America completed the acquisition of the soft trim division of Collins & Aikman Corporation. After giving effect to these transactions, we own 18.75% of the total outstanding shares of common stock of IAC North America. In 2008, as a result of rapidly deteriorating industry conditions, we recognized an impairment charge of $34 million related to our investment.

For a further discussion of these impairment charges, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Other Matters — Impairment of Investments in Affiliates.” We have no further funding obligations with respect to IAC Europe and IAC North America. Therefore, in the

event that either of these joint ventures requires additional capital to fund its operations, our equity ownership percentage will likely be diluted.

Competition

Within each of our operating segments, we compete with a variety of independent suppliers and automotive manufacturer in-house operations, primarily on the basis of cost, quality, technology, delivery and service. A summary of our primary competitors is set forth below.

•	Seating. We are one of two primary independent suppliers in the global complete seat systems market. Our primary independent competitor globally is Johnson Controls. Faurecia, Toyota Boshoku, TS Tech Co., Ltd. and Magna International Inc. are also significant competitors with varying market presence depending on the region, country or automotive manufacturer. PSA, Toyota and Honda hold equity ownership positions in Faurecia, Toyota Boshoku and TS Tech Co., Ltd., respectively. Other automotive manufacturers, such as Volkswagen and Hyundai, maintain a presence in the seat systems market through wholly owned companies or in-house operations. In seat components, we compete with the aforementioned seat systems suppliers, as well as specialists in particular components with presence primarily in specific regions.

•	Electrical Power Management. We are one of the leading independent suppliers of automotive electrical power management systems in North America and Europe. Our major competitors in these markets include Delphi, Yazaki, Sumitomo and Leoni. Our competition in specific electrical distribution and power management component areas includes suppliers of terminals and connectors, such as Tyco Electronics, Molex and FCI, as well as suppliers of automotive electronics, such as Alps, Bosch, Continental, Delphi, Denso, Hella, Kostal, Omron, TRW, Tokai Rika, Valeo and others.

As the automotive supplier industry becomes increasingly global, certain of our European and Asian competitors have begun to establish a stronger presence in North America, which is likely to increase competition in this region.

Seasonality

Our principal operations are directly related to the automotive industry. Consequently, we may experience seasonal fluctuations to the extent automotive vehicle production slows, such as in the summer months when plants close for model year changeovers and vacations or during periods of high vehicle inventory. See Note 18, “Quarterly Financial Data,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

Employees

As of December 31, 2009, we employed approximately 75,000 people worldwide, including approximately 5,000 people in the United States and Canada, approximately 26,000 in Mexico and Central America, approximately 27,000 in Europe and approximately 17,000 in other regions of the world. A substantial number of our employees are members of unions. We have collective bargaining agreements with several unions, including the United Auto Workers, the Canadian Auto Workers, UNITE and the International Association of Machinists and Aerospace Workers. All of our unionized facilities in the United States and Canada have a separate agreement with the union that represents the workers at such facilities, with each such agreement having an expiration date that is independent of other collective bargaining agreements. The majority of our European and Mexican employees are members of industrial trade union organizations and confederations within their respective countries. Many of these organizations and confederations operate under national contracts, which are not specific to any one employer. We have occasionally experienced labor disputes at our plants. We have been able to resolve all such labor disputes and believe our relations with our employees are generally good. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements” and “Risk Factors — Risks Related to Our Business — A significant labor dispute involving us or one or more of our customers or suppliers or that could otherwise affect our operations could reduce our sales and harm our profitability,” included elsewhere in this prospectus supplement.

Environmental Matters

We are subject to local, state, federal and foreign laws, regulations and ordinances which govern activities or operations that may have adverse environmental effects and which impose liability for clean-up costs resulting from past spills, disposals or other releases of hazardous wastes and environmental compliance. For a description of our outstanding environmental matters and other legal proceedings, see Note 15, “Commitments and Contingencies,” to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated herein by reference.

In addition, our customers are subject to significant environmentally focused state, federal and foreign laws and regulations that regulate vehicle emissions, fuel economy and other matters related to the environmental impact of vehicles. To the extent that such laws and regulations ultimately increase or decrease automotive vehicle production, such laws and regulations would likely impact our business. See “Risk Factors — Risk Related to Our Business.”

Furthermore, we currently offer products with environmentally friendly features, and our expertise and capabilities are allowing us to expand our product offerings in this area. See “— Strategy” and “— Products.” We will continue to monitor emerging developments in this area.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages and positions of our executive officers and directors. Executive officers are elected annually by our Board of Directors and serve at the pleasure of our Board. Our current directors were appointed by the Bankruptcy Court on November 9, 2009 pursuant to the terms of our plan of reorganization.

Name	Age	Position

Shari L. Burgess	51	Vice President and Treasurer
Wendy L. Foss	52	Vice President and Corporate Controller
Terrence B. Larkin	55	Senior Vice President, General Counsel and Corporate Secretary
Robert E. Rossiter	64	Chairman, Chief Executive Officer and President
Louis R. Salvatore	55	Senior Vice President and President, Global Seating Operations
Raymond E. Scott	44	Senior Vice President and President, Global Electrical Power Management Operations
Matthew J. Simoncini	49	Senior Vice President and Chief Financial Officer
Melvin L. Stephens	54	Senior Vice President, Communications, Corporate Relations and Human Resources
Thomas P. Capo	58	Director
Curtis J. Clawson	50	Director
Jonathan F. Foster	49	Director
Conrad L. Mallett, Jr.	56	Director
Philip F. Murtaugh	54	Director
Donald L. Runkle	64	Director
Gregory C. Smith	58	Director
Henry D.G. Wallace	64	Director

Set forth below is a description of the business experience of each of our executive officers.

Shari L. Burgess	Ms. Burgess is the Company’s Vice President and Treasurer, a position she has held since August 2002. Previously, she served as Assistant Treasurer since July 2000 and in various financial positions since November 1992.

Wendy L. Foss	Ms. Foss is the Company’s Vice President and Corporate Controller, a position she has held since November 2007. Previously, she served as Vice President and Chief Compliance Officer from January 2007 until February 2009, Vice President, Audit Services since September 2007, Vice President, Finance and Administration and Corporate Secretary since May 2007, Vice President, Finance and Administration and Deputy Corporate Secretary since September 2006, Vice President, Accounting since July 2006, Assistant Corporate Controller since June 2003 and prior to 2003, in various financial management positions for both the Company and UT Automotive, Inc. (“UT Automotive”), which was acquired by Lear in 1999.

Terrence B. Larkin	Mr. Larkin is the Company’s Senior Vice President, General Counsel and Corporate Secretary, a position he has held since January 2008. Prior to joining the Company, Mr. Larkin was a partner since 1986 of Bodman LLP, a Detroit-based law firm. Mr. Larkin served on the executive committee of Bodman LLP and was the chairman of its business law practice group. Mr. Larkin’s practice was focused on general corporate, commercial transactions and mergers and acquisitions.

Robert E. Rossiter	Mr. Rossiter is the Company’s Chairman, Chief Executive Officer and President, a position he has held since August 2007. Mr. Rossiter has served as Chairman since January 2003, Chief Executive Officer since October 2000, President since August 2007 and from 1984 until December 2002 and Chief Operating Officer from 1988 until April 1997 and from November 1998 until October 2000. Mr. Rossiter also served as Chief Operating Officer — International Operations from April 1997 until November 1998. Mr. Rossiter has been a director of the Company since 1988.

Louis R. Salvatore	Mr. Salvatore is the Company’s Senior Vice President and President, Global Seating Operations, a position he has held since February 2008. Previously, he served as Senior Vice President and President — Global Asian Operations/Customers since August 2005, President — Ford, Electrical/Electronics and Interior Divisions since July 2004, President — Global Ford Division since July 2000 and President — DaimlerChrysler Division since December 1998. Prior to joining the Company, Mr. Salvatore worked with Ford Motor Company for fourteen years and held various increasingly senior positions in manufacturing, finance, engineering and purchasing.

Raymond E. Scott	Mr. Scott is the Company’s Senior Vice President and President, Global Electrical Power Management Operations, a position he has held since February 2008. Previously, he served as Senior Vice President and President, North American Seating Systems Group since August 2006, Senior Vice President and President, North American Customer Group since June 2005, President, European Customer Focused Division since June 2004 and President, General Motors Division since November 2000.

Matthew J. Simoncini	Mr. Simoncini is the Company’s Senior Vice President and Chief Financial Officer, a position he has held since October 2007. Previously, he served as Senior Vice President, Finance and Chief Accounting Officer since August 2006, Vice President, Global Finance since February 2006, Vice President of Operational Finance since June 2004, Vice President of Finance — Europe since 2001 and prior to 2001, in various senior financial management positions for both the Company and UT Automotive.

Melvin L. Stephens	Mr. Stephens is the Company’s Senior Vice President, Communications, Corporate Relations and Human Resources, a position he has held since September 2009. Previously, he served as Vice President of Investor Relations and Corporate Communications since January 2002. Prior to joining the Company, Mr. Stephens worked with Ford Motor Company and held various leadership positions in finance, business planning, corporate strategy, communications, marketing and investor relations.

Set forth below is a description of the business experience of our current directors other than Mr. Rossiter, whose biography is set forth above.

Thomas P. Capo	Mr. Capo has been a director of Lear since November 2009. Mr. Capo has been Chairman of Dollar Thrifty Automotive Group, Inc. since October 2003. Mr. Capo was a Senior Vice President and the Treasurer of DaimlerChrysler Corporation from November 1998 to August 2000, Vice President and Treasurer of Chrysler Corporation from 1993 to 1998, and Treasurer of Chrysler Corporation from 1991 to 1993. Prior to holding these positions, Mr. Capo served as Vice President and Controller of Chrysler Financial Corporation. Mr. Capo also serves as a director of Cooper Tire & Rubber Company.

Curtis J. Clawson	Mr. Clawson has been a director of Lear since November 2009. Mr. Clawson has served as the Chairman, President and Chief Executive Officer of Hayes Lemmerz International, Inc. since 2001. From 1999 until 2000, Mr. Clawson served as the President and Chief Operating Officer of Rexam Beverage Can Americas, Inc. and from 1998 until 1999 he served as the President and Executive Vice President —

Beverage Can Americas of American National Can Group, Inc. From 1994 until 1998, Mr. Clawson was employed by AlliedSignal, Inc. as President of the Laminate Systems Group from 1997 to 1998 and President of the Allied Filters and Sparkplug Group from 1994 to 1996. From 1986 until 1994, Mr. Clawson held various management positions at Arvin Industries, Inc.

Jonathan F. Foster	Mr. Foster has been a director of Lear since November 2009. Mr. Foster is Founder and Managing Director of Current Capital LLC, a private equity firm. Previously, from 2007 until 2008, Mr. Foster served as a Managing Director and Co-Head of Diversified Industrials and Services at Wachovia Securities. From 2005 until 2007, he served as Executive Vice President — Finance and Business Development of Revolution LLC. From 2002 until 2004, Mr. Foster was a Managing Director of The Cypress Group, a private equity investment firm and from 2001 until 2002, he served as a Senior Managing Director of Bear Stearns & Co. From 1999 until 2000, Mr. Foster served as the Executive Vice President, Chief Operating Officer and Chief Financial Officer of Toysrus.com, Inc. Previously, Mr. Foster was employed by Lazard Frères & Company LLC for over ten years in various positions, including as a Managing Director. Mr. Foster also serves as a director of Masonite Inc. and Tompkins Holdings Company and as the Vice Chairman of the Board of Trustees of the New York Power Authority.

Conrad L. Mallett, Jr.	Justice Mallett, who has been a director of Lear since August 2002, has been the President and CEO of Sinai-Grace Hospital since August 2003. Prior to his current position, Justice Mallett served as the Chief Administrative Officer of the Detroit Medical Center beginning in March 2003. Previously, he served as President and General Counsel of La-Van Hawkins Food Group LLC from April 2002 to March 2003, and Chief Operating Officer for the City of Detroit from January 2002 to April 2002. From August 1999 to April 2002, Justice Mallett was General Counsel and Chief Administrative Officer of the Detroit Medical Center. Justice Mallett was also a Partner in the law firm of Miller, Canfield, Paddock & Stone from January 1999 to August 1999. Justice Mallett was a Justice of the Michigan Supreme Court from December 1990 to January 1999 and served a two-year term as Chief Justice beginning in 1997.

Philip F. Murtaugh	Mr. Murtaugh has been a director of Lear since November 2009. From 2007 until 2008, Mr. Murtaugh served as the Chief Executive of Asia Operations of Chrysler Asia Pacific (China). From 2006 until 2007, Mr. Murtaugh served as a Co-Chief Executive and Executive Vice President of Shanghai Automotive Industry Corporation. From 2005 until 2006, Mr. Murtaugh provided consulting services through Murtaugh Consulting Ltd. Previously, Mr. Murtaugh was employed by General Motors Corporation for over 30 years in various management and executive-level positions, most recently as Chairman and Chief Executive Officer of General Motors China from 2000 until 2005 and as Executive Vice President of Shanghai General Motors from 1996 until 2005.

Donald L. Runkle	Mr. Runkle has been a director of Lear since November 2009. Mr. Runkle currently serves as Chief Executive Officer of EcoMotors International since 2009 and Chairman of EaglePicher Corporation. Since 2005, Mr. Runkle has provided consulting services in business and technical strategy, and from 2006 to 2007, he also was a consultant for Solectron Corporation. Mr. Runkle also served as an Operating Executive Advisor for Tennenbaum Capital Partners LLC from 2005. From 1999 until 2005, Mr. Runkle held various executive-level positions at Delphi Corporation, including Vice Chairman and Chief Technology Officer from 2003 until 2005, President, Delphi Dynamics and Propulsion Sector, and Executive Vice President from 2000-2003 and President, Delphi Energy and Engine Management Systems, and Vice

President, Delphi Automotive Systems, from 1999-2000. Previously, Mr. Runkle was employed by General Motors Corporation for over 30 years in various management and executive-level positions, most recently Vice President and General Manager of Delphi Energy and Engine Management and Automotive Systems from 1996 until 1999. Mr. Runkle also serves as a director of EaglePicher Corporation, Environmental Systems Products Company, WinCup Corporation, the Lean Enterprise Institute and the Sloan School of Management.

Gregory C. Smith	Mr. Smith has been a director of Lear since November 2009. Mr. Smith, a retired Vice Chairman of Ford Motor Company, currently serves as a Principal of Greg C. Smith LLC, a private management consulting firm, since 2007. Previously, Mr. Smith was employed by Ford Motor Company for over 30 years until 2006. Mr. Smith held various executive-level management positions at Ford Motor Company, most recently serving as Vice Chairman from 2005 until 2006, Executive Vice President and President — Americas from 2004 until 2005, Group Vice President — Ford Motor Company and Chief Executive Officer — Ford Motor Credit Company from 2002 to 2004, Vice President, Ford Motor Company, and President and Chief Operating Officer, Ford Motor Credit Company, from 2001 to 2002. Mr. Smith served as a director of Fannie Mae from 2005 until 2008. Currently, Mr. Smith serves as a director of Penske Corporation and Solutia Inc.

Henry D.G. Wallace	Mr. Wallace has been a director of Lear since February 2005. Mr. Wallace worked for 30 years at Ford Motor Company until his retirement in 2001 and held several executive-level operations and financial oversight positions while at Ford, most recently as Group Vice President, Mazda and Asia Pacific Operations in 2001, Chief Financial Officer in 2000 and Group Vice President, Asia Pacific Operations in 1999. Mr. Wallace also serves as a director of AMBAC Financial Group, Inc., Diebold, Inc. and Hayes Lemmerz International, Inc.

DESCRIPTION OF OTHER INDEBTEDNESS

As of December 31, 2009, we had $972 million of outstanding indebtedness, including $550 million in aggregate principal amount under the Second Lien Facility, which is being repaid in connection with this offering, and $375 million in aggregate principal amount under the First Lien Facility. In the event that the net proceeds from this offering exceed the amounts outstanding under the Second Lien Facility, we intend to apply such excess amount, together with our current cash and cash equivalents, to repay all or a portion of the amounts outstanding under the First Lien Term Facility.

First Lien Facility

On October 23, 2009, we entered into the First Lien Facility with certain financial institutions party thereto and JPMorgan Chase Bank, N.A., as administrative agent, providing for the issuance of term loans under the First Lien Facility. The First Lien Term Facility matures on November 9, 2014.

Effective as of March 19, 2010, we added the $110 million Revolving Credit Facility to the First Lien Agreement, in accordance with the terms of the First Lien Agreement, and in connection therewith, we amended and restated such First Lien Agreement. The Revolving Credit Facility permits us to borrow for general corporate and working capital purposes and to issue letters of credit. The commitments under the Revolving Credit Facility expire on March 19, 2013.

As of December 31, 2009, the aggregate principal amount outstanding under the First Lien Facility was $375 million. In addition to the foregoing, upon satisfaction of certain conditions, after giving effect to the Revolving Credit Facility we will have the right to raise additional funds to increase the amount available under the First Lien Facility by an aggregate amount of up to $90 million.

The First Lien Facility is comprised of the term loans described in the preceding paragraphs and the Revolving Credit Facility. Obligations under the First Lien Facility are secured on a first priority basis by a lien on substantially all of the U.S. assets of us and our domestic subsidiaries, as well as 100% of the stock of our domestic subsidiaries and 65% of the stock of certain of our foreign subsidiaries. In addition, obligations under the First Lien Facility are guaranteed on a first priority basis, on a joint and several basis, by certain of our domestic subsidiaries, which are directly or indirectly 100% owned by us.

Advances under the First Lien Term Facility bear interest at a fixed rate per annum equal to (i) LIBOR (with a LIBOR floor of 2.0%), as adjusted for certain statutory reserves, plus 5.25%, payable on the last day of each applicable interest period but in no event less frequently than quarterly, or (ii) the Adjusted Base Rate (as defined in the First Lien Agreement) plus 4.25%, payable quarterly. In addition, the First Lien Agreement obligates us to pay certain fees to the lenders.

Advances under the Revolving Credit Facility bear interest at a variable rate per annum equal to (i) LIBOR, as adjusted for certain statutory reserves, plus an adjustable margin based on our corporate rating, which initially was 4.50%, payable on the last day of each applicable interest period but in no event less frequently than quarterly, or (ii) the Adjusted Base Rate (as defined in the Amended and Restated First Lien Agreement) plus an adjustable margin based on our corporate rating, which initially was 3.50%, payable quarterly. In the event the term loans outstanding under the First Lien Term Facility are paid in full, the margin applicable to all advances under the Revolving Credit Facility will be reduced by 25 basis points.

The First Lien Agreement contains various customary representations, warranties and covenants by the Company, including, without limitation, (i) covenants regarding maximum leverage and minimum interest coverage; (ii) limitations on the amount of capital expenditures; (iii) limitations on fundamental changes involving Lear or its subsidiaries; and (iv) limitations on indebtedness and liens. As of December 31, 2009, Lear was in compliance with all covenants set forth in the First Lien Facility.

Obligations under the First Lien Agreement may be accelerated following certain events of default, including, without limitation, any breach by us of any representation, warranty or covenant made in the First Lien Agreement or the entry into bankruptcy by us or certain of its subsidiaries.

First Amendment to the Amended and Restated First Lien Agreement

On March 19, 2010, we entered into the Amendment to facilitate, among other things, the issuance of the notes and in connection therewith, to permit the application of the proceeds of such offering to prepay amounts outstanding under the Second Lien Facility and to permit the application of our existing cash in connection with the repayment of remaining amounts outstanding under the Second Lien Facility. The Amendment also provides that we may repurchase certain amounts of the notes or amend the documents governing the notes when certain terms and conditions are met and that, in the event the term loans outstanding under the Amended and Restated First Lien Agreement are paid in full, we will be permitted upon certain conditions to pay a limited amount of cash dividends or repurchase a limited amount of our stock.

DESCRIPTION OF NOTES

Definitions of certain terms used in this Description of Notes may be found under the heading “— Certain Definitions.” For purposes of this section, the term “Company” refers only to Lear Corporation and not to any of its Subsidiaries; the terms “we,” “our” and “us” refer to Lear Corporation and, where the context so requires, certain or all of its Subsidiaries. The notes will be initially guaranteed by all of the Company’s Domestic Subsidiaries that are guarantors under the Company’s Credit Facilities. Each Subsidiary which guarantees the notes is referred to in this section as a “Subsidiary Guarantor.” Each such guarantee is termed a “Subsidiary Guarantee.”

We will issue the     % senior notes due 2018 (the “2018 Notes”) and the     % senior notes due 2020 (the “2020 Notes”, and together with the 2018 Notes, the “notes”) under a base indenture, dated as of March   , 2010 (the “Base Indenture”), among the Company, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, to be dated as of March   , 2010 (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”). The Indenture contains provisions which define your rights under the notes. In addition, the Indenture governs the obligations of the Company and of each Subsidiary Guarantor under the notes. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA.

The following description is meant to be only a summary of the provisions of the Indenture that we consider material. It does not restate the terms of the Indenture in their entirety. We have filed a copy of the form of Indenture as an exhibit to the Registration Statement of which this prospectus supplement forms a part. We urge that you carefully read the Indenture because the Indenture, and not this description, governs your rights as Holders. You may request copies of the Indenture at our address set forth under the heading “Incorporation of Certain Documents by Reference.”

Overview of the Notes

The notes:

•	will be unsecured senior obligations of the Company;

•	will be senior in right of payment to all future Subordinated Obligations of the Company;

•	will be effectively junior to all existing and future Secured Indebtedness of the Company to the extent of the value of the assets securing such Secured Indebtedness, and all Indebtedness, if any, of Subsidiaries that are not Subsidiary Guarantors; and

•	will be guaranteed on an unsecured senior basis by each Subsidiary Guarantor.

Principal, Maturity and Interest

We will initially issue the 2018 Notes in an aggregate principal amount of $   million. The 2018 Notes will mature on     , 2018. Each 2018 Note we issue will bear interest at a rate of     % per annum beginning on          , 2010 or from the most recent date to which interest has been paid or provided for.

We will initially issue the 2020 Notes in an aggregate principal amount of $      million. The 2020 Notes will mature on          , 2020. Each 2020 Note we issue will bear interest at a rate of     % per annum beginning on          , 2010 or from the most recent date to which interest has been paid or provided for.

The 2018 Notes and the 2020 Notes are each referred to herein as a “series”. We will pay interest on each series of the notes semiannually to Holders of record at the close of business on the      or      immediately preceding the interest payment date on      and      of each year. The first interest payment date will be     , 2010.

We will issue the notes in fully registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000.

Indenture May Be Used for Future Issuances

Additional notes of either series having identical terms and conditions to the notes of such series that we are currently offering (the “Additional Notes”) may be issued under the indenture from time to time; provided, however, that we will only be permitted to issue such Additional Notes if at the time of and after giving effect to such issuance the Company and its Restricted Subsidiaries are in compliance with the covenants contained in the Indenture, including the covenant relating to the Incurrence of additional Indebtedness. Any Additional Notes will be part of the same issue as the applicable series of notes that we are currently offering, will vote on all matters with such series of notes and will be fungible with such series of notes for tax purposes.

Paying Agent and Registrar

We will pay the principal of, premium, if any, and interest on the notes at any office of ours or any agency designated by us. We have initially designated the corporate trust office of the Trustee to act as the agent of the Company in such matters. The location of the corporate trust office for payment on the notes is The Bank of New York Mellon Trust Company, N.A., 2 North LaSalle Street, Suite 1020, Chicago, IL 60602. We however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses or, with respect to global notes, by wire transfer.

Holders may exchange or transfer their notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes. However, we may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

Optional Redemption

2018 Notes

Except as set forth under this section, we may not redeem the 2018 Notes prior to     , 2014. After this date, we may redeem the 2018 Notes, in whole or in part, on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on      of the years set forth below:

Redemption
Year	Price

2014		%
2015		%
2016 and thereafter	100.000%

Prior to     , 2013, we may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the 2018 Notes (calculated giving effect to any issuance of Additional Notes of such series) with the Net Cash Proceeds of one or more Equity Offerings by the Company, at a redemption price equal to     % of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that:

(1) at least 65% of the original aggregate principal amount of the 2018 Notes (calculated giving effect to any issuance of Additional Notes of such series) remains outstanding after giving effect to any such redemption; and

(2) any such redemption by the Company must be made within 90 days after the closing of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

Additionally, prior to     , 2014, during any 12-month period commencing on the Issue Date, we may, at our option, redeem up to 10% of the aggregate principal amount of the 2018 Notes issued under the Indenture (calculated giving effect to any issuance of Additional Notes of such series) at a redemption price equal to 103.000% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

In addition, prior to     , 2014, we may at our option redeem the 2018 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2018 Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means, with respect to a 2018 Note at any redemption date, the greater of (1) 1.00% of the principal amount of such note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such note on     , 2014 (such redemption price being described in the first paragraph in this section exclusive of any accrued interest), plus (ii) all required remaining scheduled interest payments due on such note through     , 2014 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such note on such redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date for the 2018 Notes, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after     , 2014, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, in each case of (1) and (2), plus 0.50%.

“Comparable Treasury Issue” means, with respect to the 2018 Notes, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the 2018 Notes from the redemption date to     , 2014, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of U.S. Dollar denominated corporate debt securities of a maturity most nearly equal to     , 2014.

2020 Notes

Except as set forth under this section, we may not redeem the 2020 Notes prior to          , 2015. After this date, we may redeem the 2020 Notes, in whole or in part, on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record

date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on      of the years set forth below:

Redemption
Year	price

2015	%
2016	%
2017	%
2018 and thereafter	100.000%

Prior to          , 2013, we may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the 2020 Notes (calculated giving effect to any issuance of Additional Notes of such series) with the Net Cash Proceeds of one or more Equity Offerings by the Company, at a redemption price equal to     % of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that:

(1) at least 65% of the original aggregate principal amount of the 2020 Notes (calculated giving effect to any issuance of Additional Notes of such series) remains outstanding after giving effect to any such redemption; and

(2) any such redemption by the Company must be made within 90 days after the closing of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

Additionally, prior to     , 2015, during any 12-month period commencing on the Issue Date, we may, at our option, redeem up to 10% of the aggregate principal amount of the 2020 Notes issued under the Indenture (calculated giving effect to any issuance of Additional Notes of such series) at a redemption price equal to 103.000% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

In addition, prior to     , 2015, we may at our option redeem the 2020 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2020 Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means, with respect to a 2020 Note at any redemption date, the greater of (1) 1.00% of the principal amount of such note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such note on          , 2015 (such redemption price being described in the first paragraph in this section exclusive of any accrued interest), plus (ii) all required remaining scheduled interest payments due on such note through     , 2015 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such note on such redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date for the 2020 Notes, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after     , 2015, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury

Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, in each case of (1) and (2), plus 0.50%

“Comparable Treasury Issue” means, with respect to the 2020 Notes, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the 2020 Notes from the redemption date to     , 2015, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of U.S. Dollar denominated corporate debt securities of a maturity most nearly equal to     , 2015.

Selection

If we partially redeem any series of notes, the Trustee, subject to the procedures of The Depository Trust Company, will select the notes of such series to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no note of any series less than $2,000 in original principal amount will be redeemed in part. If we redeem any note in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of the notes to be redeemed, plus accrued and unpaid interest thereon.

Subsidiary Guarantees

The Subsidiary Guarantors, as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally Guarantee on a senior unsecured basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture (including obligations to the Trustee) and the notes, whether for payment of principal of or interest on the notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the “Guaranteed Obligations”). Each of the Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Subsidiary Guarantees. Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

The Company will cause each new Domestic Subsidiary that is a Guarantor of (i) the Credit Agreement; (ii) any Credit Facilities incurred in reliance on clause (b)(1) of the covenant described under “— Certain Covenants — Limitation on Indebtedness;” or (iii) any single issuance of capital markets indebtedness incurred under paragraph (a) or clause (b)(15) of the covenant described under “— Certain Covenants — Limitation on Indebtedness” in an aggregate principal amount equal to or greater than $200.0 million (“Material Capital Markets Indebtedness,” and together with the Indebtedness described in clauses (i) and (ii), “Material Indebtedness”) to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the notes. In addition, the Company will cause each Foreign Subsidiary that becomes a Guarantor of any Material Indebtedness of the Company or a Domestic Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the notes. See “— Certain Covenants — Future Subsidiary Guarantors” below.

Each Subsidiary Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Subsidiary Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

The Subsidiary Guarantee of a Subsidiary Guarantor also will be released:

(1) upon the sale (including any sale pursuant to any exercise of remedies by a holder of Indebtedness of the Company or of such Subsidiary Guarantor) or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor;

(2) if such Subsidiary Guarantor no longer guarantees or is otherwise obligated under the Company’s Credit Facilities or any Material Capital Markets Indebtedness;

(3) upon the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor;

(4) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

(5) at our election, during any Suspension Period; or

(6) if we exercise our legal defeasance option or our covenant defeasance option as described under “Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture.

The Company shall notify the Trustee and the Holders if the Subsidiary Guarantee of any Subsidiary Guarantor is released. The Trustee shall execute and deliver an appropriate instrument confirming the release of any such Subsidiary Guarantor upon request of the Company as provided in the Indenture.

Ranking

The indebtedness evidenced by these notes and the Subsidiary Guarantees is unsecured and ranks pari passu in right of payment to the Senior Indebtedness of the Company and the Subsidiary Guarantors, as the case may be. The notes are guaranteed by the Subsidiary Guarantors.

The notes are unsecured obligations of the Company. Secured debt and other secured obligations of the Company (including obligations with respect to the Credit Agreement) will be effectively senior to the notes to the extent of the value of the assets securing such debt or other obligations.

As of December 31, 2009, there was outstanding:

(1) $925.0 million of Senior Indebtedness of the Company (consisting of amounts outstanding under the First Lien Facility and the Second Lien Facility), all of which was secured (exclusive of unused commitments under the Credit Agreement); and

(2) $25.4 million of total Indebtedness of the Subsidiaries of the Company, other than those Subsidiaries that are Subsidiary Guarantors.

The Company currently conducts substantially all of its operations through its Subsidiaries. To the extent such Subsidiaries are not Subsidiary Guarantors, creditors of such Subsidiaries, including trade creditors, and preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including Holders. The notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Company that are not Subsidiary Guarantors.

As of and for the year ended December 31, 2009:

(1) the Subsidiary Guarantors had total assets of $2.0 billion, net sales of $3.0 billion and generated net loss attributable to Lear of $244.2 million; and

(2) the Subsidiaries of the Company, other than those Subsidiaries that are Subsidiary Guarantors, had total assets of $4.3 billion, net sales of $9.0 billion and generated net income attributable to Lear of $14.9 million.

The above financial information does not include eliminations for intercompany transactions. For a presentation of the financial information pursuant to Rule 3-10 of Regulation S-X, see Note 20, “Supplemental Guarantor Condensed Consolidating Financial Statements,” to our audited consolidated financial statements.

Although the Indenture limits the incurrence of Indebtedness by the Company and its Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. The Company and its Subsidiaries may be able to Incur substantial amounts of additional Indebtedness in certain circumstances. Such Indebtedness may be Senior Indebtedness and, subject to certain limitations, may be secured. See “— Certain Covenants — Limitation on Indebtedness” below.

The notes will rank equally in all respects with all other Senior Indebtedness of the Company. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder will have the right to require the Company to purchase all or any part of such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors;

(3) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (as determined on a Consolidated basis) to another Person, and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee.

Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”), stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or a portion of such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its notes purchased.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. In addition, the Company will not be required to make a Change of Control Offer upon a Change of Control if the notes have been or are called for redemption by the Company prior to it being required to mail notice of the Change of Control Offer, and thereafter redeems all notes called for redemption in accordance with the terms set forth in such redemption notice. Notwithstanding anything to the contrary contained herein, a revocable Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Company and the underwriters. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under “— Certain Covenants — Limitation on Indebtedness,” “— Limitation on Liens” and “— Limitation on Sale and Leaseback Transactions.” However, except for the limitations contained in such covenants, the Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The definition of Change of Control includes a phrase relating to the sale of “all or substantially all” the assets of the Company (as determined on a Consolidated basis). Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require the Company to purchase its notes as a result of a sale of less than all of the assets of the Company (as determined on a Consolidated basis) to another Person may be uncertain.

The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to purchase the notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the Holders upon a purchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

The provisions under the Indenture relative to the Company’s obligation to make an offer to purchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Certain Covenants

The Indenture contains covenants including, among others, those summarized below.

Suspended Covenants

Following the first day (the “Suspension Date”) that:

(1) the notes have an Investment Grade Rating from both of the Rating Agencies; and

(2) no Default has occurred and is continuing under the Indenture;

the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized below under:

(A) “ — Limitation on Indebtedness”;

(B) “ — Limitation on Restricted Payments”;

(C) “ — Limitation on Restrictions on Distributions from Restricted Subsidiaries”;

(D) “ — Limitation on Sales of Assets and Subsidiary Stock”;

(E) “ — Limitation on Transactions with Affiliates”;

(F) “ — Future Subsidiary Guarantors”; and

(G) clause (3) of the first paragraph under the heading “Merger and Consolidation” (collectively, the “Suspended Covenants”).

In addition, the Company may elect to suspend the Subsidiary Guarantees. In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Subsidiary Guarantees will be reinstated to the extent required by the Indenture. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. During any Suspension Period, the Company may not designate any Subsidiary to be an Unrestricted Subsidiary unless the Company would have been permitted to designate such Subsidiary to be an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period.

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to paragraph (a) of “— Limitation on Indebtedness” or one of the clauses set forth in paragraph (b) of “— Limitation on Indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to paragraph (a) or (b) of “— Limitation on Indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3)(B) of paragraph (b) of “— Limitation of Indebtedness.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “— Limitation on Restricted Payments” will be made as though the covenant described under “— Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under paragraph (a) of “— Limitation on Restricted Payments” and the items specified in subclause (C) of paragraph (a) of the covenant described under “— Limitation on Restricted Payments” will increase the amount available to be made under paragraph (a) thereof. For purposes of determining compliance with paragraphs (a) and (b) of “— Limitation on Sales of Assets and Subsidiary Stock,” the Net Available Cash from all Asset Dispositions not applied in accordance with the covenant will be deemed to be reset to zero after the Reversion Date.

In addition, the Indenture also permits, without causing a Default or Event of Default, the Company and the Restricted Subsidiaries to honor any contractual commitments to take actions in the future after any date on which the notes no longer have an Investment Grade Rating from both of the Rating Agencies as long as such contractual commitments were entered into during a Suspension Period and not in anticipation of the notes no longer having an Investment Grade Rating from both of the Rating Agencies.

Limitation on Indebtedness

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Subsidiary Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto and the application of the proceeds therefrom the Consolidated Interest Coverage Ratio would be greater than 2.0:1.0.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(1) (x) Indebtedness under Credit Facilities in an aggregate principal amount not to exceed the greater of (A) $1,275.0 million, less the aggregate amount of all prepayments of principal applied to permanently reduce any such Indebtedness in satisfaction of the Company’s obligations under the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock;” and (B) the sum of (i) 60% of the book value of the inventory of the Company and its Restricted Subsidiaries plus (ii) 80% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries (other than any accounts receivable pledged, sold or otherwise transferred or encumbered by the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction), in each case, as of the end of the most recent fiscal quarter for which financial statements are available;

(2) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that any subsequent event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

(3) Indebtedness (A) represented by the notes (not including any Additional Notes) and the Subsidiary Guarantees, (B) outstanding on the Issue Date (other than the Indebtedness described in clauses (1) and (2) above) and (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) (including Indebtedness that is Refinancing Indebtedness) or the foregoing paragraph (a);

(4) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company); provided, however, that on the date that such Restricted Subsidiary is acquired by the Company, (i) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (4) or (ii) the Consolidated Interest Coverage Ratio immediately after giving effect to such Incurrence and acquisition would be equal to or greater than such ratio immediately prior to such transaction and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (4);

(5) Indebtedness in respect of (A) performance bonds, bankers’ acceptances, letters of credit, bank guarantees and surety or appeal bonds entered into by the Company or any Restricted Subsidiary in the ordinary course of business, and (B) Hedging Obligations entered into in the ordinary course of business to hedge risks with respect to the Company’s or a Restricted Subsidiary’s interest rate, currency or raw materials pricing exposure or in connection with the issuance of convertible debt and not entered into for speculative purposes;

(6) Purchase Money Indebtedness, Capitalized Lease Obligations and Attributable Debt and Refinancing Indebtedness in respect thereof in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (6) and then outstanding, will not exceed the greater of (A) $300.0 million and (B) 5.0% of Consolidated Total Assets of the Company as of the end of the most recent fiscal quarter for which financial statements are available;

(7) Indebtedness Incurred by a Receivables Entity in a Qualified Receivables Transaction;

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of a Financial Officer’s becoming aware of its Incurrence;

(9) any Guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by the Company or such Restricted Subsidiary is permitted under the terms of the Indenture (other than Indebtedness Incurred pursuant to clause (4) above);

(10) Indebtedness incurred by Foreign Subsidiaries pursuant to working capital lines of credit or any overdraft line or other cash management system in the ordinary course of business;

(11) Indebtedness owed by the Company or a Restricted Subsidiary to a joint venture or similar entity in an amount not to exceed $50.0 million at any time; provided, however, that the Company or a Restricted Subsidiary owns, through securities or otherwise, at least 25% of the voting or economic interests of the joint venture or similar entity;

(12) Indebtedness of the Company or a Restricted Subsidiary in an amount not to exceed $50.0 million Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company whether by means of the acquisition of assets or the Capital Stock of such entity; provided, however, that on the date that such Restricted Subsidiary is acquired by the Company, (i) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (12) or (ii) the Consolidated Interest Coverage Ratio immediately after giving effect to such Incurrence and acquisition would be equal to or greater than such ratio immediately prior to such transaction and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (12);

(13) Indebtedness of a Foreign Subsidiary in an aggregate principal amount not to exceed $150.0 million at any time;

(14) Indebtedness under tax-favored or government-sponsored financing transactions; provided that (i) such Indebtedness is not senior in right of payment to the notes and (ii) the aggregate principal amount of such Indebtedness shall not exceed $75.0 million at any time; and

(15) Indebtedness of the Company and the Restricted Subsidiaries in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (15) and then outstanding, will not exceed the greater of (A) $500.0 million and (B) 8.0% of Consolidated Total Assets.

(c) For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

(1) Outstanding Indebtedness Incurred pursuant to the Credit Agreement prior to or on the Issue Date shall be deemed to have been Incurred pursuant to clause (1) of paragraph (b) above;

(2) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(3) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness (or any portion thereof) as of the time of Incurrence and will only be required to include the amount of such Indebtedness in one of such clauses (provided that any Indebtedness originally classified as Incurred pursuant to clauses (b)(2) through (b)(15) above may later be reclassified as having been Incurred pursuant to paragraph (a) or any other of clauses (b)(2) through (b)(15) above to the extent that such reclassified Indebtedness could be Incurred pursuant to paragraph (a) or one of clauses (b)(2) through (b)(15) above, as the case may be, if it were Incurred at the time of such reclassification).

(d) For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced determined on the date of the Incurrence of such Indebtedness, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the immediately preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess, as appropriate, will be determined on the date such Refinancing Indebtedness is Incurred. Notwithstanding the foregoing, the maximum amount of Indebtedness that may be incurred pursuant to this covenant shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the fluctuations in the exchange rates of currencies.

Limitation on Restricted Payments

(a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

(1) declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment (including any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) to the direct or indirect holders of its Capital Stock in their capacity as such, except (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock or, in the case of a Restricted Subsidiary, Preferred Stock) and (B) dividends or distributions payable to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary has Capital Stock held by Persons other than the Company or other Restricted Subsidiaries, to such other Persons on no more than a pro rata basis);

(2) purchase, repurchase, redeem, retire or otherwise acquire (“Purchase”) for value any Capital Stock of the Company held by any Person (other than Capital Stock held by the Company or a Restricted Subsidiary) or any Capital Stock of a Restricted Subsidiary held by an affiliate of the Company (other than by a Restricted Subsidiary) (other than in exchange for Capital Stock of the Company that is not Disqualified Stock); or

(3) purchase for value, prior to scheduled maturity, any scheduled repayment or any scheduled sinking fund payment, any Subordinated Obligations (other than the Purchase for value of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such Purchase)

(any such dividend, distribution, payment or Purchase being herein referred to as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(A) a Default will have occurred and be continuing (or would result therefrom);

(B) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Limitation on Indebtedness”; or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by a Financial Officer of the Company, whose determination will be conclusive; provided, however, that with respect to any non-cash Restricted Payment in excess of $25.0 million, the amount so expended shall be determined in accordance with the provisions of the definition of Fair Market Value) declared or made subsequent to the Issue Date would exceed the sum, without duplication, of:

(i) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter for which financial statements are available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

(ii) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Issue Date; and

(iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s Consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries issued after the Issue Date which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the Fair Market Value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange).

(b) The provisions of the foregoing paragraph (a) will not prohibit:

(1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent such sale to such an employee stock ownership plan or trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that:

(A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments, and

(B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) shall be excluded from the calculation of amounts under clause (C)(ii) of paragraph (a) above;

(2) any prepayment, repayment or Purchase for value of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, other Subordinated Obligations; provided, however, that such prepayment, repayment or Purchase for value shall be excluded in the calculation of the amount of Restricted Payments;

(3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends shall be included in the calculation of the amount of Restricted Payments;

(4) any Purchase for value of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Purchases for value will not exceed $20.0 million in any calendar year; provided further, however, that any of the $20.0 million permitted to be applied for Purchases under this clause (4) in a calendar year (and not so applied) may be carried forward for use in the following two calendar years; provided further, however, that such Purchases for value shall be excluded in the calculation of the amount of Restricted Payments;

(5) so long as no Default has occurred and is continuing, payments of dividends on Disqualified Stock issued after the Issue Date pursuant to the covenant described under “— Limitation on Indebtedness”; provided, however, that such dividends shall be included in the calculation of the amount of Restricted Payments;

(6) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(7) so long as no Default has occurred and is continuing, any prepayment, repayment or Purchase for value of Subordinated Obligations from Net Available Cash to the extent permitted under the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock” below; provided, however, that such prepayment, repayment or Purchase for value shall be excluded in the calculation of the amount of Restricted Payments;

(8) payments to holders of Capital Stock (or to the holders of Indebtedness that is convertible into or exchangeable for Capital Stock upon such conversion or exchange) in lieu of the issuance of fractional shares; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(9) Restricted Payments if, at the time of making such payments, and after giving effect thereto (including, without limitation, the Incurrence of any Indebtedness to finance such payment), the Total Leverage Ratio would not exceed 3.75 to 1.00; provided, however, that at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom); and provided further, however, that such amounts shall be included in the calculation of the amount of Restricted Payments; or

(10) any Restricted Payment in an amount which, when taken together with all Restricted Payments made after the Issue Date pursuant to this clause (10), does not exceed $500.0 million; provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any contractual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock;

(2) pay any Indebtedness or other obligations owed to the Company;

(3) make any loans or advances to the Company; or

(4) transfer any of its property or assets to the Company, except, in the case of (1), (2), (3) or (4) above:

(A) any encumbrance or restriction pursuant to (i) applicable law, rule, regulation or order or (ii) an agreement in effect at or entered into on the Issue Date;

(B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

(C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in such predecessor agreements;

(D) any encumbrance or restriction pursuant to an agreement with respect to Indebtedness incurred in reliance on clause (b)(1) of the covenant described under “— Limitation on Indebtedness;”

(E) in the case of clause (4), any encumbrance or restriction:

(i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract; or

(ii) contained in mortgages, pledges and other security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

(F) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(G) any encumbrance or restriction existing under or by reason of Indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction or the Company with respect to Standard Securitization Undertakings in connection with a Qualified Receivables Transaction;

(H) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (4) above;

(I) provisions with respect to the disposition or distribution of assets or property in or with respect to joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements;

(J) restrictions on cash or other deposits or net worth imposed by customers, lenders, suppliers or, in the ordinary course of business, other third parties or by Liens permitted pursuant to clause (22) of the definition of “Permitted Liens”; and

(K) with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness, or any agreement pursuant to which such Indebtedness was issued or any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive (as determined by the Company in good faith) in any material respect than those contained in such agreements or instruments in effect on the Issue Date.

Limitation on Sales of Assets and Subsidiary Stock

(a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition,

(2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or Additional Assets, and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be):

(A) first, to the extent the Company elects (or is required by the terms of any applicable Indebtedness), to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Senior Indebtedness of the Company or a Subsidiary Guarantor or Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, other than Indebtedness owed to the Company or an Affiliate of the Company and other than obligations in respect of Disqualified Stock, within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B) second, to acquire Additional Assets (or otherwise to make capital expenditures), in each case within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined in paragraph (c) of this covenant below) to purchase notes pursuant to and subject to the conditions set forth in paragraph (c) of this covenant; provided, however, that if the Company elects (or is required by the terms of any other Senior Indebtedness), such Offer may be made ratably to purchase the notes and any Senior Indebtedness of the Company; and

(D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any general corporate purpose permitted by the terms of the Indenture;

provided, however, that in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value.

Notwithstanding the foregoing provisions of this paragraph (3), the Company and its Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $25.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash may be used or invested in any manner that is not prohibited by the Indenture.

(b) For the purposes of this covenant, the following are deemed to be cash:

•	the assumption of Indebtedness or other obligations of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock and Preferred Stock of a Restricted Subsidiary that is a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or obligations in connection with such Asset Disposition;

•	any Designated Non-Cash Consideration having an aggregate Fair Market Value that, when taken together with all other Designated Non-Cash Consideration received pursuant to this clause and then outstanding, does not exceed at the time of the receipt of such Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) the greater of (1) $200.0 million and (2) 3.0% of the Consolidated Total Assets of the Company as shown on the most recent balance sheet of the Company filed with the SEC;

•	securities, notes or similar obligations received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash; and

•	Temporary Cash Investments.

(c) In the event of an Asset Disposition that requires the purchase of notes pursuant to clause (a)(3)(C) of this covenant, the Company will be required:

(i) to purchase notes tendered pursuant to an offer by the Company for the notes (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription), set forth in the Indenture; and

(ii) to purchase other Senior Indebtedness of the Company on the terms and to the extent contemplated thereby; provided that in no event shall the Company offer to purchase such Senior Indebtedness of the Company at a purchase price in excess of 100% of its principal amount (without premium) or, unless otherwise provided for in such Senior Indebtedness, the accreted amount, if issued with original issue discount, plus accrued and unpaid interest thereon.

If the aggregate purchase price of notes (and Senior Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the notes (and other Senior Indebtedness), the Company will apply the remaining Net Available Cash in accordance with clause (a)(3)(D) of this covenant. The Company will not be required to make an Offer for notes (and Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A) and (B)) is less than $25.0 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

(d) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on Transactions with Affiliates

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless such transaction is on terms:

(1) that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s length dealings with a Person who is not such an Affiliate;

(2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $25.0 million;

(A) are set forth in writing; and

(B) have been approved by a majority of the members of the Board of Directors who are disinterested directors as to such Affiliate Transaction; and

(3) that, in the event such Affiliate Transaction involves an amount in excess of $150.0 million, have been determined by a nationally recognized appraisal, accounting or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

(1) any Restricted Payment permitted to be paid pursuant to the covenant described under “— Limitation on Restricted Payments”;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

(3) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors;

(4) loans or advances to employees in the ordinary course of business of the Company in an aggregate amount not to exceed $5 million at any one time outstanding;

(5) the payment of reasonable fees and compensation to, or the provision of employee benefit arrangements and indemnity for the benefit of, directors, officers and employees of the Company and its Restricted Subsidiaries in the ordinary course of business;

(6) any transaction between or among any of the Company, any Restricted Subsidiary or any joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(7) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

(8) any agreement as in effect on the Issue Date and listed on a schedule to the Indenture, or any renewals, extensions or amendments of any such agreement (so long as such renewals, extensions or amendments are not less favorable in any material respect to the Company or its Restricted Subsidiaries) and the transactions evidenced thereby;

(9) transactions with customers, clients, suppliers or purchasers or sellers of goods or services in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; or

(10) any transaction effected as part of a Qualified Receivables Transaction.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, which Initial Lien secures any Indebtedness, other than Permitted Liens, without effectively providing that the notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Any Lien created for the benefit of the Holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

SEC Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will provide the Trustee and Holders and prospective Holders within the time periods specified in the SEC’s rules and regulations (plus any extensions granted pursuant to SEC rules), copies of:

•	annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

•	quarterly reports on Form 10-Q, containing the information required to be contained therein, or any successor or comparable form;

•	from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

•	any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

Notwithstanding whether the Company is subject to the periodic reporting requirements of the Exchange Act, the Company will nevertheless continue filing the reports specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. Notwithstanding the foregoing, to the extent the Company files the information and reports referred to in clauses (1) through (4) above with the SEC and such information is publicly available on the Internet, the Company shall be deemed to be in compliance with its obligations to furnish such information to the Holders of the Notes. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

In addition, the Company shall furnish to the Trustee and the Holders, upon their request, copies of the annual report to shareholders and any other information provided by the Company to its public shareholders generally.

Future Subsidiary Guarantors

The Company will cause each new Domestic Subsidiary that is a Guarantor of (i) the Credit Agreement; (ii) any Credit Facilities incurred in reliance on clause (b)(1) of the covenant described under “— Certain Covenants — Limitation on Indebtedness;” or (iii) any single issuance of capital markets indebtedness incurred under paragraph (a) or clause (b)(15) of the covenant described under “— Certain Covenants — Limitation on Indebtedness” in an aggregate principal amount equal to or greater than $200.0 million (“Material Capital Markets Indebtedness,” and together with the Indebtedness described in clauses (i) and (ii), “Material Indebtedness”) to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the notes. In addition, the Company will cause each Foreign Subsidiary that becomes a Guarantor of any Material Indebtedness of the Company or a Domestic Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the notes. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any property unless:

(A) the Company or such Restricted Subsidiary would be entitled to:

(i) Incur Indebtedness with respect to such Sale and Leaseback Transaction pursuant to the covenant described under “— Limitation on Indebtedness”; and

(ii) create a Lien on such property securing such Indebtedness without equally and ratably securing the notes pursuant to the covenant described under “— Limitation on Liens”;

(B) the gross proceeds payable to the Company or such Restricted Subsidiary in connection with such Sale and Leaseback Transaction are at least equal to the Fair Market Value of such property; and

(C) the transfer of such property is permitted by, and, if applicable, the Company applies the proceeds of such transaction in compliance with, the covenant described under “— Limitation on Sale of Assets and Subsidiary Stock.”

Merger and Consolidation

The Company will not, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets in one or a series of related transactions to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and the Indenture;

(2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, (A) the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “— Limitation on Indebtedness” or (B) the Consolidated Interest Coverage Ratio for the Successor Company would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, other than in the case of a lease, will be released from the obligation to pay the principal of and interest on the notes.

In addition, the Company will not permit any Subsidiary Guarantor to, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets in one or a series of related transactions to, any Person unless:

(A) except in the case of a Subsidiary Guarantor (i) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger,

consolidation or sale of Capital Stock or assets or (ii) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Subsidiary Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee;

(B) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

(C) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Notwithstanding the foregoing:

(A) any Restricted Subsidiary may Consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Subsidiary Guarantor and

(B) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction within the United States of America, any state thereof or the District of Columbia to realize tax or other benefits.

Defaults

Each of the following is an Event of Default with respect to each series of notes:

(1) a default in any payment of interest on the notes of such series when due and payable continued for 30 days;

(2) a default in the payment of principal of any note of such series when due and payable at its Stated Maturity, upon optional redemption or required repurchase, upon declaration of acceleration or otherwise;

(3) the failure by the Company or any Subsidiary Guarantor to comply with its obligations under the covenant described under “— Merger and Consolidation” above;

(4) the failure by the Company or any Restricted Subsidiary to comply for 30 days after notice with any of its obligations under the covenants described under “— Change of Control” or “— Certain Covenants” (other than “— Certain Covenants — SEC Reports”) above (in each case, other than a failure to purchase notes of such series);

(5) the failure by the Company or any Restricted Subsidiary to comply for 60 days after notice as specified in the Indenture with its other agreements contained in the Indenture;

(6) the failure by the Company or any Restricted Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $100.0 million or its foreign currency equivalent (the “cross acceleration provision”);

(7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”);

(8) the rendering of any final and nonappealable judgment or decree (not covered by insurance) for the payment of money in excess of $100.0 million or its foreign currency equivalent (treating any deductibles, self-insurance or retention as not so covered) against the Company or a Significant

Subsidiary if such final judgment or decree remains outstanding and is not satisfied, discharged or waived within a period of 60 days following such judgment (the “judgment default provision”); or

(9) any Subsidiary Guarantee ceases to be in full force and effect in all material respects (except as contemplated by the terms thereof) or any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under the Indenture or any Subsidiary Guarantee and such Default continues for 10 days after receipt of the notice as specified in the Indenture.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (4), (5), (6), (8) or (9) (only with respect to any Subsidiary Guarantor that is not a Significant Subsidiary) will not constitute an Event of Default with respect to any series of notes until the Trustee notifies the Company or the Holders of at least 25% in principal amount of the outstanding notes of such series notify the Company and the Trustee of the default and the Company or the Subsidiary Guarantor, as applicable, does not cure such default within the time specified in clauses (4), (5), (6), (8) or (9) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding notes of any series by notice to the Company may declare the principal of and accrued but unpaid interest on all the notes of such series to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes of any series may rescind any such acceleration with respect to the notes of such series and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a note of any series may pursue any remedy with respect to the Indenture or the notes of such series unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

(2) Holders of at least 25% in principal amount of the outstanding notes of such series have requested the Trustee in writing to pursue the remedy,

(3) such Holders have offered the Trustee indemnity reasonably satisfactory to it against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity, and

(5) the Holders of a majority in principal amount of the outstanding notes of such series have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes of any series will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the notes of any such series. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a note of such series or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification reasonably satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of the notes of the applicable series, notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note of any series (including payments pursuant to the redemption provisions of such note of such series), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture or the notes of any series may be amended as it relates to such series of notes with the written consent of the Holders of a majority in principal amount of the notes of such series then outstanding voting as a single class and any past default or compliance with any provisions with respect to the notes of such series may be waived with the consent of the Holders of a majority in principal amount of the notes of such series then outstanding voting as a single class. However, without the consent of each Holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of the notes whose Holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any note;

(3) reduce the principal of or extend the Stated Maturity of any note;

(4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under “Optional Redemption” above;

(5) make any note payable in money other than that stated in the note;

(6) impair the right of any Holder of notes to receive payment of principal of, and interest on, such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes;

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions; or

(8) modify the Subsidiary Guarantees in any manner adverse to the Holders of notes.

Without the consent of any Holder of the notes, the Company, the Subsidiary Guarantors and the Trustee, as applicable, may amend the Indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

(3) provide for uncertificated notes in addition to or in place of certificated notes (provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4) add additional Guarantees with respect to the notes or to confirm and evidence the release, termination or discharge of any Guarantee when such release, termination or discharge is permitted under the Indenture;

(5) add to the covenants of the Company for the benefit of the Holders of notes or to surrender any right or power conferred upon the Company;

(6) make any change that does not adversely affect the rights of any Holder in any material respect, subject to the provisions of the Indenture;

(7) make any amendment to the provisions of the Indenture relating to the form, authentication, transfer and legending of notes; provided, however, that

(A) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any other applicable securities law and

(B) such amendment does not materially affect the rights of Holders to transfer notes;

(8) comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA; or

(9) convey, transfer, assign, mortgage or pledge as security for the notes any property or assets in accordance with the covenant described under “— Certain Covenants — Limitation on Liens.”

The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

After an amendment becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and Exchange

A Holder will be able to transfer or exchange notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes required by law or permitted by the Indenture. The Company will not be required to transfer or exchange any note selected for redemption or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form and the Holder will be treated as the owner of such note for all purposes.

Satisfaction and Discharge

When (1) the Company delivers to the Trustee all outstanding notes of any series for cancellation or (2) all outstanding notes of any series have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption and, in the case of clause (2), the Company irrevocably deposits with the Trustee funds or U.S. Government Obligations sufficient to pay at maturity or upon redemption all outstanding notes of such series, including premium, if any, interest thereon to maturity or such redemption date, and if in any case the Company pays all other sums payable under the Indenture by the Company with respect to such series, then the Indenture shall, subject to certain exceptions, cease to be of further effect with respect to all outstanding notes of such series.

Defeasance

The Company may, as described below, at any time terminate all its obligations under the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

In addition, the Company may, as described below, at any time terminate:

(1) its obligations under the covenants described under “— Certain Covenants”, and

(2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under “— Defaults” above and the limitations contained in clause (3) under the first paragraph of “— Merger and Consolidation” above (“covenant defeasance”).

In the event that the Company exercises its legal defeasance option or its covenant defeasance option with respect to the notes of any series, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee of such series.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option with respect to a series of notes, payment of the notes of such series may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option with respect to a series of notes, payment of the notes of such series may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries) or (8) under “— Defaults” above or because of the failure of the Company to comply with clause (3) under the first paragraph of ‘— Merger and Consolidation” above.

In order to exercise either defeasance option with respect to a series of notes, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, without consideration of any reinvestment of such principal and interest, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of, premium (if any) and interest in respect of the notes of such series to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the notes. The Trustee and its affiliates have engaged, currently are engaged, and may in the future engage in financial or other transactions with the Company, the Subsidiary Guarantors and their and our affiliates in the ordinary course of their respective businesses, subject to the TIA.

Governing Law

The Indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

“Additional Assets” means:

(1) any property or assets (other than Indebtedness) to be used by the Company or a Restricted Subsidiary;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the provisions described under “— Certain Covenants — Limitation on Transactions with Affiliates” and “— Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of sales, leases, transfers or dispositions that are part of a common plan) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary, or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary,

other than, in the case of clauses (1), (2) and (3) above,

(A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B) for purposes of the provisions described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, a disposition subject to the covenant described under “— Certain Covenants — Limitation on Restricted Payments”;

(C) a disposition of assets with a Fair Market Value of less than $10.0 million;

(D) a sale of accounts receivable and related assets (i) of the type specified in the definition of “Qualified Receivables Transaction” or (ii) pursuant to factoring programs on customary market terms for such transactions and with respect to receivables of, and generated by, the Company or any Subsidiary;

(E) a transfer of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction;

(F) the exchange or transfer within China of Chinese Acceptance Notes by Chinese Subsidiaries of the Company;

(G) any sale, lease, transfer or other disposition of assets of a Foreign Subsidiary of the Company to joint ventures that are not Restricted Subsidiaries of the Company so long as such Foreign Subsidiary has received Fair Market Value for such assets; and

(H) a disposition of all or substantially all the Company’s assets (as determined on a Consolidated basis) in accordance with the covenant described under “— Certain Covenants — Merger and Consolidation.”

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction that does not result in a Capitalized Lease Obligation, the present value (computed in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of:

(i) the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) and

(ii) the Attributable Debt determined assuming no such termination.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(2) the sum of all such payments.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.

“Board of Directors” means the board of directors of the Company or any committee thereof duly authorized to act on behalf of the board of directors of the Company.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

“Cases” means the cases of the Company and certain of its Subsidiaries before the Bankruptcy Court.

“Chinese Acceptance Notes” means acceptance notes issued by Chinese banks in the ordinary course of business for the account of any direct or indirect Chinese Subsidiary of the Company or customers thereof to effect the current payment of goods and services in accordance with customary trade terms in China.

“Code” means the Internal Revenue Code of 1986, as amended.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the definition of “Adjusted Treasury Rate” is applicable, the average of three, or if not possible, such lesser number as is obtained by the Company, Reference Treasury Dealer Quotations for such redemption date.

“Consolidated Interest Coverage Ratio” as of any date of determination means the ratio of:

(1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are available to

(2) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(A) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

(B) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(C) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(D) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit, division or line of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(E) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, Asset Disposition or other Investment, the amount of income, EBITDA or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible Financial Officer of the Company; provided that any pro forma adjustments shall be limited to those that are (a) reasonably identifiable and factually supportable and (b) have occurred or are reasonably expected to occur in the next twelve months following the date of such calculation, in the reasonable judgment of a responsible Financial Officer of the Company.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such

Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months). If any Indebtedness is Incurred or repaid under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by the Company and its Consolidated Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

(1) interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to leases constituting part of a Sale and Leaseback Transaction that does not result in a Capitalized Lease Obligation,

(2) amortization of debt discount and debt issuance costs,

(3) capitalized interest,

(4) non-cash interest expense,

(5) commissions, discounts and other fees and charges attributable to letters of credit and bankers’ acceptance financing,

(6) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary and such Indebtedness is in default under its terms or any payment is actually made in respect of such Guarantee,

(7) net payments made or received pursuant to Hedging Obligations under Interest Rate Agreements (including amortization of fees),

(8) dividends paid in cash or Disqualified Stock in respect of (A) all Preferred Stock of Restricted Subsidiaries and (B) all Disqualified Stock of the Company, in each case held by Persons other than the Company or a Restricted Subsidiary, and

(9) interest Incurred in connection with investments in discontinued operations,

and less, to the extent included in such total interest expense, (A) any breakage costs of Hedging Obligations terminated in connection with the offering of the notes on the Issue Date and the application of the net proceeds therefrom, (B) the amortization during such period of capitalized financing costs, provided, however, that, for any financing consummated after the Issue Date, the aggregate amount of amortization relating to any such capitalized financing costs deducted in calculating Consolidated Interest Expense shall not exceed 5% of the aggregate amount of the financing giving rise to such capitalized financing costs and (C) any accrued interest expense subsequently discharged pursuant to applicable bankruptcy provisions. Notwithstanding anything to the contrary contained herein, Consolidated Interest Expense for any period shall include any interest income during such period.

“Consolidated Net Income” means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A) the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) below);

(B) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary; and

(C) the Company’s or any Restricted Subsidiary’s equity in the net income of a joint venture or similar entity of which the Company or a Restricted Subsidiary owns, through securities or otherwise, at least 25% of the voting or economic interests and that is not a Restricted Subsidiary shall be included in such Consolidated Net Income to the extent permissible under GAAP; provided, however, that such equity in the net income of such joint venture shall not be included if cash equal to such equity in the net income of such joint venture is not readily procurable by the Company from such joint venture;

(2) any net income (or loss) of any Person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company (but, in the case of any Foreign Subsidiary, only to the extent that the payment of cash dividends or the making of cash distributions, in each case equal to such net income (or a portion thereof) for such period, by such Foreign Subsidiary to the Company is contractually restricted (with the amount of such cash payments that is contractually restricted being determined in good faith by a Financial Officer of the Company)), except that:

(A) the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause); and

(B) the net loss of any such Restricted Subsidiary for such period shall not be excluded in determining such Consolidated Net Income; provided, however, that such net losses may be applied to the computation of Consolidated Net Income in subsequent periods (i) if Consolidated Net Income in any period is zero or less or (ii) to the extent that the application of such losses in any period would reduce Consolidated Net Income for such period to less than zero;

(4) any gain (or loss) realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5) cash restructuring expenses in an amount not to exceed (A) the amount of actual cash restructuring expenses for the fiscal year ended December 31, 2009, (B) $125.0 million for each of the fiscal years ended December 31, 2010, 2011 and 2012, and (C) $50.0 million per fiscal year thereafter, plus, in the case of each of (A), (B) and (C), to the extent that any amount permitted to be included in a prior year pursuant to this clause (5) is not utilized, such unutilized amount may be carried forward for use in only the next succeeding year;

(6) any extraordinary gain or loss; and

(7) the cumulative effect of a change in accounting principles.

“Consolidated Total Assets” means the total Consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

“Consolidated Total Debt” means, at any date of determination, the aggregate amount of all outstanding Indebtedness of the Company and its Subsidiaries determined on a Consolidated basis in accordance with GAAP.

“Consolidation” means, unless the context otherwise requires, the consolidation of (1) in the case of the Company, the accounts of each of the Restricted Subsidiaries with those of the Company and (2) in the case of a Restricted Subsidiary, the accounts of each Subsidiary of such Restricted Subsidiary that is a Restricted Subsidiary with those of such Restricted Subsidiary, in each case in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date of the Indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means, collectively, the Amended and Restated Credit Facilities, dated as of October 23, 2009 by and among the Company, the several lenders from time to time party thereto, Barclays Bank, PLC, as Documentation Agent and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented, replaced, extended or otherwise modified from time to time.

“Credit Facilities” means (1) the Credit Agreement and (2) one or more debt facilities, indentures or other agreements refinancing, replacing, amending, restating or supplementing (whether or not contemporaneously and whether or not related to the agreements specified above) or otherwise restructuring or increasing the amount of available borrowings or other credit extensions under (provided that such increase in the amount of available borrowings is permitted by the “Limitation on Indebtedness” covenant above) or making Restricted Subsidiaries of the Company a borrower, additional borrower or guarantor under, all or any portion of the Indebtedness under such agreement or any successor, replacement or supplemental agreement and whether including any additional obligors or with the same or any other agent, lender or group of lenders or with other financial institutions or lenders.

“Currency Agreement” means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-Cash Consideration” means non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is designated by the Company as Designated Non-Cash Consideration, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration, which cash and cash equivalents shall be considered Net Available Cash received as of such date and shall be applied pursuant to the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock.”

“DIP Credit Agreement” means the Credit and Guarantee Agreement dated as of July 6, 2009 among the Company and certain of its Subsidiaries, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto, as amended, supplemented or otherwise modified prior to the date hereof.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable); or

(3) is redeemable at the option of the holder thereof, in whole or in part;

in the case of each of clauses (1), (2) and (3), on or prior to 180 days after the Stated Maturity of the notes.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States, any state of the United States or the District of Columbia.

“EBITDA” for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

(1) income tax expense and state and local taxes of the Company and its Consolidated Restricted Subsidiaries;

(2) Consolidated Interest Expense;

(3) depreciation expense of the Company and its Consolidated Restricted Subsidiaries;

(4) amortization expense of the Company and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period);

(5) non-cash stock compensation expense and non-cash equity-linked expense;

(6) fees, costs, charges, commissions and expenses or other charges incurred during such period in connection with the DIP Credit Agreement, the Cases, the Plan of Reorganization and the transactions contemplated by the foregoing, the termination or settlement of executory contracts, professional and accounting costs fees and expenses, management incentive, employee retention or similar plans (in each case to the extent such plan was approved by the Bankruptcy Court to the extent required), litigation costs and settlements, asset write-downs, income and gains recorded in connection with the corporate reorganization effected in connection with the winding up the debtors party to the Plan of Reorganization prior to emergence;

(7) any foreign exchange gains and losses;

(8) non-cash charges relating to Statement of Financial Accounting Standards No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions;

(9) any non-recurring fees, expenses or charges related to any equity offering, acquisition, recapitalization or Incurrence of Indebtedness (including a refinancing thereof) (in each case, whether or not successful), including any such fees, expenses, charges or change in control payment related to the offering of the notes or other Indebtedness, and any amendment or other modifications thereof, to the extent deducted in such period in computing Consolidated Net Income; and

(10) all other non-cash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period) less all non-cash items of income of the Company and its Consolidated Restricted Subsidiaries, in each case for such period (other than normal accruals in the ordinary course of business).

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if (A) a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders or (B) in the case of any Foreign Subsidiary, the payment of cash dividends or the making of cash distributions, in each case in a corresponding amount, by such Foreign Subsidiary to the Company is not contractually restricted (as determined in good faith by a Financial Officer of the Company), provided that to the extent cash of such Foreign Subsidiary provided the basis for including the net income of such Foreign Subsidiary in Consolidated Net Income pursuant to clause (3) of the definition of “Consolidated Net Income,” such cash shall not be taken into account for the purposes of determining the amount of cash that is not contractually restricted under this clause (B). Also, notwithstanding the foregoing, for purposes of calculating EBITDA for each of the four fiscal quarter periods ending December 31, 2009, March 31, 2010 and June 30, 2010, EBITDA for such four fiscal quarter periods shall equal EBITDA for the period commencing on October 1, 2009 and ending on December 31, 2009, April 3, 2010 and July 3, 2010, as applicable, multiplied by 4, 2 and 4/3, respectively.

“Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Stock) of the Company.

“Euro Equivalent” means with respect to any monetary amount in a currency other than euros, at any time of determination thereof, the amount of euros obtained by converting such foreign currency involved in such computation into euros at the spot rate for the purchase of euros with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination. Except as described under “— Certain Covenants — Limitation on Indebtedness,” whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than euros, such amount will be treated as the Euro Equivalent determined as of the date such amount is initially determined in such currency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction as such price is, unless specified otherwise in the Indenture, determined in good faith by a Financial Officer of the Company or by the Board of Directors. Fair Market Value (other than of any asset with a public trading market) of any asset or property (or group of assets or property subject to an event giving rise to a requirement under the Indenture that “Fair Market Value” be determined) in excess of $150.0 million shall be determined by the Board of Directors or a duly authorized committee thereof.

“Financial Officer” means the Chief Financial Officer, the Treasurer or the Chief Accounting Officer of the Company.

“Foreign Indebtedness” means Indebtedness Incurred by a Foreign Subsidiary.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(2) statements and pronouncements of the Financial Accounting Standards Board,

(3) such other statements by such other entities as approved by a significant segment of the accounting profession, and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or raw materials hedge agreement or any hedging agreement entered into in connection with the issuance of convertible debt.

“Holder” means the Person in whose name a note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bank guarantee, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions securing obligations (other than obligations described in clauses (1), (2) and (5)) entered into in the ordinary course of business of such Person to the extent such letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit, bank guarantee, bankers’ acceptance or similar credit transaction);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

(5) all Capitalized Lease Obligations and all Attributable Debt of such Person;

(6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued and unpaid dividends);

(7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

(A) the Fair Market Value of such asset at such date of determination and

(B) the amount of such Indebtedness of such other Persons;

(8) Hedging Obligations of such Person; and

(9) all obligations of the type referred to in clauses (1) through (8) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter. In addition, the term “Indebtedness” will exclude obligations of Chinese Subsidiaries in respect of Chinese Acceptance Notes in the ordinary course of business.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB− (or the equivalent) by Standard & Poor’s, or an equivalent rating by any other Rating Agency.

“Issue Date” means the date notes are first issued under the Indenture.

“Legal Holiday” means a Saturday, Sunday or other day on which the Trustee or banking institutions are not required by law or regulation to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge in the nature of an encumbrance of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, in each case only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition (but only for so long as such reserve is maintained).

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company.

“Officer” of a Subsidiary Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, a Subsidiary Guarantor or the Trustee.

“Permitted Business” means any business engaged in by the Company or any Restricted Subsidiary on the Issue Date and any Related Business.

“Permitted Liens” means, with respect to any Person:

(1) Liens to secure Indebtedness permitted pursuant to clause (b)(1) of the covenant described under “— Certain Covenants — Limitation on Indebtedness”;

(2) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(4) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(5) Liens in favor of issuers of surety or performance bonds or letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit, bank guarantees, bankers’ acceptances and similar credit transactions do not constitute Indebtedness;

(6) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness for borrowed money and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person (including Indebtedness Incurred under clause (b)(6) of the covenant described under “— Certain Covenants — Limitation on Indebtedness”); provided, however, that the Lien may not extend to any other property (other than property related to the property being financed) owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(8) Liens existing on the Issue Date (other than Liens referred to in the foregoing clause (1)) and extensions, renewals and replacements of any such Liens so long as the principal amount of Indebtedness or other obligations secured thereby is not increased and so long as such Liens are not extended to any other property of the Company or any of its Subsidiaries;

(9) Liens on property or shares of stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens do not extend to any other property owned by such Person or any of its Subsidiaries, except pursuant to after acquired property clauses existing in the applicable agreements at the time such Person becomes a Subsidiary which do not extend to property transferred to such Person by the Company or a Restricted Subsidiary;

(10) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or any Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens do not extend to any other property owned by such Person or any of its Subsidiaries;

(11) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

(12) Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under the Indenture;

(13) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8), (9) and (10); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements, accessions, proceeds, dividends or distributions in respect thereof) and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

(i) the outstanding principal amount or, if greater, committed amount of the indebtedness secured by Liens described under clauses (7), (8), (9) or (10) at the time the original Lien became a Permitted Lien under the Indenture; and

(ii) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancings;

(14) Liens on accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” Incurred in connection with a Qualified Receivables Transaction;

(15) judgment Liens not giving rise to an Event of Default;

(16) Liens arising from Uniform Commercial Code financing statement filings regarding leases that do not otherwise constitute Indebtedness entered into in the ordinary course of business;

(17) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries;

(18) Liens which constitute bankers’ Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with any bank or other financial institution, whether arising by operation of law or pursuant to contract;

(19) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(20) Liens on specific items of inventory or other goods and related documentation (and proceeds thereof) securing reimbursement obligations in respect of trade letters of credit issued to ensure payment of the purchase price for such items of inventory or other goods; and

(21) Liens on assets of Foreign Subsidiaries securing Indebtedness of a Foreign Subsidiary permitted by clause (b)(13) of the “Limitation on Indebtedness” covenant and securing other obligations under the agreements governing or relating to such Indebtedness, so long as such Liens do not encumber the Capital Stock of the Company or any of its Subsidiaries;

(22) pledges or deposits made to support any obligations of the Company or any Restricted Subsidiary (including cash collateral to secure obligations under letters of credit) so long as the aggregate amount of such pledges and deposits does not exceed $350.0 million;

(23) other Liens to secure Indebtedness as long as the amount of outstanding Indebtedness secured by Liens Incurred pursuant to this clause (23) does not exceed 15% of Consolidated Total Assets of the Company, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter for which financial statements are available; provided, however, notwithstanding whether this clause (23) would otherwise be available to secure Indebtedness, Liens securing Indebtedness originally secured pursuant to this clause (23) may secure Refinancing Indebtedness in respect of such Indebtedness and such Refinancing Indebtedness shall be deemed to have been secured pursuant to this clause (23).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan of Reorganization” means the First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of the Company and certain of its Subsidiaries dated September 18, 2009 (as in effect on the date of confirmation thereof and as thereafter may be amended).

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

“Purchase Money Indebtedness” means Indebtedness:

(1) consisting of the purchase price of property, plant or equipment whether through the direct purchase of such assets or the Capital Stock of any Person owning such assets, conditional sale obligations, obligations under any title retention agreement and other obligations Incurred in connection with the acquisition, construction or improvement of such asset, in each case where the amount of such Indebtedness does not exceed the greater of

(A) the cost of the asset being financed and

(B) the Fair Market Value of such asset; and

(2) Incurred to finance such acquisition, construction or improvement by the Company or a Restricted Subsidiary of such asset whether through the direct purchase of such asset or the Capital Stock of any Person owning such asset;

provided, however, that such Indebtedness is Incurred within 180 days after such acquisition or the completion of such acquisition, construction or improvement.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company to a Receivables Entity in connection with a Qualified Receivables Transaction, which note

(1) shall be repaid from cash available to the Receivables Entity, other than

(A) amounts required to be established as reserves;

(B) amounts paid to investors in respect of interest;

(C) principal and other amounts owing to such investors; and

(D) amounts paid in connection with the purchase of newly generated receivables and

(2) may be subordinated to the payments described in clause (a).

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to:

(1) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) or

(2) any other Person (in the case of a transfer by a Receivables Entity),

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided, however, that the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by a Financial Officer of the Company).

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries to secure Indebtedness under Credit Facilities shall not be deemed a Qualified Receivables Transaction.

“Quotation Agent” means one of the Reference Treasury Dealers selected by the Company.

“Rating Agency” means Standard & Poor’s and Moody’s or, if Standard & Poor’s or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s or Moody’s or both, as the case may be.

“Receivables Entity” means (a) a Wholly Owned Subsidiary of the Company which is designated by the Board of Directors (as provided below) as a Receivables Entity or (b) another Person engaging in a Qualified Receivables Transaction with the Company which Person engages in the business of the financing of accounts receivable, and in either of clause (a) or (b):

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

(A) is Guaranteed by the Company or any Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(B) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

(C) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) which is not an Affiliate of the Company or with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(3) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Reference Treasury Dealer” means Citigroup Global Markets Inc. and its successors and assigns and two other nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, including, in any such case from time to time, after the discharge of the Indebtedness being Refinanced. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is Incurred to Refinance (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that Refinances Refinancing Indebtedness); provided, however, that:

(1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the remaining Average Life of the Indebtedness being refinanced,

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount of the Indebtedness being refinanced (or if issued with original issue discount, the aggregate accreted value) then outstanding (or that would be outstanding if the entire committed amount of any credit facility being Refinanced were fully drawn (other than any such amount that would have been prohibited from being drawn pursuant to the covenant described above under “— Certain Covenants — Limitation on Indebtedness”)) (plus fees and expenses, including any premium and defeasance costs), and

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the notes, such Refinancing Indebtedness is subordinated in right of payment to the notes at least to the same extent as the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include:

(A) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that Refinances Indebtedness of the Company; or

(B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means any business reasonably related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the Issue Date.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means an arrangement relating to property, plant or equipment now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than (i) leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or (ii) any such transaction entered into with respect to any property, plant or equipment or any improvements thereto at the time of, or within 180 days after, the acquisition or completion of construction of such property, plant or equipment or such improvements (or, if later, the commencement of commercial operation of any such property, plant or equipment), as the case may be, to finance the cost of such property, plant or equipment or such improvements, as the case may be.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company secured by a Lien. “Secured Indebtedness” of a Subsidiary has a correlative meaning.

“Senior Indebtedness” of the Company or any Subsidiary Guarantor, as the case may be, means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company or any Subsidiary Guarantor, as applicable, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, Indebtedness under Credit Facilities, the notes (in the case of the Company), the Subsidiary Guarantees (in the case of the Subsidiary Guarantors) and all other indebtedness of the Company or any Subsidiary Guarantor, as applicable, whether outstanding on the Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are subordinated in right of payment to the notes or such Subsidiary Guarantor’s Subsidiary Guarantee, as applicable; provided, however, that Senior Indebtedness of the Company or any Subsidiary Guarantor shall not include:

(1) any obligation of the Company to any Subsidiary of the Company or of such Subsidiary Guarantor to the Company or any other Subsidiary of the Company;

(2) any liability for Federal, state, local or other taxes owed or owing by the Company or such Subsidiary Guarantor, as applicable;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(4) any Indebtedness or obligation of the Company (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in right of payment to any other Indebtedness or obligation of the Company or such Subsidiary Guarantor, as applicable, including any Subordinated Obligations of the Company or such Subsidiary Guarantor, as applicable;

(5) any obligations with respect to any Capital Stock; or

(6) any Indebtedness Incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating business.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which, taken as a whole, are customary in an accounts receivable transaction.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred). “Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that by its terms is subordinate or junior in right of payment to the notes. “Subordinated Obligation” of a Subsidiary Guarantor has a correlative meaning.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1) such Person,

(2) such Person and one or more Subsidiaries of such Person or

(3) one or more Subsidiaries of such Person.

The term “Subsidiary” also shall include any corporation, limited liability company, partnership or other entity that: (1) under GAAP may be consolidated with the Company for financial reporting purposes; and (2) has been designated as a Subsidiary of the Company by the Board of Directors of the Company for so long as such designation remains in effect.

“Subsidiary Guarantee” means each Guarantee of the obligations with respect to the notes issued by a Subsidiary of the Company pursuant to the terms of the Indenture.

“Subsidiary Guarantor” means any Subsidiary that has issued a Subsidiary Guarantee.

“Temporary Cash Investments” means any of the following:

(1) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(2) investments in commercial paper maturing within 270 days from the date of acquisition thereof, and having, at such date of acquisition, ratings of A1 from Standard & Poor’s and P1 from Moody’s;

(3) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof and issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any commercial bank organized under the laws of the United States of America or any state thereof which has a short-term deposit rating of A1 from

Standard & Poor’s and P1 from Moody’s and has a combined capital and surplus and undivided profits of not less than $500 million;

(4) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (1) above and entered into with a financial institution described in clause (3) above;

(5) money market funds that

(A) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940,

(B) are rated AAA by Standard & Poor’s and Aaa by Moody’s and

(C) have portfolio assets of at least $5.0 billion; and

(6) in the case of any Foreign Subsidiary,

(A) marketable direct obligations issued or unconditionally guaranteed by the sovereign nation in which such Foreign Subsidiary is organized and is conducting business or issued by any agency of such sovereign nation and backed by the full faith and credit of such sovereign nation, in each case maturing within one year from the date of acquisition, so long as the indebtedness of such sovereign nation is rated at least A by Standard & Poor’s or A2 by Moody’s or carries an equivalent rating from a comparable foreign rating agency,

(B) investments of the type and maturity described in clauses (2) through (5) of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies,

(C) investments of the type and maturity described in clause (3) in any obligor organized under the laws of a jurisdiction other than the United States that (i) is a branch or subsidiary of a lender or the ultimate parent company of a lender under any Credit Facilities (but only if such lender meets the ratings and capital, surplus and undivided profits requirements of such clause (3)) or (ii) carries a rating at least equivalent to the rating of the sovereign nation in which it is located, and

(D) other investments of the type and maturity described in clause (3) in obligors organized under the laws of a jurisdiction other than the United States in any country in which such Subsidiary is located; provided that the investments permitted under this subclause (D) shall be made in amounts and jurisdictions consistent with the Company’s policies governing short-term investments.

“Total Leverage Ratio” means, as of the date of determination, the ratio of (a) Consolidated Total Debt to (b) EBITDA for the most recently ended four fiscal quarter period ending immediately prior to the date for which financial statements are internally available; provided, however, that:

(A) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the calculation of the Total Leverage Ratio is an Incurrence of Indebtedness, then the calculation of EBITDA and Consolidated Total Debt for purposes of this definition for such period shall give effect on a pro forma basis to such new Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

(B) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the calculation of the Total Leverage Ratio, then the calculation of EBITDA and Consolidated Total Debt for purposes of this definition for such period shall give effect on a pro forma basis to such repayment, repurchase, defeasance or discharge as if it had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income, if any, actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(C) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, then EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period;

(D) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction giving rise to a calculation hereunder, which constitutes all or substantially all of an operating unit, division or line of a business, then EBITDA for such period shall be calculated after giving pro forma effect to such Investment or acquisition (including the Incurrence of any Indebtedness) as if it occurred on the first day of such period; and

(E) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, then EBITDA for such period shall be calculated after giving pro forma effect to such Asset Disposition, Investment or acquisition of assets as if it occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, Asset Disposition or other Investment, the amount of income, EBITDA or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible Financial Officer of the Company; provided that any pro forma adjustments shall be limited to those that are (a) reasonably identifiable and factually supportable and (b) have occurred or are reasonably expected to occur in the next twelve months following the date of such calculation, in the reasonable judgment of a responsible Financial Officer of the Company.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months). If any Indebtedness is Incurred or repaid under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that (i) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less; (ii) at the time of such designation, the Company could have made a Restricted Payment under paragraphs (a)(C) or (b)(10) of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” in an amount equal to the lesser of (A) the Company’s Investment in such Restricted Subsidiary and (B) the Fair Market Value of the net assets of such Restricted Subsidiary, in each case at the time of such designation; or (iii) such Subsidiary is a Foreign Subsidiary that is a joint venture or similar entity.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Certain Covenants — Limitation on Indebtedness” or (2) the Consolidated Interest Coverage Ratio for the Company and its Restricted Subsidiaries would be the same or greater after giving effect to such designation than before such designation; and

(y) no Default shall have occurred and be continuing.

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax consequences of an investment in the notes. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular taxpayers in light of their special circumstances or taxpayers subject to special treatment under U.S. federal income tax laws (including brokers or dealers in securities or currencies, banks, thrifts or other financial institutions or financial service companies, cooperatives, regulated investment companies, real estate investment trusts, tax-exempt organizations, pension funds, insurance companies, persons who hold notes as part of a hedging, integrated straddle, conversion or constructive sale transaction, persons subject to the alternative minimum tax, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, and partnerships (including entities treated as partnerships for U.S. federal income tax purposes)). This discussion does not address any aspect of U.S. federal taxation other than U.S. federal income taxation or any aspect of state, local or foreign taxation. In addition, this discussion deals only with certain U.S. federal income tax consequences to a holder that acquires the notes in the initial offering at their issue price and holds the notes as capital assets.

This summary is based on the U.S. federal income tax law in effect as of the date of this prospectus supplement, which is subject to differing interpretations or change, possibly with retroactive effect. We have not sought a ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. For all these reasons, we urge you to consult with your tax advisor about the U.S. federal income tax and other tax consequences of an investment in the notes.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds a note, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding a note should consult its tax advisor concerning the U.S. federal income and other tax consequences of an investment in the notes.

EACH PROSPECTIVE PURCHASER OF THE NOTES SHOULD CONSULT ITS TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES.

In General

In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the notes. For example, in the event of a Change in Control, we would generally be required to repurchase the notes at 101 percent of their principal amount plus accrued and unpaid interest. The obligation to make such payments may implicate the provisions of Treasury Regulations relating to “contingent payment debt instruments.” We intend to take the position that the likelihood that the payments described above will be made is remote and/or that such payments are incidental within the meaning of the Treasury Regulations, and, therefore, the notes are not subject to the rules governing contingent payment debt instruments. Our determination is binding on a holder unless such holder discloses its contrary position in the manner required by the applicable Treasury Regulations. Our determination is not, however, binding on the IRS. If the notes were deemed to be contingent payment debt instruments, the tax consequences to holders of the notes would materially differ from those described below. Prospective purchasers of the notes should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules on the notes. The remainder of this disclosure assumes that the notes will not be treated as contingent payment debt instruments.

A “U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) created or organized (or treated as created or organized) in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, (i) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions, or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of a note that is (i) for U.S. federal income tax purposes, an individual, corporation, estate or trust, and (ii) not a U.S. Holder.

Tax Consequences to U.S. Holders

Interest.  Subject to the discussion below regarding original issue discount (“OID”), payments of stated interest on the notes will be taxable to a U.S. Holder as ordinary interest income at the time such holder receives or accrues such amounts, in accordance with its regular method of accounting.

Original Issue Discount

A note will be issued with OID if its “stated redemption price at maturity” exceeds its issue price by more than a de minimis amount. The “stated redemption price at maturity” of a note is the total amount of all principal and interest payments to be made on the note, other than qualified stated interest. “Qualified stated interest” generally means stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. The “issue price” of a note is the first price at which a substantial amount of the notes are sold to the public.

If the OID on a note is de minimis, it is disregarded and not treated as OID. In general, OID is considered de minimis if the amount of OID is less than the product of: (a) .25% (1/4 of 1%), (b) the number of full years from the issue date to the maturity date and (c) the stated redemption price at maturity. Unless a U.S. Holder makes an election to treat all interest as OID (discussed below), such U.S. Holder must include the de minimis OID in income as stated principal payments on the notes are made. The amount that is includible in income with respect to each principal payment is equal to the product of the total amount of de minimis OID and a fraction, the numerator of which is the amount of the specified principal payment and the denominator of which is the stated principal amount of the note.

The notes may be issued with OID. If the notes are issued with OID, a U.S. Holder will be required to include in gross income for any particular year, as ordinary interest income, the daily portion of the OID, if any, that accrues on a note for each day during the taxable year on which such U.S. Holder holds the note, whether reporting on the cash or accrual method of accounting for U.S. federal income tax purposes. Thus, a U.S. Holder will be required to include OID, if any, in income in advance of the receipt of cash to which such OID is attributable. The daily portion is determined by allocating to each day in any “accrual period” (generally, the period between interest payments or compounding dates) a pro rata portion of the OID allocable to that accrual period. The amount of OID that will accrue during an accrual period is the product of the “adjusted issue price” of a note at the beginning of the accrual period multiplied by the yield to maturity of the note, less the amount of any qualified stated interest allocable to such accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is equal to its issue price increased by the amount of OID, if any, previously includible in a U.S. Holder’s gross income, and reduced by any payments previously made on such note other than payments of qualified stated interest.

A U.S. Holder may elect to treat all interest on a note (including stated interest and OID) as OID and calculate the amount includible in gross income under the constant yield method described above. The election is to be made for the taxable year in which such U.S. Holder acquired the note, and may not be revoked without the consent of the IRS. Each prospective purchaser of the note should consult its own tax advisor about this election.

Sale, Exchange, Retirement or Other Disposition of a Note.  A U.S. Holder will generally recognize capital gain or loss upon the sale, exchange, retirement or other taxable disposition of a note in an amount equal to the difference between (i) the amount realized (except to the extent such amount is attributable to accrued interest, which will be taxable as ordinary interest income to the extent such interest has not been previously included in income) and (ii) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally equal the cost of the note to such holder, increased by any OID previously included in your income prior to the disposition of the note, and decreased by any payment on the notes other than a payment of qualified stated interest. Such capital gain or loss will be long-term capital gain or loss if the note was held for more than one year at the time of disposition. Long-term capital gains generally are subject to preferential rates of U.S. federal income tax for certain non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to significant limitations.

Backup Withholding and Information Reporting.  Payments of interest and principal on, the accrual of OID with respect to, or the proceeds of the sale or other disposition of, a note are generally subject to information reporting unless the U.S. Holder is an exempt recipient (such as a corporation). Such payments may also be subject to U.S. federal backup withholding tax at the applicable rate if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Tax Consequences to Non-U.S. Holders

Interest.  Subject to the discussion below concerning backup withholding, no U.S. federal income or withholding tax generally will apply to a payment of interest (including OID, if any) on a note to a Non-U.S. Holder, provided that

•	such interest is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder;

•	such Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	such Non-U.S. Holder is not a controlled foreign corporation directly or indirectly related to us through stock ownership;

•	such Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the U.S. Internal Revenue Code;

•	either (A) such Non-U.S. Holder provides its name and address, and certifies on IRS Form W-8BEN (or a substantially similar form), under penalties of perjury, that it is not a U.S. person or (B) a securities clearing organization or certain other financial institutions holding the note on behalf of the Non-U.S. Holder certifies on IRS Form W-8IMY, under penalties of perjury, that such certification has been received by it and furnishes us or our paying agent with a copy thereof; and

•	we or our paying agent do not have actual knowledge or reason to know that the beneficial owner of the note is a U.S. person.

If all of the foregoing requirements are not met, payments of interest on a note generally will be subject to U.S. federal withholding tax at a 30% rate (or a lower applicable treaty rate, provided certain certification requirements are met), subject to the discussion below concerning interest that is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States.

Sale, Exchange, Retirement or Other Disposition of a Note.  Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, retirement or other disposition of a note (other than a payment of OID upon a redemption of the note which would be treated as a payment of interest), unless in the case of gain (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if a treaty applies (and the holder complies with applicable certification and other requirements to claim treaty benefits), such gain is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met.

United States Trade or Business.  If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest (including OID) or gain on a note is effectively connected with the conduct of such trade or business and, if a treaty applies (and the holder complies with applicable certification and other requirements to claim treaty benefits), such interest or gain is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States, the Non-U.S. Holder generally will be subject to U.S. federal income tax on the receipt or accrual of such interest (including OID) or the recognition of gain on the sale or other taxable disposition of the note in the same manner as if such holder were a U.S. person. Such interest or gain recognized by a corporate Non-U.S. Holder may also be subject to an additional U.S. federal branch profits tax at a 30% rate (or, if applicable, a lower treaty rate). In addition, any such interest or gain will not be subject to withholding if the Non-U.S. Holder delivers to us a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. Non-U.S. Holders should consult their tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes.

Backup Withholding and Information Reporting.  A Non-U.S. Holder may be required to comply with certain certification procedures to establish that the holder is not a U.S. person in order to avoid information reporting and backup withholding tax with respect to our payment of principal and interest on, or the proceeds of the sale or other disposition of, a note. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS. In certain circumstances, the name and address of the beneficial owner and the amount of interest paid on a note, as well as the amount, if any, of tax withheld may be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

UNDERWRITING

Citigroup Global Markets Inc. (“Citi”), J.P. Morgan Securities Inc., Barclays Capital Inc. and UBS Securities LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement among us, the subsidiary guarantors and the underwriters, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

	Principal Amount	Principal Amount
Underwriter	of 2018 Notes	of 2020 Notes

Citigroup Global Markets Inc.	$	$
J.P. Morgan Securities Inc.
Barclays Capital Inc.
UBS Securities LLC
HSBC Securities (USA) Inc.

Total	$	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $   per note. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed $   per note. If all the notes are not sold by the underwriters at the initial public offering price, the underwriters may change the offering price and the other selling terms. The underwriters may offer to sell the notes through certain of their affiliates.

We have agreed that, for a period of 60 days from the date of this prospectus supplement, we will not, without the prior written consent of Citi, offer, sell, or contract to sell, or otherwise dispose of, directly or indirectly, any debt securities issued or guaranteed by us. Citi, in its sole discretion, may release any of the securities subject to this restriction at any time without notice.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Lear

Per note		%

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Certain of the underwriters and their affiliates have engaged in, and may in the future engage in, commercial banking, investment banking and advisory services for us from time to time. They have received, or may in the future receive, customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Affiliates of certain of the underwriters are lenders under the Revolving Credit Facility. Additionally, affiliates of Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Barclays Capital Inc. and UBS Securities LLC are lenders under the First Lien Facility. Affiliates of Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are lenders under the Second Lien Facility and an affiliate of J.P. Morgan Securities Inc. is administrative agent for both the First Lien Facility and the Second Lien Facility and the Revolving Credit Facility.

Conflicts of Interest

We have agreed to indemnify the underwriters against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Because J.P. Morgan Securities Inc. and/or its affiliates will receive more than 5% of the net proceeds of this offering, it may be deemed to have a “conflict of interest” with us under the provisions of Rule 2720 of the Conduct Rules of the Financial Industry Regulatory Authority, or FINRA. In accordance with this rule, Citi has assumed the responsibilities of acting as a qualified independent underwriter. In its role as a qualified independent underwriter, Citi has performed a due diligence investigation and participated in the preparation of this preliminary prospectus supplement. We will pay Citi $10,000 as compensation for its role. We have agreed to indemnify Citi against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the notes and the guarantees will be passed upon for us by Winston & Strawn LLP, Chicago, Illinois. Weil, Gotshal & Manges LLP advised the underwriters in connection with the offering of the notes and the guarantees.

EXPERTS

The 2009 consolidated financial statements of Lear Corporation included in its Current Report on Form 8-K filed with the SEC on March 22, 2010 (including financial statement schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its report thereon, included therein, and incorporated herein by reference. Such financial statements and financial statement schedule have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus supplement.

Information that we file later with the SEC will automatically update and supersede this information. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or in any documents previously incorporated by reference have been modified or superseded. We incorporate by reference into this prospectus supplement the following documents:

(a) 2009 Annual Report on Form 10-K filed on February 26, 2010.

(b) Current Report on Form 8-K filed on March 22, 2010.

(c) All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the termination of this offering.

Nothing in this prospectus supplement shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

You may request a copy of these filings and any exhibit incorporated by reference in these filings at no cost, by writing or telephoning us at the following address or number:

Lear Corporation
21557 Telegraph Road
Southfield, Michigan 48033
(248) 447-1500
Attention: Corporate Secretary

PROSPECTUS

Common Stock
Preferred Stock
Debt Securities
Warrants
Subscription Rights
Stock Purchase Contracts
Stock Purchase Units
Guarantees of Debt Securities

We may offer to sell any of the following securities from time to time:

•	common stock;

•	preferred stock;

•	debt securities;

•	warrants to purchase debt securities, common stock or preferred stock;

•	subscription rights; and

•	stock purchase contracts or stock purchase units.

Certain of our wholly-owned subsidiaries that become guarantors from time to time in accordance with the applicable indenture may fully and unconditionally guarantee any debt securities that we issue. When we use the term “securities” in this prospectus, we mean any of the securities we may offer with this prospectus, unless we say otherwise.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus or incorporated into this prospectus by reference. You should read this prospectus and any supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange and trades under the symbol “LEA.” Each prospectus supplement will indicate if the securities offered thereby will be listed or quoted on a securities exchange or quotation system.

Investing in our securities involves risks. You should carefully read and consider the risk factors included in our periodic reports filed with the Securities and Exchange Commission, in any applicable prospectus supplement relating to a specific offering of securities and in any other documents we file with the Securities and Exchange Commission. See the section entitled “Risk Factors” on page 1 of this prospectus, in our other filings with the Securities and Exchange Commission and in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

When we issue new securities, we may offer them for sale to or through underwriters, dealers and agents or directly to purchasers. The applicable prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering, including any required information about the firms we use and the discounts or commissions we may pay them for their services. For general information about the distribution of securities offered, please see “Plan of Distribution” on page 21 of this prospectus.

The date of this prospectus is March 22, 2010.

You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement, and in other offering material, including free writing prospectuses, if any, or information contained in documents which you are referred to by this prospectus or any prospectus supplement, or in other offering material, if any. We have not authorized anyone to provide you with different information. We are not offering to sell any securities in any jurisdiction where such offer and sale are not permitted. The information contained in or incorporated by reference into this prospectus or any prospectus supplement, free writing prospectus or other offering material is accurate only as of the date of those documents or information, regardless of the time of delivery of the documents or information or the time of any sale of the securities. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 of the Securities Act. By using a shelf registration statement, we may sell at any time, and from time to time, an indeterminate amount of any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with only a general description of the securities we may offer. It is not meant to be a complete description of any security. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. We and any underwriter or agent that we may from time to time retain may also provide other information relating to an offering, which we refer to as “other offering material.” The prospectus supplement as well as the other offering material may also add, update or change information contained in this prospectus or in the documents we have incorporated by reference into this prospectus. You should read this prospectus, any prospectus supplement, and any other offering material (including any free writing prospectus) prepared by or on behalf of us for a specific offering of securities, together with additional information described in the section entitled “Where You Can Find More Information” and any other offering material. Throughout this prospectus, where we indicate that information may be supplemented in an applicable prospectus supplement or supplements, that information may also be supplemented in other offering material. If there is any inconsistency between this prospectus and the information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

Unless we state otherwise or the context otherwise requires, references to “Lear,” the “Company,” “us,” “we” or “our” in this prospectus mean Lear Corporation and its consolidated subsidiaries. When we refer to “you” in this section, we mean all purchasers of the securities being offered by this prospectus and any accompanying prospectus supplement, whether they are the holders or only indirect owners of those securities.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them, which means that we can disclose important information to you by referring to those documents. Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference into this prospectus the following documents:

(a) 2009 Annual Report on Form 10-K.

(b) The description of our common stock contained in our Registration Statement on Form 8-A filed on November 6, 2009 pursuant to Section 12(b) of the Exchange Act.

(c) The description of our preferred stock contained in our Registration Statement on Form 8-A filed on November 6, 2009 pursuant to Section 12(b) of the Exchange Act.

(d) All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the termination of this offering.

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information in this prospectus and the documents we incorporate by reference may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “plans,” “expects,” “intends,” “estimates” and similar expressions identify these forward-looking statements. All statements contained or incorporated in this prospectus which address operating performance, events or developments that we expect or anticipate may occur in the future, including statements related to business opportunities, awarded sales contracts, sales backlog and on-going commercial arrangements, or statements expressing views about future operating results, are forward-looking statements. Important factors, risks and uncertainties that may cause actual results to differ from those expressed in our forward-looking statements include, but are not limited to:

•	general economic conditions in the markets in which we operate, including changes in interest rates or currency exchange rates;

•	the financial condition and restructuring actions of our customers and suppliers;

•	changes in actual industry vehicle production levels from our current estimates;

•	fluctuations in the production of vehicles for which we are a supplier;

•	the loss of business with respect to, or the lack of commercial success of, a vehicle model for which we are a significant supplier;

•	disruptions in the relationships with our suppliers;

•	labor disputes involving us or our significant customers or suppliers or that otherwise affect us;

•	the outcome of customer negotiations;

•	the impact and timing of program launch costs;

•	the costs, timing and success of restructuring actions;

•	increases in our warranty or product liability costs;

•	risks associated with conducting business in foreign countries;

•	competitive conditions impacting our key customers and suppliers;

•	the cost and availability of raw materials and energy;

•	our ability to mitigate increases in raw material, energy and commodity costs;

•	the outcome of legal or regulatory proceedings to which we are or may become a party;

•	unanticipated changes in cash flow, including our ability to align our vendor payment terms with those of our customers;

•	our ability to access capital markets on commercially reasonable terms;

•	further impairment charges initiated by adverse industry or market developments;

•	our anticipated future performance, including, without limitation, our ability to maintain or increase revenue and gross margins, control future operating expenses and make necessary capital expenditures; and

•	other risks, described in Part I — Item 1A, “Risk Factors,” in our 2009 Annual Report on Form 10-K and from time to time in our other SEC filings.

iii

LEAR CORPORATION

Lear Corporation was incorporated in Delaware in 1987 and is a leading global tier I supplier of complete automotive seat systems and electrical power management systems. Our business spans all regions and major automotive markets, thus enabling us to supply our products to every major automotive manufacturer in the world, including General Motors, Ford, BMW, Daimler, Fiat, Hyundai, PSA, Renault-Nissan and VW.

We believe that there is significant opportunity for continued growth in our seating and electrical power management businesses. We are pursuing a strategy which focuses on leveraging our global presence, customer relationships and low-cost footprint, with an emphasis on growth in emerging markets. This strategy includes investing in new products and technologies, as well as selective vertical integration of key component capabilities. We believe that our commitment to superior customer service and quality, together with a cost competitive design, engineering and manufacturing footprint, will result in a global leadership position in each of our product segments, the further diversification of our sales and improved operating margins.

Our principal executive offices are located at 21557 Telegraph Road, Southfield, Michigan 48033. Our telephone number is (248) 447-1500. Our website address is www.lear.com.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risk factors described in Part I, Item 1A, “Risk Factors” in our 2009 Annual Report on Form 10-K and our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act, as well as any prospectus supplement relating to a specific security. Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or in any applicable prospectus supplement. For more information, see the section entitled “Where You Can Find More Information” on page 23 of this prospectus. These risks could materially affect our business, results of operations or financial condition and affect the value of our securities. You could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, results of operations or financial condition.

SUBSIDIARY GUARANTORS

Certain of our wholly-owned subsidiaries that become guarantors from time to time in accordance with the applicable indenture (which we refer to as the “subsidiary guarantors” in this prospectus) may fully and unconditionally guarantee our payment obligations under any series of debt securities offered by this prospectus. Financial information concerning our subsidiary guarantors and any non-guarantor subsidiaries will be included in our consolidated financial statements filed as part of our periodic reports pursuant to the Exchange Act to the extent required by the rules and regulations of the SEC.

Additional information concerning our subsidiaries and us is included in our periodic reports and other documents incorporated by reference in this prospectus. Please read “Where You Can Find More Information.”

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Successor(1)	Predecessor(1)
	Two Month	Ten Month
	Period	Period
	Ended	Ended		Year Ended
	December 31,	November 7,		December 31,	December 31,		December 31,	December 31,
	2009	2009		2008	2007		2006	2005

Ratio of Earnings to Fixed Charges(2)	—	6.3	x	—	2.4	x	—	—

(1)	Lear adopted fresh-start accounting upon its emergence from Chapter 11 bankruptcy proceedings and became a new entity for financial reporting purposes as of November 7, 2009. Accordingly, the consolidated financial statements for the reporting entity subsequent to emergence from Chapter 11 bankruptcy proceedings (the “Successor”) are not comparable to the consolidated financial statements for the reporting entity prior to emergence from Chapter 11 bankruptcy proceedings (the “Predecessor”). For a discussion of fresh-start accounting, see Notes 1 and 3 to the Consolidated Financial Statements in our 2009 Annual Report on Form 10-K, which is incorporated by reference into the registration statement of which this prospectus forms a part.

(2)	“Fixed charges” consist of interest on debt, amortization of deferred financing fees and that portion of rental expenses representative of interest. “Earnings” consist of consolidated income (loss) before provision (benefit) for income taxes and equity in the undistributed net (income) loss of affiliates, fixed charges and cumulative effect of a change in accounting principle. Earnings in the two month period ended December 31, 2009 and in the years ended December 31, 2008, 2006 and 2005 were insufficient to cover fixed charges by $33.2 million, $537.3 million, $651.8 million and $1,123.3 million, respectively. Accordingly, such ratio is not presented for these periods.

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds of any offering of our securities for working capital and other general corporate purposes, including refinancing of debt. We will have significant discretion in the use of any net proceeds. The net proceeds from the sale of securities may be invested temporarily until they are used for their stated purpose. We may provide additional information on the use of the net proceeds from the sale of our securities in an applicable prospectus supplement or other offering materials related to the offered securities.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the capital stock, debt securities, warrants, subscription rights, stock purchase contracts and stock purchase units that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of any security. At the time of an offering and sale, this prospectus, together with the accompanying prospectus supplement, will contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

The following descriptions of our capital stock and of certain provisions of Delaware law do not purport to be complete and are subject to and qualified in their entirety by reference to our Amended and Restated Certificate of Incorporation (the “Certificate”), our Amended and Restated Bylaws (the “Bylaws”), the Certificate of Designations of Series A Convertible Participating Preferred Stock (the “Certificate of Designations”), the General Corporation Law of the State of Delaware (the “DGCL”) and the Registration Rights Agreement (defined below). Copies of our Certificate, Bylaws, Certificate of Designations and Registration

Rights Agreement have been filed with the SEC and are filed as exhibits to the registration statement of which this prospectus forms a part.

As used in this “Description of Capital Stock,” the terms “we,” “our” and “us” refer only to Lear Corporation, a Delaware corporation, and not, unless otherwise indicated, to any of our subsidiaries.

As of the date hereof, our authorized capital stock consists of 400,000,000 shares, of which 300,000,000 shares are common stock, par value $0.01 per share, and 100,000,000 shares are preferred stock, par value $0.01 per share. As of March 16, 2010, there were 43,228,477 shares of common stock issued and outstanding, and 5,956,235 shares of Series A Convertible Participating Preferred Stock (the “Series A Preferred Stock”) issued and outstanding. In addition, as of March 16, 2010, there were 4,065,824 warrants to purchase our common stock (the “Warrants”) outstanding. All of our outstanding shares of common stock are fully paid and non-assessable.

Our common stock is listed on the New York Stock Exchange under the symbol “LEA.”

Common Stock

Voting Rights.  All shares of our common stock have identical rights and privileges. With limited exceptions, holders of common stock are entitled to one vote for each outstanding share of common stock held of record by each stockholder on all matters properly submitted for the vote of our stockholders.

Dividend Rights.  Subject to applicable law, any contractual restrictions and the rights of the holders of outstanding Series A Preferred Stock, if any, holders of common stock are entitled to receive ratably such dividends and other distributions that our board of directors, in its discretion, declares from time to time.

Liquidation Rights.  Upon our dissolution, liquidation or winding up, subject to the rights of the holders of outstanding Series A Preferred Stock, if any, holders of common stock are entitled to receive ratably our assets available for distribution to our stockholders in proportion to the number of shares of common stock held by each stockholder.

Conversion, Redemption and Preemptive Rights.  Holders of common stock have no conversion, redemption, sinking fund, preemptive, subscription or similar rights.

Registration Rights.  On November 9, 2009, we entered into a Registration Rights Agreement (the “Registration Rights Agreement) with certain holders of common stock, that, subject to certain limitations contained therein, grants to such holders rights (i) to demand that we register, under the Securities Act, common stock held by such holders and issued on November 9, 2009 or thereafter acquired by such holders and (ii) to participate in future registrations of our common stock. The Registration Rights Agreement will terminate on November 9, 2012.

Each prospectus supplement relating to a series of common stock may describe material U.S. federal income tax considerations applicable to the purchase, holding and disposition of such series of common stock.

Warrants

On November 9, 2009, we entered into a Warrant Agreement (the “Warrant Agreement”) which provided for the issuance of 8,157,249 Warrants. On December 21, 2009, the Warrants became exercisable at an exercise price of $0.01 per share of common stock. As of March 16, 2010, 4,091,234 shares of common stock have been issued upon the exercise of Warrants, and Warrants exercisable for an aggregate of up to 4,065,824 shares of common stock remain outstanding. A description of the Warrants is provided in “Description of Warrants” below.

Preferred Stock

Our Certificate authorizes our board of directors, without further stockholder action, to provide for the issuance of up to 100,000,000 shares of preferred stock, in one or more series, and to fix the designations, terms, and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation preferences of each of these series. We currently have outstanding shares of Series A Preferred Stock.

The particular terms of any series of preferred stock that we offer under this prospectus will be described in the applicable prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the title and liquidation preference per share of the preferred stock and the number of shares offered;

•	the purchase price of the preferred stock;

•	the dividend rate (or method of calculation), the dates on which dividends will be payable, whether dividends shall be cumulative and, if so, the date from which dividends will begin to accumulate;

•	any redemption or sinking fund provisions of the preferred stock;

•	any conversion, redemption or exchange provisions of the preferred stock;

•	the voting rights, if any, of the preferred stock; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

You should refer to the certificate of designations establishing a particular series of preferred stock which will be filed with the Secretary of State of the State of Delaware and the SEC in connection with any offering of preferred stock.

Each prospectus supplement relating to a series of preferred stock may describe material U.S. federal income tax considerations applicable to the purchase, holding and disposition of such series of preferred stock.

The following is a summary of the terms of the Series A Preferred Stock:

Voting.  In general, holders of the Series A Preferred Stock are entitled to one vote for each share of common stock issuable upon conversion and shall vote together as a single class with holders of common stock on all matters properly submitted for the vote of our stockholders.

Dividend Rights.  Except as described below, the Series A Preferred Stock shall not bear any mandatory dividend. Holders of the Series A Preferred Stock will participate in any dividends or other distributions declared on the common stock (other than a dividend payable solely in additional shares of common stock) based on the number of shares of common stock issuable upon conversion immediately prior to the applicable record date for such dividend. So long as any Series A Preferred Stock is outstanding, we shall not declare, pay or set aside any dividends on common stock (other than a dividend payable solely in additional shares of common stock) unless holders of the Series A Preferred Stock have received, or shall simultaneously receive, a dividend in an amount equal to the dividend such holders would have been entitled to receive based on the number of shares of common stock issuable upon conversion of the Series A Preferred Stock. Additionally, so long as any Series A Preferred Stock is outstanding, we shall not redeem, purchase or otherwise acquire directly or indirectly any common stock, other than (i) the repurchase of common stock held by our departing employees and directors or (ii) cash payments made in lieu of fractional shares of common stock that would otherwise be issued upon any conversion, exercise or exchange of any capital stock, option, warrant or other security that is convertible into, or exercisable or exchangeable for, common stock or any reverse split or other combination of common stock. Our board of directors may declare dividends or other distributions with respect to the Series A Preferred Stock regardless of whether any dividend or other distribution is declared with respect to the common stock.

Liquidation Rights.  Upon our dissolution, liquidation or winding up, no distributions or payments may be made to or set aside for holders of common stock until full payment of all amounts required to be paid to holders of the Series A Preferred Stock has been made. Holders of the Series A Preferred Stock are entitled to receive payment out of our assets available for distribution, an amount per share of Series A Preferred Stock equal to the greater of (i) $41.30 per share (subject to adjustment) plus an amount equal to all declared and unpaid dividends thereon, if any, and (ii) the amount that would be payable to such holder in respect of the common stock issuable upon conversion of the Series A Preferred Stock, assuming conversion of all Series A Preferred Stock into common stock immediately prior to such dissolution, liquidation or winding up. Our board of directors may declare dividends or distributions on the Series A Preferred Stock regardless of whether any dividend or other distribution is declared with respect to the common stock.

Conversion Rights.  Holders of the Series A Preferred Stock may elect at any time to convert their shares of Series A Preferred Stock into shares of common stock. All shares of Series A Preferred Stock will be converted into shares of common stock on November 9, 2012, unless earlier converted pursuant to the terms of such Series A Preferred Stock. Conversion of the Series A Preferred Stock will dilute the ownership interest of holders of common stock.

Provisions of the Certificate of Incorporation and Bylaws that May Have an Anti-Takeover Effect

Certain provisions in the Certificate and the Bylaws, as well as the DGCL, may have the effect of discouraging transactions that involve an actual or threatened change in control of Lear. In addition, provisions of the Certificate, the Bylaws and the DGCL may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests.

Special Meetings of Stockholders.  Our board of directors may call a special meeting of stockholders at any time and for any purpose, but no stockholder or other person may call any such special meeting.

No Written Consent of Stockholders.  Any action taken by our stockholders must be effected at a duly held meeting of stockholders and may not be effected by the written consent of such stockholders.

Blank Check Preferred Stock.  The Certificate contains provisions that permit our board of directors to issue, without any further vote or action by the stockholders, up to 100,000,000 shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers, if any, of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. Such provisions could have the effect of discouraging others from making tender offers or takeover attempts.

Advance Notice of Stockholder Action at a Meeting.  Stockholders seeking to nominate directors or to bring business before a stockholder meeting must comply with certain timing requirements and submit certain information to us in advance of such meeting.

Board of Directors.  All of the members of our board of directors are to serve until our annual meeting of stockholders to be held in 2011, subject to each such director’s earlier death, resignation or removal. Prior to the annual meeting of stockholders to be held in 2011, the removal of a director for any reason other than for cause may not be brought before our annual meeting of stockholders without, and special meetings of our stockholders for the purpose of considering the removal of a director for any reason other than for cause may be called by our board of directors only upon, the affirmative vote of all of the directors (other than the director to be removed) then in office.

Business Combinations.  We are subject to the provisions of Section 203 of the DGCL. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, unless the interested stockholder attained such status with the approval of the corporation’s board of directors or the business combination is approved in a prescribed manner. A business combination includes, among other things, a merger or consolidation involving the corporation and the interested stockholder and the sale of more than 10% of the corporation’s assets. In general, an interested stockholder is an entity or person beneficially owning 15% or more of the corporation’s outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Limitation of Liability of Directors

The Certificate contains a provision eliminating the personal liability of our directors to us and our stockholders to the fullest extent permitted by applicable law. The Certificate also contains provisions generally providing for indemnification and advancement of expenses to our directors and officers to the fullest extent permitted by applicable law.

Transfer Agent and Registrar

Mellon Investor Services LLC acts as transfer agent for our common stock.

DESCRIPTION OF DEBT SECURITIES

General

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue separately, upon exercise of a debt warrant, in connection with a stock purchase contract or as part of a stock purchase unit, from time to time. The debt securities offered by this prospectus will be issued under one of two separate indentures among us, the subsidiary guarantors of such debt securities, if any, and The Bank of New York Mellon Trust Company, N.A., as Trustee. We have filed the forms of indenture as exhibits to the registration statement of which this prospectus is a part. The senior note indenture and the subordinated note indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.” We may also issue debt securities under a separate, new indenture. If that occurs, we will describe any differences in the terms of any indenture in the prospectus supplement.

The debt securities will be obligations of Lear and will be either senior or subordinated debt securities. We have summarized material selected provisions of the indentures and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indentures. References to section numbers in this prospectus, unless otherwise indicated are references to section numbers of the applicable indenture. For purposes of this summary, the terms “we,” “our” and “us” refer only to Lear Corporation and not to any of its subsidiaries. Section references included in this summary of our debt securities refer to specific sections of the indentures.

The indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. The indentures also do not limit our ability to incur other debt. The indentures give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of the same series. If specified in the prospectus supplement relating to a particular series of debt securities, one or more subsidiary guarantors will fully and unconditionally guarantee that series as described under “— Subsidiary Guarantee” and in the applicable prospectus supplement. Each subsidiary guarantee will be an unsecured obligation of the subsidiary guarantor. A subsidiary guarantee of subordinated debt securities will be subordinated to the senior debt of the subsidiary guarantor on the same basis as the subordinated debt securities are subordinated to our senior debt.

We will describe the material terms of each series of debt securities we offer in a supplement to this prospectus. Each prospectus supplement relating to a series of debt securities may also describe material U.S. federal income tax considerations applicable to the purchase, holding and disposition of such series of debt securities. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. The terms of our debt securities will include those set forth in the indentures and those made a part of the indentures by the Trust Indenture Act of 1939. You should carefully read the summary below the applicable prospectus supplement and the provisions of the indentures that may be important to you before investing in our debt securities.

Ranking

The senior debt securities offered by this prospectus will:

•	be general obligations,

•	rank equally with all other unsubordinated indebtedness of Lear or any subsidiary guarantor (except to the extent such other indebtedness is secured by collateral that does not also secure the senior debt securities offered by this prospectus), and

•	with respect to the assets and earnings of our subsidiaries, effectively rank below all of the liabilities of our subsidiaries (except to the extent that the senior debt securities are guaranteed by our subsidiaries as described below).

The subordinated debt securities offered by this prospectus will:

•	be general obligations,

•	rank subordinated and junior in right of payment, to the extent set forth in the subordinated note indenture to all senior debt of Lear and any subsidiary guarantor, and

•	with respect to the assets and earnings of our subsidiaries, effectively rank below all of the liabilities of our subsidiaries (except to the extent that the subordinated debt securities are guaranteed by our subsidiaries as described below).

A substantial portion of our assets are owned through our subsidiaries, many of which may have debt or other liabilities of their own that will be structurally senior to the debt securities. Therefore, unless the debt securities are guaranteed by our subsidiaries as described below, our rights and the rights of our creditors, including holders of debt securities, to participate in the assets of any subsidiary upon any such subsidiary’s liquidation may be subject to the prior claims of the subsidiary’s other creditors.

Subject to the exceptions, and subject to compliance with the applicable requirements set forth in the indentures, we may discharge our obligations under the indentures with respect to our debt securities as described below under “— Defeasance.”

Terms

We will describe the specific material terms of the series of debt securities being offered in a supplement to this prospectus. These terms may include some or all of the following:

•	the title of the debt securities,

•	whether the debt securities will be senior or subordinated debt,

•	whether and the extent to which any subsidiary guarantor will provide a subsidiary guarantee of the debt securities or whether and to the extent the debt securities are entitled to the benefits of any other form of guarantee,

•	any limit on the total principal amount of the debt securities,

•	the date or dates on which the principal of the debt securities will be payable and whether the stated maturity date can be extended or the method used to determine or extend those dates,

•	any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payments, or the method used to determine any of the foregoing, and the basis for calculating interest if other than a 360-day year of twelve 30-day months,

•	the place or places where payments on the debt securities will be payable, where the debt securities may be presented for registration of transfer, exchange or conversion, and where notices and demands to or upon us relating to the debt securities may be made, if other than the corporate trust office of the Trustee,

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period,

•	the rate or rates of amortization of the debt securities, if any,

•	any provisions for redemption of the debt securities,

•	any provisions that would allow or obligate us to redeem or purchase the debt securities prior to their maturity pursuant to any sinking fund or analogous provision or at the option of the holder,

•	the purchase price for the debt securities and the denominations in which we will issue the debt securities, if other than a minimum denomination of $2,000 and integral multiple of $1,000,

•	any provisions that would determine payments on the debt securities by reference to an index or a formula or other method and the manner of determining the amount of such payments,

•	any foreign currency, currencies or currency units in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable and the manner for determining the equivalent amount in U.S. dollars,

•	any provisions for payments on the debt securities in one or more currencies or currency units other than those in which the debt securities are stated to be payable,

•	the portion of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated, if other than the entire principal amount,

•	any variation of the defeasance and covenant defeasance sections of the indentures and the manner in which our election to defease the debt securities will be evidenced, if other than by a board resolution,

•	whether we will issue the debt securities in the form of temporary or permanent global securities, the depositaries for the global securities, and provisions for exchanging or transferring the global securities,

•	whether the interest rate on the debt securities may be reset,

•	whether the stated maturity of the debt securities may be extended,

•	any deletion or addition to or change in the events of default for the debt securities and any change in the rights of the Trustee or the holders or the debt securities arising from an event of default including, among others, the right to declare the principal amount of the debt securities due and payable,

•	any addition to or change in the covenants in the indentures,

•	any additions or changes to the indentures necessary to issue the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons,

•	the appointment of any trustees, depositaries, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities,

•	the terms of any right to convert or exchange the debt securities into any other securities or property,

•	the terms and conditions, if any, pursuant to which the debt securities are secured,

•	any restriction or condition on the transferability of the debt securities,

•	the person to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered on the record date for such interest, and the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable indenture,

•	if the principal amount payable at the stated maturity of any debt will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal shall be determined),

•	whether, under what circumstances and the currency in which we will pay any additional amount on the debt securities as contemplated in the applicable indenture in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay such additional amounts (and the terms of any such option),

•	in the case of subordinated debt securities, any subordination provisions and related definitions which may be applicable in addition to, or in lieu of, those contained in the subordinated note indenture,

•	the exchanges, if any, on which the debt securities may be listed, and

•	any other terms of the debt securities consistent with the indentures.

Any limit on the maximum total principal amount for any series of the debt securities may be increased by resolution of our board of directors. We may sell the debt securities, including original issue discount securities, at a substantial discount below their stated principal amount. If there are any special United States federal income tax considerations applicable to debt securities we sell at an original issue discount, we will describe them in the prospectus supplement. In addition, we will describe in the prospectus supplement any special United States federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars.

Subsidiary Guarantee

If specified in the prospectus supplement, one or more subsidiary guarantors will guarantee the debt securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the subsidiary guarantee of the subsidiary guarantor.

Subject to the limitations described below and in the prospectus supplement, one or more subsidiary guarantors will jointly and severally, fully and unconditionally guarantee the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all our payment obligations under the indentures and the debt securities of a series, whether for principal of, premium, if any, or interest on the debt securities or otherwise. The subsidiary guarantors will also pay all expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee in enforcing any rights under a subsidiary guarantee with respect to a subsidiary guarantor.

In the case of subordinated debt securities, a subsidiary guarantor’s subsidiary guarantee will be subordinated in right of payment to the senior debt of such subsidiary guarantor on the same basis as the subordinated debt securities are subordinated to our senior debt. No payment will be made by any subsidiary guarantor under its subsidiary guarantee during any period in which payments by us on the subordinated debt securities are suspended by the subordination provisions of the subordinated note indenture.

Each subsidiary guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the subsidiary guarantor without rendering such subsidiary guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each subsidiary guarantee will be a continuing guarantee and will:

•	remain in full force and effect until either payment in full of all of the applicable debt securities (or such debt securities are otherwise satisfied and discharged in accordance with the provisions of the applicable indenture) or released as described in the following paragraph,

•	be binding upon each subsidiary guarantor, and

•	inure to the benefit of and be enforceable by the applicable Trustee, the holders and their successors, transferees and assigns.

In the event that a subsidiary guarantor ceases to be a subsidiary of Lear, either legal defeasance or covenant defeasance occurs with respect to a series of debt securities, or substantially all of the assets or all of the capital stock of such subsidiary guarantor is sold, including by way of sale, merger, consolidation or otherwise, such subsidiary guarantor will be released and discharged of its obligations under its subsidiary guarantee without further action required on the part of the Trustee or any holder, no other person acquiring or owning the assets or capital stock of such subsidiary guarantor will be required to enter into a subsidiary guarantee. In addition, the prospectus supplement may specify additional circumstances under which a subsidiary guarantor can be released from its subsidiary guarantee.

Form, Exchange and Transfer

We will issue the debt securities in registered form, without coupons. Unless we inform you otherwise in the prospectus supplement, we will only issue debt securities in denominations of $2,000 and integral multiples of $1,000 thereafter.

Holders generally will be able to exchange debt securities for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations.

Holders may present debt securities for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent we designate for that purpose. The security registrar or designated transfer agent will exchange or transfer the debt securities if it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any exchange or registration of transfer of debt securities. However, we and the security registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. Unless we inform you otherwise in the prospectus supplement, we will appoint the Trustee as security registrar. We will identify any transfer agent in addition to the security registrar in the prospectus supplement. At any time we may:

•	designate additional transfer agents,

•	rescind the designation of any transfer agent, or

•	approve a change in the office of any transfer agent.

However, we are required to maintain a transfer agent in each place of payment for the debt securities at all times.

If we elect to redeem a series of debt securities, neither we nor the Trustee will be required:

•	to issue, register the transfer of or exchange any debt securities of that series during the period beginning at the opening of business 15 days before the day we mail the notice of redemption for the series and ending at the close of business on the day the notice is mailed, or

•	to register the transfer or exchange of any debt security of that series so selected for redemption, except for any portion not to be redeemed.

Payment and Paying Agents

Under the indentures, we will pay interest on the debt securities to the persons in whose names the debt securities are registered at the close of business on the regular record date for each interest payment. However, unless we inform you otherwise in the prospectus supplement, we will pay the interest payable on the debt securities at their stated maturity to the persons to whom we pay the principal amount of the debt securities. The initial payment of interest on any series of debt securities issued between a regular record date and the related interest payment date will be payable in the manner provided by the terms of the series, which we will describe in the prospectus supplement.

Unless we inform you otherwise in the prospectus supplement, we will pay principal, premium, if any, and interest on the debt securities at the offices of the paying agents we designate. However, except in the case of a global security, we may pay interest:

•	by check mailed to the address of the person entitled to the payment as it appears in the security register, or

•	by wire transfer in immediately available funds to the place and account designated in writing at least fifteen days prior to the interest payment date by the person entitled to the payment as specified in the security register.

We will designate the Trustee as the sole paying agent for the debt securities unless we inform you otherwise in the prospectus supplement. If we initially designate any other paying agents for a series of debt securities, we will identify them in the prospectus supplement. At any time, we may designate additional paying agents or rescind the designation of any paying agents. However, we are required to maintain a paying agent in each place of payment for the debt securities at all times.

Any money deposited with the Trustee or any paying agent in trust for the payment of principal, premium, if any, or interest on the debt securities that remains unclaimed for one year after the date the payments became due, may be repaid to us upon our request. After we have been repaid, holders entitled to those payments may only look to us for payment as our unsecured general creditors. The Trustee and any paying agents will not be liable for those payments after we have been repaid.

Restrictive Covenants

We will describe any restrictive covenants for any series of debt securities in the prospectus supplement.

Consolidation, Merger and Sale of Assets

Under the indentures, we may not consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any person as (as defined below), referred to as a “successor person” unless:

•	the successor person expressly assumes our obligations with respect to the debt securities and the indentures,

•	immediately after giving effect to the transaction, no event of default shall have occurred and be continuing and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and

•	we have delivered to the Trustee the certificates and opinions required under the respective indenture.

As used in the indentures, the term “person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization, government or agency or political subdivision thereof.

Events of Default

Unless we inform you otherwise in the prospectus supplement, each of the following will be an event of default under the applicable indenture with respect to any series of debt securities:

•	our failure to pay principal or premium, if any, on that series of debt securities when such principal or premium, if any, becomes due,

•	our failure to pay any interest on that series of debt securities for 30 days after such interest becomes due,

•	our failure to deposit any sinking fund payment for 30 days after such payment is due by the terms of that series of debt securities,

•	our failure to perform, or our breach, in any material respect, of any other covenant or warranty in the indenture with respect to that series of debt securities, other than a covenant or warranty included in such indenture solely for the benefit of another series of debt securities, for 90 days after either the Trustee has given us or holders of at least 25% in principal amount of the outstanding debt securities of that series have given us and the Trustee written notice of such failure to perform or breach in the manner required by the indentures,

•	specified events involving the bankruptcy, insolvency or reorganization of us or, if a subsidiary guarantor has guaranteed the series of debt securities, such subsidiary guarantor, and

•	any other event of default we may provide for that series of debt securities,

provided, however, that no event described in the fourth bullet point above will be an event of default until an officer of the Trustee responsible for the administration of the indentures has actual knowledge of the event or until the Trustee receives written notice of the event at its corporate trust office.

An event of default under one series of debt securities does not necessarily constitute an event of default under any other series of debt securities. If an event of default for a series of debt securities occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series due and immediately payable by a notice in writing to us (and to the Trustee if given by the holders); provided that, in the case of an event of default involving certain events of bankruptcy, insolvency or reorganization, such acceleration is automatic; and provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, subject to certain conditions, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal have been cured or waived. Upon such acceleration, we will be obligated to pay the principal amount of that series of debt securities.

The right described in the preceding paragraph does not apply if an event of default occurs as described in the sixth bullet point above (i.e., other events of default), which is common to all series of our debt securities then outstanding. If such an event of default occurs and is continuing, either the Trustee or holders of at least 25% in principal amount of all series of the debt securities then outstanding, treated as one class, may declare the principal amount of all series of the debt securities then outstanding to be due and payable immediately by a notice in writing to us (and to the Trustee if given by the holders). Upon such declaration, we will be obligated to pay the principal amount of the debt securities.

If an event of default occurs and is continuing, the Trustee will generally have no obligation to exercise any of its rights or powers under the indentures at the request or direction of any of the holders, unless the holders offer indemnity to the Trustee reasonably satisfactory to it. The holders of a majority in principal amount of the outstanding debt securities of any series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee for the debt securities of that series, provided that:

•	the direction is not in conflict with any law or the indentures,

•	the Trustee may take any other action it deems proper which is not inconsistent with the direction, and

•	the Trustee will generally have the right to decline to follow the direction if an officer of the Trustee determines, in good faith, that the proceeding would involve the Trustee in personal liability or would otherwise be contrary to applicable law.

A holder of a debt security of any series may only institute proceedings or pursue any other remedy under the indentures if:

•	the holder gives the Trustee written notice of a continuing event of default,

•	holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the Trustee to institute proceedings with respect to such event of default,

•	the holders offer indemnity to the Trustee reasonably satisfactory to it against any loss, liability or expense in complying with such request,

•	the Trustee fails to institute proceedings within 60 days after receipt of the notice, request and offer or indemnity, and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the Trustee a direction inconsistent with the request.

However, these limitations do not apply to a suit by a holder of a debt security demanding payment of the principal, premium, if any, or interest on a debt security on or after the date the payment is due.

We will be required to furnish to the Trustee annually a statement by some of our officers regarding our performance or observance of any of the terms of the indentures and specifying all of our known defaults, if any.

Modification and Waiver

When authorized by a board resolution, we or any subsidiary guarantor, if applicable, may enter into one or more supplemental indentures with the Trustee without the consent of the holders of the debt securities in order to:

•	provide for the assumption of our obligations to holders of debt securities in the case of a merger or consolidation or sale of substantially all of our assets,

•	add to our or any subsidiary guarantor’s covenants for the benefit of the holders of any series of debt securities or to surrender any of our rights or powers,

•	add any additional events of default for any series of debt securities for the benefit of the holders of any series of debt securities,

•	add to, change or eliminate any provision of the indentures applying to one or more series of debt securities, provided that if such action adversely affects the interests of any holder of any series of debt securities in any material respect, such addition, change or elimination will become effective with respect to that series only when no such security of that series remains outstanding,

•	secure the debt securities,

•	establish the forms or terms of any series of debt securities,

•	provide for uncertificated securities in addition to certificated securities,

•	evidence and provide for successor Trustees and to add to or change any provisions of the indentures to the extent necessary to appoint a separate Trustee or Trustees for a specific series of debt securities,

•	correct any ambiguity, defect or inconsistency under the indentures,

•	add any person as a guarantor,

•	make other provisions with respect to matters or questions arising under the indentures, provided that such action does not adversely affect the interests of the holders of any series of debt securities in any material respect,

•	supplement any provisions of the indentures necessary to defease and discharge any series of debt securities, provided that such action does not adversely affect the interests of the holders of any series of debt securities in any material respect,

•	comply with the rules or regulations of any securities exchange or automated quotation system on which any debt securities are listed or traded, or

•	add to, change or eliminate any provisions of the indentures in accordance with any amendments to the Trust Indenture Act of 1939, provided that such action does not adversely affect the rights or interests of any holder of debt securities in any material respect.

When authorized by a board resolution, we or any subsidiary guarantor, if applicable, may enter into one or more supplemental indentures with the Trustee in order to add to, change or eliminate provisions of the indentures or to modify the rights of the holders of one or more series of debt securities under such indentures if we obtain the consent of the holders of a majority in principal amount of the outstanding debt securities of all series affected by such supplemental indenture, treated as one class. However, without the consent of the holders of each outstanding debt security affected by the supplemental indenture, we may not enter into a supplemental indenture that:

•	except with respect to the reset of the interest rate or extension of maturity pursuant to the terms of a particular series, changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduces the principal amount of, or any premium or rate of interest on, any debt security,

•	reduces the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof,

•	changes the place or currency of payment of principal, premium, if any, or interest,

•	impairs the right to institute suit for the enforcement of any payment on or after such payment becomes due for any security,

•	except as provided in the applicable indenture, releases the subsidiary guarantee of a subsidiary guarantor,

•	reduces the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification of the indentures, for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults of the indentures,

•	makes certain modifications to the provisions for modification of the indentures and for certain waivers, except to increase the principal amount of debt securities necessary to consent to any such change or to provide that certain other provisions of the indentures cannot be modified or waived without the consent of the holders of each outstanding debt security affected by such change,

•	makes any change that adversely affects in any material respect the right to convert or exchange any convertible or exchangeable debt security or decreases the conversion or exchange rate or increases the conversion price of such debt security, unless such decrease or increase is permitted by the terms of such debt securities, or

•	changes the terms and conditions pursuant to which any series of debt securities are secured in a manner adverse to the holders of such debt securities in any material respect.

In addition, the subordinated note indenture may not be amended without the consent of each holder of subordinated debt securities affected thereby to modify the subordination of the subordinated debt securities issued under that indenture in a manner adverse to the holders of the subordinated debt securities in any material respect.

Holders of a majority in principal amount of the outstanding debt securities of any series may waive past defaults or noncompliance with restrictive provisions of the indentures. However, the consent of holders of each outstanding debt security of a series is required to:

•	waive any default in the payment of principal, premium, if any, or interest, or

•	waive any covenants and provisions of an indenture that may not be amended without the consent of the holder of each outstanding debt security of the series affected.

In order to determine whether the holders of the requisite principal amount of the outstanding debt securities have taken an action under an indenture as of a specified date:

•	the principal amount of an “original issue discount security” that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of that date upon acceleration of the maturity to that date,

•	if, as of that date, the principal amount payable at the stated maturity of a debt security is not determinable, for example, because it is based on an index, the principal amount of the debt security deemed to be outstanding as of that date will be an amount determined in the manner prescribed for the debt security,

•	the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of that date in the manner prescribed for the debt security, of the principal amount of the debt security or, in the case of a debt security described in the two preceding bullet points, of the amount described above, and

•	debt securities owned by us, any subsidiary guarantor or any other obligor upon the debt securities or any of our or their affiliates will be disregarded and deemed not to be outstanding.

An “original issue discount security” means a debt security issued under the indentures which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of maturity. Some debt securities, including those for the payment or redemption of which money has been deposited or set aside in trust for the holders, and those which have been legally defeased under the indentures, will not be deemed to be outstanding.

We will generally be entitled to set any day as a record date for determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under an indenture. In limited circumstances, the Trustee will be entitled to set a record date for action by holders of outstanding debt securities. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, the action must be taken by holders of the requisite principal amount of debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as we may specify, or the Trustee may specify, if it sets the record date. This period may be shortened or lengthened by not more than 180 days.

Conversion and Exchange Rights

The debt securities of any series may be convertible into or exchangeable for other securities of Lear or another issuer or property or cash on the terms and subject to the conditions set forth in the applicable prospectus supplement.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our, or if applicable, any subsidiary guarantor’s, obligations under either indenture. Unless we inform you otherwise in the prospectus supplement, if we deposit with the Trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable and comply with all other conditions to defeasance set forth in the indentures, then, at our option, either of the following will occur:

•	we and any subsidiary guarantor will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”), or

•	we and any subsidiary guarantor will no longer have any obligation to comply with the restrictive covenants under the indentures, and the related events of default will no longer apply to us or any subsidiary guarantor, but some of our and any subsidiary guarantors’ other obligations under the indentures and the debt securities of that series, including the obligation to make payments on those debt securities, will survive (a “covenant defeasance”).

If we legally defease a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the indentures, except for:

•	the rights of holders of that series of debt securities to receive, solely from a trust fund, payments in respect of such debt securities when payments are due,

•	our obligation to register the transfer or exchange of debt securities,

•	our obligation to replace mutilated, destroyed, lost or stolen debt securities, and

•	our obligation to maintain paying agencies and hold moneys for payment in trust.

We may legally defease a series of debt securities notwithstanding any prior exercise of our option of covenant defeasance in respect of such series.

In addition, the subordinated note indenture provides that if we choose to have the legal defeasance provision applied to the subordinated debt securities, the subordination provisions of the subordinated note indenture will become ineffective. The subordinated note indenture also provides that if we choose to have covenant defeasance apply to any series of debt securities issued pursuant to the subordinated note indenture we need not comply with the provisions relating to subordination.

If we exercise either our legal defeasance or covenant defeasance option, any subsidiary guarantee will terminate.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the Trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize gain or loss for federal income tax purposes and that the holders would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Satisfaction and Discharge

We may discharge our obligations under the indentures while securities remain outstanding if (1) all outstanding debt securities issued under the indentures have become due and payable, (2) all outstanding debt securities issued under the indentures will become due and payable at their stated maturity within one year of the date of deposit, or (3) all outstanding debt securities issued under the indentures are scheduled for redemption in one year, and in each case, we have deposited with the Trustee an amount sufficient to pay and discharge all outstanding debt securities issued under the indentures on the date of their scheduled maturity or the scheduled date of the redemption and paid all other amounts payable under the indentures. The subordinated note indenture provides that if we choose to discharge our obligations with respect to the subordinated debt securities, the subordination provisions of the subordinated note indenture will become ineffective.

Global Notes, Delivery and Form

Unless otherwise specified in a prospectus supplement, the debt securities will be issued in the form of one or more fully registered Global Notes (as defined below) that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depository”) and registered in the name of the Depository’s nominee. Global Notes are not exchangeable for definitive note certificates except in the specific circumstances described below. For purposes of this prospectus, “Global Note” refers to the Global Note or Global Notes representing an entire issue of debt securities.

Except as set forth below, a Global Note may be transferred by the Depository, in whole and not in part, only to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository.

The Depository has advised us as follows:

•	The Depository is:

• a limited purpose trust company organized under the laws of the State of New York;

• a “banking organization” within the meaning of the New York banking law;

• a member of the Federal Reserve System;

• a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

• a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•	The Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book entry changes in accounts of its participants, eliminating the need for physical movements of securities certificates.

•	The Depository participants include securities brokers and dealers, banks, trust companies, clearing corporations and others, some of whom own the Depository.

•	Access to the Depository book-entry system is also available to others that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

•	When we issue a Global Note in connection with the sale thereof to an underwriter or underwriters, the Depository will immediately credit the accounts of participants designated by such underwriter or underwriters with the principal amount of the debt securities purchased by such underwriter or underwriters.

•	Ownership of beneficial interests in a Global Note and the transfers of ownership will be evidenced only through records maintained by the Depository (with respect to participants), by the participants (with respect to indirect participants and certain beneficial owners) and by the indirect participants (with respect to all other beneficial owners). The laws of some states require that certain purchasers of securities take physical delivery in a definitive form of securities they purchase. These laws may limit your ability to transfer beneficial interests in a Global Note.

So long as a nominee of the Depository is the registered owner of a Global Note, such nominee for all purposes will be considered the sole owner or holder of such debt securities under the indentures. Except as provided below, you will not be entitled to have debt securities registered in your name, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owner or holder thereof under the indentures.

Each person owning a beneficial interest in a Global Note must rely on the procedures of the Depository and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indentures. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in any Global Note desires to give or take any action which a holder is entitled to give or take under the indentures, the Depository would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through these participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Redemption notices shall be sent to the Depository. If less than all of the debt securities within an issue are being redeemed, the Depository’s practice is to determine by lot the amount of the interest of each participant in such issue to be redeemed.

We will make payment of principal of, and interest on, debt securities represented by a Global Note to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note representing those debt securities. The Depository has advised us that upon receipt of any payment of principal of, or interest on, a Global Note, the Depository will immediately credit accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that Global Note, as shown in the records of the Depository. Standing instructions and customary practices will govern payments by participants to owners of beneficial interests in a Global Note held through those participants, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Those payments will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any subsidiary guarantors, the Trustee nor any of our respective agents will be responsible for any aspect of the records of the Depository, any nominee or any participant relating to, or payments made on account of, beneficial interests in a Global Note or for maintaining, supervising or reviewing any of the records of the Depository, any nominee or any participant relating to those beneficial interests.

As described above, we will issue debt securities in definitive form in exchange for a Global Note only in the following situations:

•	if the Depository is at any time unwilling or unable to continue as depositary, defaults in the performance of its duties as depositary, ceases to be a clearing agency registered under the Exchange Act, and, in each case, a successor depositary is not appointed by us within 90 days after notice thereof, or

•	if, subject to the rules of the Depository, we choose to issue definitive debt securities.

In either instance, an owner of a beneficial interest in a Global Note will be entitled to have debt securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of debt securities in definitive form. Debt securities in definitive form will be issued in initial denominations of $2,000 and integral multiples of $1,000 thereafter and will be issued in registered form only, without coupons. We will maintain one or more offices or agencies where debt securities may be presented for payment and may be transferred or exchanged. You will not be charged a fee for any transfer or exchange of such debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Subordination

Any subordinated debt securities issued under the subordinated note indenture will be subordinate and junior in right of payment to all Senior Debt (as defined below) of Lear whether existing at the date of the subordinated note indenture or subsequently incurred. Upon any payment or distribution of assets of Lear to creditors upon any:

•	liquidation;

•	dissolution;

•	winding-up;

•	receivership;

•	reorganization;

•	assignment for the benefit of creditors;

•	marshaling of assets; or

•	bankruptcy, insolvency or similar proceedings of Lear,

the holders of Senior Debt will first be entitled to receive payment in full of the principal of and premium, if any, and interest on such Senior Debt before the holders of the subordinated debt securities will be entitled to receive or retain any payment with respect of the principal of and any premium or interest on the subordinated debt securities.

Upon the acceleration of the maturity of any subordinated debt securities, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon, including any amounts due upon acceleration, before the holders of subordinated debt securities will be entitled to receive or retain any payment in respect of the principal (including redemption payments), or premium, if any, or interest on the subordinated debt securities.

No payments on account of principal (including redemption payments), or premium, if any, or interest, in respect of the subordinated debt securities may be made if:

•	there has occurred and is continuing a default in any payment with respect to Senior Debt; or

•	there has occurred and is continuing a default with respect to any Senior Debt resulting in the acceleration of the maturity thereof.

“Debt” means, with respect to any person:

•	all indebtedness of such person for borrowed money;

•	all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	all obligations of such person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person;

•	all obligations of such person to pay the deferred purchase price of property or services, but excluding accounts payable or any other indebtedness or monetary obligations to trade creditors arising in the ordinary course of business in connection with the acquisition of goods or services;

•	all capital lease obligations of such person;

•	all Debt of others secured by a lien on any asset by such person;

•	all Debt and dividends of others guaranteed by such person to the extent such Debt and dividends are guaranteed by such person; and

•	all obligations for claims in respect of derivative products.

“Senior Debt” means the principal of, and premium, if any, and interest on Debt of Lear, whether created, incurred or assumed on, before or after the date of the subordinated note indenture, unless the instrument creating or evidencing the Debt provides that such Debt is subordinated to or pari passu, with the subordinated debt securities.

Notices

Holders will receive notices by mail at their addresses as they appear in the security register.

Title

We, any subsidiary guarantors, the Trustees and any agent of us, any subsidiary guarantors or a Trustee may treat the person in whose name a debt security is registered on the applicable record date as the owner of the debt security for all purposes, whether or not it is overdue.

Governing Law

New York law governs the indentures and the debt securities.

Regarding the Trustee

We and our affiliates maintain various commercial and investment banking relationships with The Bank of New York Mellon Trust Company, N.A. and its affiliates in their ordinary course of business. Mellon Investor Services LLC acts as transfer agent and registrar for our common stock and as rights agent under the Registration Rights Agreement. Mellon Investor Services LLC also acts as warrant agent under the Warrant Agreement.

If an event of default occurs under the indentures and is continuing, the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The Trustee will become obligated to exercise any of its powers under the indentures at the request of any of the holders of any debt securities issued under the indentures only after those holders have offered the Trustee indemnity reasonably satisfactory to it.

If the Trustee becomes one of our creditors, its rights to obtain payment of claims in specified circumstances, or to realize for its own account on certain property received in respect of any such claim as security or otherwise will be limited under the terms of the indentures. The Trustee may engage in certain other transactions; however, if the Trustee acquires any conflicting interest (within the meaning specified under the Trust Indenture Act), it will be required to eliminate the conflict or resign.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities or shares of preferred stock or common stock.

The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The terms and conditions of the warrants will be described in the specific warrant agreement and the applicable prospectus supplement relating to such warrants. Each applicable prospectus supplement relating to such warrants may also describe material U.S. federal income tax considerations applicable to the purchase, holding and disposition of such warrants. A form of warrant agreement, including the form of certificate representing the warrants, which contain provisions to be included in the specific warrant agreements that will be entered into with respect to particular offerings of warrants, will be filed as an exhibit or incorporated by reference into the registration statement of which this prospectus forms a part. A holder or prospective purchaser of our warrants should refer to the provisions of the applicable warrant agreement (and prospectus supplement for more information.

On November 9, 2009, we entered into the Warrant Agreement which provided for the issuance of 8,157,249 Warrants. The following description of the Warrants, including certain provisions of the Warrant Agreement, is a summary of, and is qualified in its entirety by, the Warrant Agreement, a copy of which has been filed with the SEC and is filed as an exhibit to the registration statement of which this prospectus forms a part.

Exercise.  Each Warrant entitles its holder to purchase one share of common stock at an exercise price of $0.01 per share of common stock (the “Exercise Price”), subject to adjustment. The Warrants are exercisable at any time during the period (a) commencing on the business day immediately following a period of 30 consecutive trading days during which the closing price of the common stock for at least 20 of the trading days is equal to or greater than $39.63 (as adjusted from time to time) and (b) ending on November 9, 2014 (warrant expiration date). On December 21, 2009, the Warrants became exercisable at an exercise price of $0.01 per share of common stock. As of March 16, 2010, 4,091,234 shares of common stock have been issued upon the exercise of Warrants and Warrants exercisable for an aggregate of up to 4,065,824 shares of common stock remain outstanding.

No Rights as Stockholders.  Prior to the exercise of the Warrants, no holder of Warrants (solely in its capacity as a holder of Warrants) is entitled to any rights as a stockholder of Lear, including, without limitation, the right to vote, receive notice of any meeting of stockholders or receive dividends, allotments or other distributions.

Adjustments.  The number of shares of common stock for which a Warrant is exercisable, the Exercise Price and the Trigger Price (as defined in the Warrant Agreement) will be subject to adjustment from time to time upon the occurrence of certain events, including an increase in the number of outstanding shares of common stock by means of a dividend consisting of shares of common stock, a subdivision of our outstanding shares of common stock into a larger number of shares of common stock or a combination of our outstanding shares of common stock into a smaller number of shares of common stock. In addition, upon the occurrence of certain events constituting a reorganization, recapitalization, reclassification, consolidation, merger or similar event, each holder of a Warrant will have the right to receive, upon exercise of a Warrant (if then exercisable), an amount of securities, cash or other property receivable by a holder of the number of shares of common stock for which a Warrant is exercisable immediately prior to such event.

Warrant Agent

Mellon Investor Services LLC serves as warrant agent for the Warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase debt securities, preferred stock, common stock or other securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered. Each applicable prospectus supplement may also describe material U.S. federal income tax considerations applicable to the purchase, holding and disposition of such subscription rights. A holder or prospective holder of subscription rights should refer to the applicable prospectus supplement for more specific information.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and requiring us to sell to the holders, a specified number of shares of common stock at a future date or dates.

The price per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of units, or stock purchase units, consisting of a stock purchase contract and either (x) senior debt securities, senior subordinated debt securities, subordinated debt securities or junior subordinated debt securities, or (y) debt obligations of third parties, including U.S. Treasury securities, in each case, securing the holder’s obligations to purchase our common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase contracts or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, or prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract. The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. Each applicable prospectus supplement may also describe material U.S. federal income tax considerations applicable to the purchase, holding and disposition of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities.

PLAN OF DISTRIBUTION

We may sell common stock, preferred stock, debt securities, warrants, subscription rights, stock purchase contracts, stock purchase units and/or guarantees of debt securities in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	by itself directly;

•	through agents;

•	through a combination of any of these methods of sale; or

•	through any other methods described in a prospectus supplement.

The prospectus supplements relating to an offering of securities will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such offered securities may be listed.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale, the underwriters will acquire the offered securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of securities if any are purchased.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below:

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•	A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•	A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission, agency fees, or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement; however, we anticipate that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

No FINRA member may participate in any offering of securities made under this prospectus if such member has a conflict of interest under FINRA Rule 2720, including if 5% or more of the net proceeds, not including underwriting compensation, of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA members, unless a qualified independent underwriter has participated in the offering or the offering otherwise complies with FINRA Rule 2720.

These transactions may be effected on the New York Stock Exchange, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

If a dealer is used in the sale, we will sell such offered securities to the dealer, as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by that dealer at the time for resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Offered securities may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in the prospectus supplement relating to that offering, unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Other than our common stock, which is listed on the New York Stock Exchange, each of the securities issued hereunder will be a new issue of securities, will have no prior trading market, and may or may not be listed on a national securities exchange. Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that there will be a market for the offered securities.

VALIDITY OF THE SECURITIES

The validity of the securities being offered hereby will be passed upon for us by Winston & Strawn LLP.

EXPERTS

The consolidated financial statements of Lear Corporation included in its 2009 Annual Report (Form 10-K) (including the financial statement schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its report thereon, included therein, and incorporated herein by reference. Such financial statements and financial statement schedule have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the public reference room. Our SEC filings, including the registration statement and the exhibits and schedules thereto are also available to the public from the SEC’s website at http://www.sec.gov. You can also access our SEC filings through our website at www.lear.com. Except as expressly set forth below, we are not incorporating by reference the contents of the SEC website or our website into this prospectus.

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus.

Information that we file later with the SEC will automatically update and supersede this information. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded. See “Incorporation by Reference.”

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

You may request a copy of these filings and any exhibit incorporated by reference in these filings at no cost, by writing or telephoning us at the following address or number:

Lear Corporation
21557 Telegraph Road
Southfield, Michigan 48033
(248) 447-1500
Attention: Secretary

$

$          % Senior Notes due 2018
$          % Senior Notes due 2020

PRELIMINARY PROSPECTUS SUPPLEMENT

          , 2010

Citi

J.P. Morgan

Barclays Capital

UBS Investment Bank

HSBC